Exhibit 10.1

AMENDED AND RESTATED BRIDGE TERM LOAN CREDIT AGREEMENT

dated as of

November 18, 2025

among

ALKERMES PLC,

as the TopCo Borrower,

ALKERMES, INC.,

as the U.S. Borrower,

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

as Sole Lead Arranger and Sole Bookrunner

i

Schedules and Exhibits

SCHEDULES:

Schedule 2.01	Commitments
Schedule 3.01	Subsidiaries
Schedule 3.06	Litigation
Schedule 3.07(b)	Healthcare and Regulatory Matters
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.05	Existing Investments
Schedule 6.07	Transactions with Affiliates
Schedule 6.09	Restrictive Agreements

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	[Reserved]
Exhibit C	[Reserved]
Exhibit D	List of Amendment and Restatement Effective Date Documents
Exhibit E	Closing Certificate
Exhibit F-1	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit F-2	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit F-3	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit F-4	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit G-1	[Reserved]
Exhibit G-2	[Reserved]
Exhibit H	[Reserved]
Exhibit I	Form of Compliance Certificate

AMENDED AND RESTATED BRIDGE TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of November 18, 2025, among ALKERMES PLC, a company incorporated under the laws of Ireland (registered number 498284) (the “TopCo Borrower”), Alkermes, Inc., a Pennsylvania corporation and an indirect wholly owned subsidiary of the TopCo Borrower (the “U.S. Borrower” and, together with the TopCo Borrower, each a “Borrower” and, collectively, the “Borrowers”), the Lenders from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Borrowers have entered into the Bridge Term Loan Credit Agreement, dated as of October 22, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among the Borrowers, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

WHEREAS, pursuant to Section 9.02 of the Existing Credit Agreement, the Borrowers have requested that each Lender party thereto (collectively constituting all of the Lenders) (a) agree to increase the aggregate amount of the Commitments to the Maximum Commitment Amount (as defined below) and (b) consent to the amendment and restatement of the Existing Credit Agreement, as set forth in this Agreement.

WHEREAS, the Lenders are willing to increase the aggregate amount of the Commitments to the Maximum Commitment Amount and consent to the amendment and restatement, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto agree that, effective as of the Amendment and Restatement Effective Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance Condition” means the condition with respect to the number of acceptances to the Offer which must be secured in order for the Offer to become or be declared unconditional.

“Acquired Product” means any Product and/or related Intellectual Property acquired or licensed by a Loan Party or any Subsidiary from a Third Party to facilitate the advertisement, design, development, importing, exporting, production, handling, manufacturing, labeling, offering for sale, promotion, sale, testing, use, holding, possession, distribution, storage, security, recordkeeping, or supply of such Product by a Loan Party or a Subsidiary.

“Acquisition” means the purchase, inbound license or other acquisition, or option to purchase, license or otherwise acquire, whether through a single transaction or a series of related transactions, of (a) a majority of the Equity Interests, whether by purchase of such Equity Interests or upon the exercise of an option or warrant for, or conversion of securities into, such Equity Interests, of another Person, (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person, or (c) assets consisting of an Acquired Product, royalty rights or similar assets of such Person.

“Acquisition Agreement” means the Transaction Agreement, dated as of October 22, 2025, by and among ALKERMES PLC, an Irish public limited company with registered number 498284 having its registered office at Connaught House, 1 Burlington Road, Dublin 4, Ireland D04 C5Y6, and AVADEL PHARMACEUTICALS PLC, an Irish public limited company with registered number 572535 having its registered office at 10 Earslfort Terrace, Dublin 2, Ireland (as amended by the Acquisition Agreement Amendment and as further amended by any amendments thereto from time to time after the Amendment and Restatement Effective Date that do not constitute Materially Adverse Amendments or that are approved by the Required Lenders).

“Acquisition Agreement Amendment” means that certain Amendment No. 1 to the Transaction Agreement, dated as of November 18, 2025, by and among ALKERMES PLC, an Irish public limited company with registered number 498284 having its registered office at Connaught House, 1 Burlington Road, Dublin 4, Ireland D04 C5Y6, and AVADEL PHARMACEUTICALS PLC, an Irish public limited company with registered number 572535 having its registered office at 10 Earslfort Terrace, Dublin 2, Ireland.

“Acquisition Consideration” means the sum of the cash purchase price for any Permitted Acquisition payable in respect of such Permitted Acquisition (and which, for the avoidance of doubt, but subject to the proviso in this definition, shall include purchase price adjustment, royalty, earnout, contingent payment, progress payments, milestone payments or other deferred payment of a similar nature) plus the aggregate amount of Indebtedness (of the type that are described in clauses (a) through (g) and (l) of the definition of “Indebtedness”) assumed on such date in connection with such Permitted Acquisition; provided that Acquisition Consideration shall not include any sales-based milestone payments or royalty payments to be made after the closing of any Permitted Acquisition and any future payment that is subject to a contingency shall only be considered Acquisition Consideration up to the amount of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the TopCo Borrower or any of its Subsidiaries.

“Acquisition Documents” means the Scheme Documents or the Offer Documents (as the case may be).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” has the meaning assigned to such term in Section 9.03(d).

“Agreed Form of Scheme Press Release” means the Scheme Press Release to be distributed on or after the Amendment and Restatement Effective Date in substantially final form and in a form agreed by the U.S. Borrower and the Administrative Agent prior to the Amendment and Restatement Effective Date.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Amendment and Restatement Effective Date” has the meaning assigned to such term in Section 4.01.

“Ancillary Document” has the meaning assigned to such term in Section 9.06.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the TopCo Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977.

“Applicable Percentage” means with respect to any Lender, (a) prior to the Closing Date, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitments of all Lenders (if the Commitments have been terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.21 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in such calculation and (b) on and after the Closing Date, a percentage equal to a fraction the numerator of which is the outstanding principal amount of such Lender’s Loans and the denominator of which is the outstanding principal amount of the Loans of all Lenders.

“Applicable Pledge Percentage” means (a) 100% except as otherwise described in clause (b), and (b) 65%, in the case of a pledge by the U.S. Borrower or any Domestic Subsidiary (that is not an Excluded Subsidiary) of its voting Equity Interests in a Foreign Subsidiary (other than an Irish Subsidiary) treated as a CFC or a Domestic Foreign Holding Company.

“Applicable Rate” means, for any day, with respect to any ABR Loan, any Term Benchmark Loan or any RFR Loan, the applicable rate per annum set forth below under the caption “ABR Spread”, “Term Benchmark Spread” or “RFR Spread”, as the case may be, for such day (based upon the number of days after the Closing Date):

Days after the Closing Date	ABR Spread	Term Benchmark and RFR Spread
0-90 days	2.00%	3.00%
91-180 days	2.25%	3.25%
181-270 days	2.50%	3.50%
271 days and thereafter	2.75%	3.75%

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” means JPMorgan Chase Bank, N.A., in its capacity as the sole bookrunner and sole lead arranger hereunder.

“Asset Sale” means any Disposition by the TopCo Borrower or any of its Subsidiaries outside the ordinary course of business (as determined in good faith by the Borrowers) (including, for the avoidance of doubt, any Disposition pursuant to any casualty event or condemnation proceeding), but in each case excluding (i) any asset sales or other Dispositions (including any issuances of Equity Interests by any Subsidiary) between or among the TopCo Borrower and its Subsidiaries, (ii) any asset sales or other Dispositions of Unrestricted Margin Stock, (iii) the sale, exchange or other disposition of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice, (iv) any license of intellectual property or grant of rights for development, manufacture, production, commercialization, collaboration, marketing, co-promotion, or distribution consistent with past practice, (v) dispositions of property or assets no longer used or useful or that are obsolete (as reasonably determined by the Borrowers) and (vi) asset sales and other Dispositions, the Net Proceeds of which do not exceed $75,000,000 in the aggregate (and only any amount in excess of such threshold shall constitute Net Proceeds for purposes of Section 2.11(b)).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to the TopCo Borrower or any Subsidiary by the Administrative Agent, any Lender or any of their respective Affiliates (or was a Lender or an Affiliate of a Lender at the time of providing such services): (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the TopCo Borrower or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the TopCo Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, examiner, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Daily Simple SOFR; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides (in consultation with the U.S. Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines (in consultation with the U.S. Borrower) that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent reasonably decides (in consultation with the U.S. Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrowers” has the meaning assigned to such term in the introductory paragraph.

“Borrower-Related Person” has the meaning assigned to such term in Section 9.03(b).

“Borrowing” means a Loan of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrowers.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City, Chicago and Ireland; provided that, in addition to the foregoing, a Business Day shall be any such day that is a U.S. Government Securities Business Day (a) in relation to any interest rate settings of any RFR Loan, or any other dealings of such RFR Loans and (b) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate.

“Capital Lease Obligations” of any Person means, subject to Section 1.04(a), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the TopCo Borrower or any of its Subsidiaries:

(a) (i) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than two (2) years from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof and (ii) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or political subdivision or taxing authority thereof that is rated AAA by S&P and Aaa by Moody’s maturing within two (2) years from the date of acquisition thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than two years from the date of acquisition thereof;

(c) commercial paper issued by a corporation or other Person rated at least “A-2” or “P-2” or the equivalent thereof by Moody’s or S&P or Fitch (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within two years from the date of acquisition thereof;

(d) marketable short-term money market and similar highly liquid securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Lender Representative) and in each case maturing within two years from the date of acquisition thereof;

(e) solely with respect to Foreign Subsidiaries, investments of the type and maturities described in clauses (a) through (c) above, issued where relevant, by any commercial bank of recognized international standing chartered in the country where such Foreign Subsidiary is domiciled having unimpaired capital and surplus of at least $1,000,000,000, provided such country is a member of the Organization for Economic Cooperation and Development, and such bank maintains a short-term commercial paper rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(f) (i) Dollars, Euros, Pounds Sterling, Swiss Francs, Canadian dollars or any national currency of any member state of the European Union or (ii) any other foreign currency held by the TopCo Borrower or any of its Subsidiaries in the ordinary course of business;

(g) Investments, classified in accordance with GAAP as current assets of the TopCo Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) through (e) of this definition;

(h) Investments made in accordance with the global fixed income investment policy approved by the Chief Financial Officer of the TopCo Borrower as in effect on the Effective Date, a copy of which has been furnished to the Administrative Agent, and as the same may be amended, supplemented or otherwise modified from time to time after the Effective Date with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“Certain Funds Covenant” means any covenant of the Borrowers under any of Sections 5.08, 5.11 (other than clause (xi)), 6.01, 6.02, 6.03, 6.04 and 6.08, in each case, for the avoidance of doubt, not with respect to the Target or any subsidiary of the Target and excluding any procurement obligation with respect to the Target or any subsidiary of the Target.

“Certain Funds Event of Default” means any Event of Default with respect to either of the Borrowers under any of Sections 7.01(a), 7.01(b), 7.01(c) (insofar as it relates to a breach of any Certain Funds Representation), 7.01(d) (insofar as it relates to a breach of any Certain Funds Covenant), 7.01(e) (insofar as it relates to a breach of any Certain Funds Covenant), 7.01(h), 7.01(i) or 7.01(n); provided, however, that any Event of Default under (i) Section 7.01(d) or Section 7.01(e) arising as a result of a breach of Section 5.11(a)(iv), Section 5.11(a)(v), Section 5.11(b)(iii), Section 6.01, Section 6.02, Section 6.03 or Section 6.04 or (ii) Section 7.01(n)(i), shall be deemed not to constitute a Certain Funds Event of Default unless the event or circumstance giving rise to the relevant Event of Default or breach of the Certain Funds Covenant as the case may be is materially prejudicial to the interests of the Lenders under this Agreement taken as a whole in the context of the Transactions.

“Certain Funds Period” means the period from and including the Effective Date and ending on the date on which a Mandatory Cancellation Event occurs or exists; it being understood that the Certain Funds Period will end on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists.

“Certain Funds Purposes” means (a) where the Target Acquisition proceeds by way of a Scheme: (i) payment (directly or indirectly) of the cash consideration payable by the TopCo Borrower to the holders of the Target Shares in consideration of such Target Shares being acquired by the TopCo Borrower; (ii) payment (directly or indirectly) of the cash consideration payable to holders of options to acquire Target Shares or to other holders of equity awards in the Target pursuant to any proposal in respect of those options or other equity awards as required by the Takeover Rules; and (iii) payment (directly or indirectly) of the fees, costs and expenses in respect of the Transactions (including stamp duty); or (b) where the Target Acquisition proceeds by way of an Offer: (i) payment (directly or indirectly) of the cash consideration payable by the TopCo Borrower to the holders of the Target Shares subject to the Offer in consideration of the acquisition of such Target Shares pursuant to the Offer; (ii) payment (directly or indirectly) of the cash consideration payable to the holders of Target Shares pursuant to the exercise by the TopCo Borrower of the Squeeze-Out Rights; (iii) payment (directly or indirectly) of the cash consideration payable to holders of options to acquire Target Shares or to other holders of equity awards in the Target pursuant to any proposal in respect of those options or equity awards as required by the Takeover Rules; and (iv) payment (directly or indirectly) of the fees, costs and expenses in respect of the Transactions (including stamp duty).

“Certain Funds Representation” means any representation and/or warranty as it relates to the Borrowers only under any of Sections 3.01(a) (it being understood that failure to maintain any good standing status or similar status in any jurisdiction shall not constitute a breach of this provision), 3.02, 3.03(b) (with respect to (b)(ii) to the Knowledge of the Borrowers) and the last sentence of 3.18 in each case, for the avoidance of doubt, not with respect to the Target or any Subsidiary of the Target.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Effective Date, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) shall become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 of the Securities Exchange Act of 1934 as in effect on the Effective Date), directly or indirectly, of more than 35% of the then outstanding voting securities having ordinary voting power of the TopCo Borrower; or (b) the failure of the Topco Borrower, directly or indirectly through Wholly-Owned Subsidiary Guarantors, to own all of the Equity Interests in the U.S. Borrower.

“Change in Law” means the occurrence after the Effective Date of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.16.

“Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Agreements” means research or development agreements (including co-development), sponsored research agreements, material transfer agreements, licensing agreements (including royalty agreements), collaboration agreements (including joint ventures) and option agreements, in each case relating to uncommercialized product candidates and entered into with a third party.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents to secure the Secured Obligations; provided that the Collateral shall exclude Excluded Assets.

“Collateral Documents” means, collectively, the U.S. Security Agreement, the Irish Collateral Documents, the Mortgages, if any, the Intellectual Property Security Agreements, the Reaffirmation Agreement and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, pledges, assignments or similar agreements, whether heretofore, now, or hereafter executed by any Borrower or any other Loan Party and delivered to the Administrative Agent to secure the Secured Obligations.

“Commitment” means, (a) with respect to any Lender, the amount set forth on Schedule 2.01 opposite such Lender’s name under the heading “Commitment”, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9- 102(a)(70) of the New York Uniform Commercial Code) contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable, and giving effect to (i) any reduction in such amount from time to time pursuant to Section 2.09 or Section 2.11 and (ii) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (b) as to all Lenders, the aggregate Commitments of all Lenders to make Loans. The initial aggregate amount of the Commitments on the Amendment and Restatement Effective Date is the Maximum Commitment Amount.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to Section 8.03, including through an Approved Electronic Platform.

“Companies Act” means the Companies Act 2014 of Ireland as amended.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” means with reference to any period, the cash interest expense (including cash rent or cash interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the TopCo Borrower and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the TopCo Borrower and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP), net of any cash interest income, and excluding the amortization of debt issuance costs and any interest expense actually “paid in kind” or accreted during such period. In the event that the TopCo Borrower or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Cash Interest Expense shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus,

(a) without duplication and to the extent (other than with respect to clauses (iv) and (xv) below) deducted from revenues in determining Consolidated Net Income for such period,

(i) consolidated interest charges, and, to the extent not reflected in such consolidated interest charges, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense or interest expense under Capital Lease Obligations that is treated as interest expense in accordance with GAAP plus (C) the implied interest component of Synthetic Leases plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments plus (E) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (F) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program,

(ii) the provision for Federal, state, local and foreign income taxes,

(iii) depreciation and amortization expense,

(iv) pro forma “run rate” cost savings, operating expense reductions, operational improvements and cost synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of the U.S. Borrower) related to asset sales, Acquisitions, Investments, Dispositions, operating improvements, restructurings, cost saving initiatives and other similar initiatives and transactions projected by the U.S. Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the U.S. Borrower) within 24 months (for the avoidance of doubt including in connection with any of the foregoing, or actions taken, prior to the Effective Date); provided that the amounts under this clause (a)(iv) shall not exceed 20% of Consolidated EBITDA for any Reference Period as calculated after giving effect to all adjustments,

(v) (A) compensation paid to employees in the form of common stock and (B) any costs or expenses incurred by the TopCo Borrower or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement,

(vi) one-time non-recurring transaction fees, costs and expenses (whether or not consummated), including in connection with Acquisitions and other Investments, Dispositions and the incurrence or issuance of Indebtedness and Equity Interests, integration, reorganization and restructuring costs, litigation fees, costs and expenses and facility consolidation and closing costs incurred in connection with reorganizations, restructurings and Investments (including, the incurrence of Indebtedness in connection therewith) and Dispositions not otherwise prohibited hereunder; provided that such fees, costs and expenses (A) are incurred within twelve (12) months of the occurrence of such applicable triggering event and (B) the aggregate amount of fees, costs and expenses added back pursuant to this clause (a)(vi), together with amounts added back pursuant to clauses (a)(vii), (a)(xiii) and (a)(xvi) below, shall not exceed 25% of Consolidated EBITDA for any Reference Period (after giving effect to all adjustments),

(vii) severance costs and expenses, payments to employees on account of their equity ownership and one-time compensation charges incurred in connection with reorganizations, restructurings and Investments (including, the incurrence of Indebtedness in connection therewith), the incurrence or issuance of Indebtedness and Equity Interests and Dispositions not otherwise prohibited hereunder; provided that such costs, expenses and payments (A) are incurred within twelve (12) months of the occurrence of such applicable triggering event and (B) the aggregate amount of costs, expenses and payments added back pursuant to this clause (a)(vii), together with amounts added back pursuant to clause (a)(vi) above and clause (a)(xiii) and (a)(xvi) below, shall not exceed 25% of Consolidated EBITDA for any Reference Period (after giving effect to all adjustments),

(viii) fees, costs and other expenses incurred in connection with the Transactions,

(ix) the effects of adjustments pursuant to GAAP resulting from purchase accounting in relation to Investments not prohibited by this Agreement, or the amortization or write-off of any amounts thereof, net of taxes, in each case, which do not represent a cash item in such period or any future period,

(x) losses associated with the revaluation of earnouts, milestones or other similar contingent obligations incurred in connection with the Transactions or any other Investment not prohibited by this Agreement (including upfront, earnout or milestone payments),

(xi) up-front and milestone payments payable under Collaboration Agreements or in connection with any Acquisition,

(xii) other expenses or items reducing Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the TopCo Borrower and its Subsidiaries for such Reference Period),

(xiii) extraordinary, unusual or non-recurring cash items; provided that the aggregate amount of cash items added back pursuant to this clause (a)(xiii), together with amounts added back pursuant to clauses (a)(vi) and (a)(vii) above and (a)(xvi) below, shall not exceed 25% of Consolidated EBITDA for any Reference Period (after giving effect to all adjustments),

(xiv) charges, losses, lost profits, expenses (including litigation expenses, fee and charges) or write-offs to the extent indemnified or insured by a third party, including expenses or losses covered by indemnification provisions or by any insurance provider in connection with the Transactions, a Permitted Acquisition or any other acquisition or Investment, Disposition or any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party that constitutes Collateral, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed in cash within one (1) year after the related amount is first added to Consolidated EBITDA pursuant to this clause (a)(xiv) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA during the next Reference Period),

(xv) proceeds of business interruption insurance (whether or not then received so long as the U.S. Borrower in good faith expects the TopCo Borrower or its Subsidiaries to receive such proceeds within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (a)(xv) (and if not so reimbursed within one (1) year, such amount shall be deducted from Consolidated EBITDA during the next Reference Period)), and

(xvi) fees and settlement expenses (including fees of counsel) associated with disputes or litigation, including, but not limited to, patent infringement disputes or litigation personnel; provided that the aggregate amount of fees and settlement expenses added back pursuant to this clause (a)(xvi), together with amounts added back pursuant to clauses (a)(vi), (a)(vii) and (a)(xiii) above, shall not exceed 25% of Consolidated EBITDA for any Reference Period (after giving effect to all adjustments), minus,

(b) to the extent included in Consolidated Net Income for such period,

(i) all non-cash gains increasing Consolidated Net Income (in each case of or by the TopCo Borrower and its Subsidiaries for such Reference Period) (excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period),

(ii) all interest income for such period,

(iii) all Tax benefits for such period to the extent not netted in determining the amount for clause (a)(ii) above,

(iv) one-time, nonrecurring gains for such period,

(v) non-cash purchase accounting adjustments,

(vi) amounts received in respect of non-recurring upfront, earnout or milestone payments or other similar contingent non-recurring amounts in connection with any Disposition, and

(vii) gains associated with the revaluation of earnouts, milestones or other similar contingent obligations incurred in connection with the Transactions or any other Investment not prohibited under this Agreement (including upfront, earnout or milestone payments).

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the TopCo Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the TopCo Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any Acquisition that involves payments (including contemporaneous payments and payments expected to be made at a later date (including in future fiscal quarters) in the reasonable judgment of the U.S. Borrower) of consideration by the TopCo Borrower and its Subsidiaries in excess of an aggregate amount of $50,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that involves gross proceeds (including contemporaneous gross proceeds and gross proceeds expected to be received at a later date (including in future fiscal quarters) in the reasonable judgment of the U.S. Borrower) to the TopCo Borrower or any Subsidiaries in excess of an aggregate amount of $50,000,000.

“Consolidated Interest Coverage Ratio” means the ratio, determined as of the last day of the then most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) of (a) Consolidated EBITDA for the most recently ended four fiscal quarter period to (b) Consolidated Cash Interest Expense, all calculated for the period of four consecutive fiscal quarters ending with the end of such fiscal quarter and all calculated for the TopCo Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the TopCo Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the TopCo Borrower or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the TopCo Borrower or any Subsidiary thereof.

“Consolidated Secured Net Indebtedness” means, at any time of determination, Consolidated Total Net Indebtedness at such time that is secured by any asset of the TopCo Borrower or any of its Subsidiaries.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the TopCo Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means, as of the date of any determination thereof, the sum, without duplication, of the (a) the aggregate Indebtedness of the type that are described in clauses (a), (b) and (h) (other than obligations under any automobile leases) of the definition of “Indebtedness” of the TopCo Borrower and its Subsidiaries, calculated on a consolidated basis as of such date in accordance with GAAP, (b) the aggregate amount of Indebtedness of the TopCo Borrower and its Subsidiaries relating to letters of credit (but only to the extent drawn and not reimbursed or cash collateralized), (c) purchase money Indebtedness of the TopCo Borrower and its Subsidiaries, calculated on a consolidated basis as of such date in accordance with GAAP and (d) Indebtedness of the type referred to in clauses (a), (b) or (c) hereof of another Person guaranteed by the TopCo Borrower or any of its Subsidiaries up to the specified amount for which repayment is guaranteed, if any.

“Consolidated Total Net Indebtedness” means, at any time of determination, the excess, if any, of (i) Consolidated Total Indebtedness over (ii) the lesser of (x) the amount of unrestricted cash and Cash Equivalents of the TopCo Borrower and its Subsidiaries and (y) $500,000,000, in each case of (i) and (ii), as of such time.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any enforceable agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Court” means the High Court of Ireland.

“Court Meeting” means the meeting or meetings of Target Shareholders (including any adjournment thereof) convened or to be convened at the direction of the Court for the purposes of considering and, if thought fit, approving the Scheme.

“Court Order” means the order of the Court sanctioning the Scheme under Section 453 of the Companies Act.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.19.

“CVRs” means any contingent value rights or like instruments issued in connection with the Transactions in accordance with the Acquisition Agreement.

“Credit Exposure” means, as to any Lender at any time, an amount equal to the aggregate principal amount of such Lender’s Loans outstanding at such time.

“Credit Party” means the Administrative Agent or any Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to any Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“DEA” means the Drug Enforcement Administration of the United States of America, and any successor agency thereof.

“Debt Issuance” means the issuance and sale of any debt securities (including any debt securities convertible or exchangeable into equity securities or hybrid debt-equity securities) or the incurrence of any Indebtedness for borrowed money by the TopCo Borrower or any of its Subsidiaries in each case, excluding (i) intercompany securities or Indebtedness between or among the TopCo Borrower or any Subsidiary, (ii) any ordinary course short-term working capital facilities, letter of credit or overdraft facilities and cash management facilities, (iii) purchase money indebtedness and equipment financings incurred in the ordinary course of business, (iv) Indebtedness with respect to Capital Lease Obligations incurred in the ordinary course of business, (v) deferred purchase price obligations and (vi) other Indebtedness (other than any Indebtedness the stated use of proceeds of which is to fund all or a portion of the Target Acquisition) the Net Proceeds of which do not to exceed $50,000,000 in the aggregate; provided that the incurrence by the TopCo Borrower or any Subsidiary of any Indebtedness the stated use of proceeds of which is to fund all or a portion of the Target Acquisition shall constitute a Debt Issuance.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) [reserved] or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Loan Party or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit

Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Non-Cash Consideration” means the fair market value (as determined by the U.S. Borrower in good faith) of non-cash consideration received by the Loan Parties and their Subsidiaries in connection with a Disposition pursuant to Section 6.04(j) that is designated as Designated Non-Cash Consideration by the U.S. Borrower.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any Sale and Leaseback Transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interest that is not Disqualified Equity and/or cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the repayment in full of all the Loans and all other Obligations that are accrued and payable and the termination or expiration of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity and/or cash in lieu of fractional shares), in whole or in part (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the repayment in full of all the Loans and all other Obligations that are accrued and payable and the termination or expiration of the Commitments), (c) requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital (other than the payment of cash in lieu of redemption of fractional shares) or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the repayment in full of all the Loans and all other Obligations that are accrued and payable, and the termination or expiration of the Commitments), in the case of each of clauses (a) through (d), prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interests are issued to any plan for the benefit of employees of the TopCo Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity solely because they may be required to be repurchased by the TopCo Borrower or any Subsidiary thereof in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means (a) Persons that are specifically identified by the U.S. Borrower to the Administrative Agent in writing prior to the Effective Date, (b) any Person that is reasonably determined by the U.S. Borrower after the Effective Date to be a competitor of any Borrower or its Subsidiaries and which is specifically identified in a written supplement to the list of “Disqualified Institutions”, which supplement shall become effective three Business Days after delivery thereof to the

Administrative Agent and the Lenders in accordance with Section 9.01, (c) subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) any Person specifically identified in a written supplement to the list of “Disqualified Institutions”, which supplement shall become effective three Business Days after the later of (i) delivery thereof to the Administrative Agent in accordance with Section 9.01 and (ii) the Administrative Agent’s consent and (d) in the case of the foregoing clauses (a), (b) and (c), any of such entities’ Affiliates to the extent such Affiliates (x) are clearly identifiable as Affiliates of such Persons based solely on the similarity of such Affiliates’ and such Persons’ names and (y) are not bona fide debt investment funds. It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Institutions contemplated by the foregoing clause (b) shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans or Commitments (but solely with respect to such Loans or Commitments, as applicable), (ii) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution, (iii) the U.S. Borrower’s failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective and (iv) “Disqualified Institution” shall exclude any Person the U.S. Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time in accordance with Section 9.01.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Foreign Holding Company” mean any Domestic Subsidiary that owns no material assets (directly or through one or more disregarded entities) other than capital stock (including any debt instrument treated as equity for U.S. federal income tax purposes) of (a) one or more Foreign Subsidiaries (other than any Irish Subsidiaries) that are CFCs or (b) one or more other Domestic Foreign Holding Companies.

“Domestic Loan Party” means a Loan Party organized under the laws of a jurisdiction located in the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“DQ List” has the meaning assigned to such term in Section 9.04(e)(iv).

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means October 22, 2025.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, regulations, orders and similar legally binding requirements of any relevant Governmental Authority relating to pollution or protection of the environment or natural resources, the management, release or threatened release of any Hazardous Material or to the protection of human health and safety from the presence of Hazardous Materials; provided that, Environmental Laws do not include any Healthcare Laws.

“Environmental Liability” means any Liability resulting from (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the indoor or outdoor environment or (e) any contract pursuant to which Liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other similar rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible (including Permitted Convertible Debt) into any of the foregoing.

“Equity Issuance” means any sale or issuance for cash by the TopCo Borrower or its Subsidiaries to any other Person of (a) its Equity Interests (including pursuant to the exercise of options or warrants and/or the conversion of any loans or debt securities to equity) or (b) any options or warrants relating to its Equity Interests, but excluding, (i) issuances to the TopCo Borrower or any of its Subsidiaries, (ii) issuances pursuant to employee stock plans or other benefits or employee incentive arrangements or issued as compensation to officers and/or directors, (iii) issuance of directors’ qualifying shares and/or other nominal amounts required to be held by Persons other than the TopCo Borrower or its Subsidiaries under applicable law, (iv) issuances pursuant to dividend reinvestment programs or (v) other issuances yielding Net Proceeds that do not exceed $50,000,000 in the aggregate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Plan administrator of any notice indicating an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Loan Party or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate from a Multiemployer Plan of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon any Loan Party or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Section 4245 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Events of Default” has the meaning assigned to such term in Section 7.01.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals.

“Excluded Accounts” shall mean “Excluded Accounts” as defined in the U.S. Security Agreement.

“Excluded Assets” means: (1) any Excluded Real Property and all leasehold interests in real property, (2) any “intent-to-use” application for registration of a trademark filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051 (the “Lanham Act”), prior to the filing and acceptance of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or the accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act, in each case, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such “intent-to-use” application under applicable federal law, (3) assets in respect of which pledges and security interests (x) are prohibited or restricted by any law or regulation or any contractual obligation (including any requirement to obtain the consent of any third party) (other than consent from the TopCo Borrower or any Subsidiary), in each case other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law; provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions or restrictions, such assets shall automatically cease to constitute Excluded Assets or (y) would require a governmental (including regulatory) consent, approval, license or authorization in order to provide the lien that is required on the Effective Date or at the time the relevant Subsidiary Guarantor becomes a Subsidiary Guarantor, (4) Equity Interests in any entity other than Wholly-Owned Subsidiaries to the extent pledges thereof are not permitted by such entity’s organizational or joint venture documents or any contractual obligation of such Person, to the extent such contractual obligation is permitted under the Loan Documents (unless any such restriction would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law), (5) assets subject to certificates of title, (6) letter of credit rights (other than to the extent representing Supporting Obligations) with an individual value of less than $15,000,000, (7) commercial tort claims with an individual value of less than $15,000,000, (8) any lease, license or other agreement or any property subject thereto or subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto, other than in favor of any Borrower or any Subsidiary Guarantor (other than (x) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (y) to the extent that any such term has been waived or (z) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law) or any asset subject to Liens securing permitted acquired Indebtedness (limited to the acquired assets and to the extent a grant of a security interest therein is prohibited thereby or otherwise requires a consent); provided that, immediately upon the ineffectiveness, lapse or termination of any such term, such assets in this clause 8 shall automatically cease to constitute Excluded Assets, (9) Excluded Accounts, (10) foreign assets (other than (a) Equity Interests in Material Foreign Subsidiaries not in excess of the Applicable Pledge Percentage, (b) Equity Interests in Irish Subsidiaries (other than Excluded Subsidiaries) and (c) other assets owned by Irish Subsidiaries), (11) Equity Interests in Domestic Foreign Holding Companies and First Tier Foreign Subsidiaries (other than Irish Subsidiaries) that are CFCs, in each case, in excess of the Applicable Pledge Percentage; (12) accounts receivable and related assets transferred, pledged, factored, sold or purportedly transferred pursuant to, and in accordance with, a permitted receivables financing and any deposit account that is used to hold collections on any of such accounts receivable and related assets; (13) Equity Interests in any Subsidiary that is a captive insurance company, not-for-profit subsidiary, special purpose entity or any Subsidiary acquired pursuant to a permitted Acquisition whose pledge is restricted pursuant to permitted assumed Indebtedness with respect thereto; (14) Margin Stock; (15) any assets to the extent a security interest in such asset would result in material adverse tax consequences to the TopCo Borrower or its direct or indirect Subsidiaries as reasonably determined by the U.S. Borrower in consultation with the Administrative Agent and (16) those assets as to which the Administrative Agent and the U.S. Borrower reasonably agree that the cost, burden, difficulty or consequence of obtaining such a security interest or perfection thereof outweighs, or are excessive in relation to, the practical benefit to the Lenders of the security to be afforded thereby. Notwithstanding the foregoing, Excluded Assets shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Real Property”: means (a) any owned real property having a fair market value of $25,000,000 or less, as determined in good faith by the U.S. Borrower as of the Closing Date or otherwise at the time of acquisition thereof, (b) any real property located outside of the United States and (c) any leasehold rights and interests in real property.

“Excluded Subsidiary” means (a) any Domestic Foreign Holding Company, (b) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Domestic Foreign Holding Company or a CFC (other than any CFC that is an Irish Subsidiary), (c) any Subsidiary (i) that is prohibited or restricted from Guaranteeing the Secured Obligations by (A) any law or regulation or (B) any contractual obligation (including any requirement to obtain the consent of any third party (other than consent from the TopCo Borrower or any Subsidiary)) that, in the case of this clause (B), exists on the Effective Date or at the time such Subsidiary becomes a Subsidiary and was not incurred in contemplation of its becoming a Subsidiary (including pursuant to assumed Indebtedness, so long as such Indebtedness is permitted to be assumed under this Agreement); provided that the Borrowers shall use reasonable endeavors to overcome such prohibition or restriction, (ii) that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a Guarantee of the Secured Obligations that is required on the Effective Date or at the time such Subsidiary becomes a Subsidiary or (iii) for which the provision of a Guarantee by such Subsidiary of the Secured Obligations would result in adverse tax consequences to the TopCo Borrower or its direct or indirect Subsidiaries as determined in good faith by the U.S. Borrower in consultation with the Administrative Agent, (d) any Subsidiary that is a captive insurance company, a not-for-profit subsidiary or special purpose entity, (e) any Subsidiary that is not a direct or indirect wholly-owned Subsidiary of the TopCo Borrower, (f) any Foreign Subsidiary other than any Irish Subsidiary and (g) those Subsidiaries as to which the Administrative Agent and the U.S. Borrower reasonably agree that the cost, burden, difficulty or consequence of obtaining a Guarantee of the Secured Obligations from such Subsidiary outweighs, or are excessive in relation to, the practical benefit to the Lenders of the Guarantee to be afforded thereby. For the avoidance of doubt and notwithstanding anything to the contrary set forth herein or in any other Loan Document, in no event shall the U.S. Borrower be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), (d) any withholding Taxes imposed under FATCA and (e) Taxes imposed by Ireland if, (i) on the date on which the payment falls due, the payment could have been made to the relevant Lender without a deduction or withholding on account of Tax if the Lender had been an Irish Qualifying Lender, but on that date that Lender is not or has ceased to be an Irish Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Irish Treaty or any published practice or published concession of any relevant taxing authority; or (ii) the relevant Lender is an Irish Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without deduction or withholding on account of Tax had that Lender complied with its obligations under Section 2.17(f)(iii) below.

“Exclusive License” means any license to develop and commercialize a drug or other product line of any Person with a term greater than 10 years and made on an exclusive basis.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” means the U.K. Financial Conduct Authority.

“FDA” has the meaning assigned to such term in Section 3.07(b)(i).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f), as amended from time to time, including Medicare, managed Medicare, state Medicaid programs, managed Medicaid, state Medicaid waiver programs, state CHIP programs, TRICARE, “state health care programs” as defined in 42 U.S.C. §1320a-7(h), and similar federal, state or local health care programs or successor programs funded in whole or in part by, or for the benefit of, any Governmental Authority.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means the fee and syndication letter, dated as of the Amendment and Restatement Effective Date, between the Borrowers and JPMorgan Chase Bank, N.A, as amended, restated, supplemented or otherwise modified from time to time.

“Final Release Conditions” has the meaning assigned to such term in Section 9.14(c).

“Financial Covenants” means the covenants set forth in Section 6.13 of this Agreement.

“Financial Officer” means, with respect to any Person, (a) the chief financial officer, vice president of finance, principal accounting officer, treasurer or controller of such Person or (b) any other individual designated as a “Financial Officer” of such Person by any of the foregoing officers of such Person described in clause (a) in writing to the Administrative Agent and reasonably acceptable to the Administrative Agent.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the TopCo Borrower and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Loan Parties directly owns more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Alternate Base Rate, the Term SOFR Rate or the Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Term SOFR and Daily Simple SOFR shall be 0.00% and the initial Floor for the Alternate Base Rate shall be 1.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Meeting” means the general meeting of the Target Shareholders (or any adjournment thereof) to be convened in connection with the implementation of a Scheme.

“General Meeting Resolutions” means the resolutions to be proposed at and voted on at the General Meeting for the purposes of, amongst other things, approving the Scheme, as will be set out in the Scheme Circular.

“Good Clinical Practices” means standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials promulgated by applicable Regulatory Authorities, including 21 C.F.R. Parts 11, 50, 54, 56 and 312.

“Good Laboratory Practices” means standards for conducting non-clinical laboratory studies promulgated by applicable Regulatory Authorities, including those set forth in 21 C.F.R. Part 58.

“Good Manufacturing Practices” means current good manufacturing practices promulgated by applicable Regulatory Authorities, including those set forth in 21 C.F.R. Parts 210 and 211, 600, 606, 610 and 820.

“Governmental Authority” means the government of the United States of America, the European Union or any other nation or any political subdivision thereof, whether state or local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (b) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably possible liability in respect thereof as reasonably determined by the U.S. Borrower in good faith.

“Guaranty” means that certain Guaranty dated as of the Effective Date (including any and all supplements thereto) and executed by the Loan Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls and all other substances or wastes regulated pursuant to, or that may result in Liability under, any Environmental Law due to their deleterious nature.

“Health Care Laws” means: (a) all local, state, federal and foreign health care laws, including but not limited to laws related to (i) health care fraud and abuse, including the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud law (18 U.S.C. § 1347), the criminal false claims and false statements statutes (e.g., 42 U.S.C. § 1320a-7b(a), 18 U.S.C. §§ 286, 287, 1347, 1349, and 1001), the Stark law (42 U.S.C. § 1395nn), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the Federal Health Care Program Overpayment Statute (42 U.S.C. § 1320a-7k(d)) and the exclusion authorities (42 U.S.C. § 1320a-7); (ii) the Medicare Secondary Payor Statute (42 U.S.C. § 1395y(b)); (iii) the Clinical Laboratory Improvement Amendments (42 U.S.C. § 263a); (iv) health information privacy, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. §§ 17921 et seq.), the U.S. Federal Trade Commission health breach notification rule, and state laws regulating health information, consumer health data, medical records, and privacy, security, and breaches; (v) the safety, efficacy, research, formulation, design, development, manufacture, ownership, testing, storage, security, diversion, trafficking, transportation, distribution, supply, packaging, recordkeeping, processing, production, handling, use, distribution, marketing, labeling, promotion, advertising, holding, possession, import or export, disposal, or sale or offer for sale of any product, controlled substance, controlled substance analogue, listed chemical, active pharmaceutical ingredient, or any other such substance, service, operation or activity of the Loan Parties, including, without limitation, (v) the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) (the “FDCA”); (w) the Controlled Substances Act (21 U.S.C. § 801 et seq.), the Controlled Substances Import and Export Act (21 U.S.C. § 951 et seq.), and the Comprehensive Drug Abuse Prevention and Control Act of 1970 (Pub. L. No. 91-513) (collectively, the “CSA”); (x) the Poison Prevention Packaging Act of 1970 (Pub. L. No. 91-601); (y) the Public Health Service Act (42 U.S.C. § 201 et seq.)(the “PHSA”); and (z) those Laws and other requirements of the FDA, Drug Enforcement Administration and any successor agency thereto (“DEA”), U.S. Department of Justice and any successor agency thereto (“DOJ”), Ireland’s Health Products Regulatory Authority (“HPRA”), European Medicines Agency (“EMA”), and similar federal, state, local, and foreign Regulatory Authorities; and (vi) Good Manufacturing Practices, good distribution practices, Good Laboratory Practices, and Good Clinical Practices; (b) laws applicable to Federal Health Care Programs, including the Medicare statute (Title XVIII of the Social Security Act) and the Medicaid Statute (Title XIX of the Social Security Act), and laws applicable to claims for reimbursement submitted by the Loan Parties or their respective businesses to any third-party payor that is not a Federal Health Care Program; (c) licensure, quality, safety and accreditation requirements under applicable federal, state, local or foreign laws or regulations or healthcare-related Governmental Authority; (d) the Inflation Reduction Act; (e) government pricing and price reporting laws, and the processing of any applicable rebate, chargeback or adjustment, under such laws, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), PHSA (including 42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program, Federal Supply Schedule of the General Services Administration or U.S. Department of Veterans Affairs agreement, and any similar or successor government programs; (f) with respect to (a)-(e), any similar laws of any Governmental Authority (including any successor Governmental Authority that implements, enforces or otherwise has authority relating to such laws); (g) the regulations promulgated under, pursuant to, or that implement the laws in (a)-(f); and (h) any amendments to the laws and regulations in (a)-(g).

“Health Care Permits” has the meaning assigned to such term in Section 3.07(b)(vi).

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business, (y) any earn-out, deferred, royalty, milestone or similar obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable and (z) expenses accrued in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property at the time of determination (in the U.S. Borrower’s good faith estimate), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under Sale and Leaseback Transactions and (l) all obligations of such Person in respect of Disqualified Equity. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by operation of law as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness (including any Guarantees constituting Indebtedness) for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the fair market value of such identified asset as determined by such Person in good faith. Notwithstanding anything to the contrary in this definition, the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller (and for the avoidance of doubt, “Indebtedness” shall not include the CVRs), (iii) obligations under Sale and Leaseback Transactions to the extent such obligations are not reflected as a liability on the consolidated balance sheet of the TopCo Borrower (iv) milestone payments, (v) obligations under any Swap Agreements, including any such obligations which is a forward equity commitment or confirmation or forward equity sale agreement, any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction, (vi) accruals for payroll and other similar employee liabilities accrued in the ordinary course of business or (vii) any obligations under a Receivables Purchase Transaction (to the extent such obligations are not or are not required to be shown as liabilities on the balance sheet of such Person in accordance with GAAP).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Intellectual Property” shall mean all right, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks (including the goodwill associated therewith), trade secrets, technology, know-how and processes, and all applications and registrations for any of the foregoing, and all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Security Agreement” means any agreement executed on or after the Effective Date confirming or effecting the grant of any Lien on or security interest in United States registered or applied for patents, trademarks and copyrights owned by any Loan Party and exclusive licenses of United States registered copyrights granted to a Loan Party, as applicable, by any Loan Party to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in accordance with this Agreement and the U.S. Security Agreement or the Irish Collateral Documents.

“Interest Election Request” means a request by any Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date and (c) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as any Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request unless reinstated pursuant to Section 2.14(e). For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning assigned to such term in Section 6.05.

“Irish Collateral Documents” means the Irish Security Agreement, any Irish Share Charge and any other Collateral Document governed by the laws of Ireland.

“Irish Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a) a bank within the meaning of section 246(1) TCA which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3)(a) TCA; or

(b)

(i) a body corporate that is resident for the purposes of Tax in a member state of the European Communities (other than Ireland) or in a territory with which Ireland has an Irish Treaty that is in effect by virtue of section 826(1) TCA or in a territory with which Ireland has signed an Irish Treaty which will come into effect once all the ratification procedures set out in section 826(1) TCA have been completed (residence for these purposes to be determined in accordance with the laws of the territory of which the Lender claims to be resident) where that member state or territory imposes a Tax that generally applies to interest receivable in that member state or territory by companies from sources outside that member state or territory; or

(ii) a body corporate where interest payable in respect of an advance:

(A)	is exempted from the charge to Irish income Tax under an Irish Treaty having force of law under the procedures set out in section 826(1) TCA; or

(B)

would be exempted from the charge to Irish income Tax under an Irish Treaty entered into on or before the payment date of that interest if that Irish Treaty had the force of law under the provisions set out in section 826(1) TCA at that date; or

(iii) a U.S. corporation, provided the U.S. corporation is incorporated in the U.S. and is taxed in the U.S. on its worldwide income; or

(iv) a U.S. Limited Liability Company (“LLC”), provided the ultimate recipients of the interest would, if they were themselves Lenders, be Irish Qualifying Lenders within paragraph (i) or (ii) or (iii) of this definition and the business conducted through the LLC is so structured for non-tax commercial reasons and not for tax avoidance purposes;

provided in each case at (i), (ii), (iii) or (iv) the Lender is not (or in the case of (iv), the ultimate recipients of the interest are not) carrying on a trade or business in Ireland through an agency or branch with which the interest payment is connected; or

(c) an Irish Treaty Lender; or

(d) a body corporate:

(i) which advances money in the ordinary course of a trade which includes the lending of money; and

(ii) in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of that body corporate; and

(iii) which has complied with all of the provisions of section 246(5)(a) TCA, including making the appropriate notifications thereunder; or

(e) a qualifying company within the meaning of section 110 TCA; or

(f) an exempt approved scheme within the meaning of section 774 TCA; or

(g) an investment undertaking within the meaning of section 739B TCA.

“Irish Security Agreement” means an Irish law-governed debenture entered into by the TopCo Borrower, each Irish Subsidiary party thereto and the Administrative Agent, as may be modified, amended or supplemented from time to time.

“Irish Share Charge” means any Irish law-governed share charge entered into by any Loan Party that is a Material Domestic Subsidiary that owns Equity Interests in any Irish Subsidiary and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, creating Liens over the Equity Interests in any such Irish Subsidiary, that is in form and substance reasonably satisfactory to the Administrative Agent, as such share charge may be modified, amended or supplemented from time to time.

“Irish Subsidiary” means any Subsidiary that is incorporated or organized under the laws of Ireland.

“Irish Treaty” has the meaning assigned to such term in the definition of “Irish Treaty State”.

“Irish Treaty Lender” means, subject to the completion of procedural formalities, a Lender (other than a Lender falling within paragraph (b) of the definition of Irish Qualifying Lender) which is treated as a resident of an Irish Treaty State for the purposes of an Irish Treaty and does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in this Agreement is effectively connected.

“Irish Treaty State” means a jurisdiction which has a double taxation agreement with Ireland (an “Irish Treaty”) which is in effect and makes provision for full exemption from Tax imposed by Ireland on interest.

“IRS” means the United States Internal Revenue Service.

“JPMorgan” has the meaning assigned to such term in Section 9.20.

“Junior Indebtedness” means, collectively, any Indebtedness for borrowed money of the TopCo Borrower or any of its Subsidiaries that is (x) secured by a Lien on the Collateral that is junior in priority to the Lien on the Collateral securing the Secured Obligations, (y) Subordinated Indebtedness or (z) unsecured Indebtedness which constitutes Material Indebtedness.

“Junior Indebtedness Documents” means any document, agreement or instrument evidencing or governing any Junior Indebtedness.

“Knowledge” or “knowledge” shall mean and refer to (i) the actual knowledge of a Responsible Officer of any Loan Party or (ii) the knowledge that such Responsible Officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties. For the avoidance of doubt, “know”, “known” and “knew,” words, or phrases of similar import, relating to the knowledge or the awareness of any Loan Party used in this Agreement or any other Loan Document, shall have the respective correlative meaning thereto.

“LCT Election” has the meaning assigned to such term in Section 1.08.

“LCT Test Date” has the meaning assigned to such term in Section 1.08.

“Legal Reservations” has the meaning set forth in Section 3.02.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a wholly-owned subsidiary.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease constitute a Lien.

“Limited Conditionality Transaction” means (a) any Acquisition or similar Investment, in each case permitted by this Agreement, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing and (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice (which may be conditional) in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan Documents” means this Agreement (including schedules and exhibits hereto), the Collateral Documents, the Guaranty, the Fee Letter, the Reaffirmation Agreement, any other fee letters, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders; provided that Loan Documents shall not include any Banking Services Agreement or Swap Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Long Stop Date” means the “End Date” (as defined in the Acquisition Agreement, as in effect on the Amendment and Restatement Effective Date), including, for the avoidance of doubt, as such date may be automatically extended pursuant to and in accordance with the definition of “End Date” set forth in the Acquisition Agreement, as in effect on the Amendment and Restatement Effective Date.

“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events:

(a) where the Target Acquisition proceeds by way of a Scheme: (i) a Court Meeting is held to approve the Scheme at which a vote is held to approve the Scheme Resolutions, but the Scheme Resolutions are not so approved by the Target Shareholders by the requisite majorities at such Court Meeting; (ii) a General Meeting is held to pass the General Meeting Resolutions at which a vote is held to approve the

General Meeting Resolutions, but the General Meeting Resolutions are not so approved by the requisite majorities of the Target Shareholders at such General Meeting; (iii) applications for the sanction of the Scheme and the issuance of the Court Order are made to the Court but the Court declines to sanction the Scheme and refuses to grant the Court Order; (iv) either the Scheme lapses or is withdrawn with the consent of the Panel; (v) [reserved]; (vi) a Court Order is issued but not filed with the Registrar within twenty-one days of its issuance; (vii) the date which is 15 days after the Scheme Effective Date (or if the Panel consents to any extension of the period for settlement of consideration pursuant to the Takeover Rules, the date of expiry of such extended period); or (viii) 5:00 p.m., New York City time, on the Long Stop Date, unless the Scheme Effective Date has occurred prior thereto, in which case clause (vii) above shall apply, unless, in respect of clause (iv) above, for the purpose of switching from a Scheme to an Offer, within five Business Days of such event the U.S. Borrower has delivered an Offer Conversion Notice to the Administrative Agent, and then within 10 Business Days (or such later period as the Administrative Agent may agree in its sole discretion) after delivery of such notice does with the consent of the Panel issue, an Offer Press Release that includes an Acceptance Condition that is not lower than the Minimum Acceptance Level, in which case no Mandatory Cancellation Event shall have occurred pursuant to clause (iv) above) and provided that the postponement or adjournment of any Court Meeting or General Meeting shall not constitute a Mandatory Cancellation Event if such Court Meeting or General Meeting is capable of being re-convened on a future date prior to 5:00 p.m., New York City time, on the Long Stop Date;

(b) where the Target Acquisition proceeds by way of an Offer: (i) such Offer lapses, terminates or is withdrawn; (ii) the date upon which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds; or (iii) 5:00 p.m., New York City time, on the Long Stop Date;

(c) if the Scheme Press Release is not released by the date falling five Business Days following the date of this Agreement;

(d) the Commitments are utilized in full; and

(e) the Target becomes a Wholly-Owned Subsidiary of the TopCo Borrower and the TopCo Borrower has paid for all the Target Shares beneficially owned by it;

provided that, for the avoidance of doubt, a switch from a Scheme to an Offer or from an Offer to a Scheme in compliance with this Agreement (or, for the avoidance of doubt, any amendment to the terms or conditions of a Scheme or an Offer in compliance with this Agreement) shall not constitute a lapse, termination or withdrawal for the purposes of this definition.

“Margin Stock” means margin stock within the meaning of Regulations U and X, as applicable.

“Material Acquisition” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the TopCo Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its payment obligations under the Loan Documents or (c) the validity or enforceability of this Agreement or any other Loan Documents or the rights or remedies (taken as a whole) of the Administrative Agent and the Lenders thereunder.

“Material Disposition” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Material Domestic Subsidiary” means each Domestic Subsidiary (i) which, as of the most recent fiscal quarter of the TopCo Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or 5.01(b), the most recent financial statements referred to in Section 3.04(a)), contributed greater than 5.0% of Consolidated EBITDA for such period or (ii) which contributed greater than 5.0% of Consolidated Total Assets as of the last day of such fiscal quarter; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Domestic Subsidiaries that are not Material Domestic Subsidiaries exceeds 10.0% of Consolidated EBITDA for any such period or 10.0% of Consolidated Total Assets as of the end of any such fiscal quarter, the U.S. Borrower shall designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries; provided, further, that any Domestic Subsidiary that is a Subsidiary of the TopCo Borrower and beneficially owns, directly or indirectly, any Equity Interests of the U.S. Borrower shall be deemed to be a Material Domestic Subsidiary.

“Material Foreign Subsidiary” means each Foreign Subsidiary which, as of the most recent fiscal quarter of the TopCo Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or 5.01(b), the most recent financial statements referred to in Section 3.04(a)), (a) contributed greater than 5.0% of Consolidated EBITDA for such period or (b) contributed greater than 5.0% of Consolidated Total Assets as of the last day of such fiscal quarter; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Foreign Subsidiaries that are not Material Foreign Subsidiaries exceeds 10.0% of Consolidated EBITDA for any such period or 10.0% of Consolidated Total Assets as of the end of any such fiscal quarter, the U.S. Borrower shall designate sufficient Foreign Subsidiaries as “Material Foreign Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Foreign Subsidiaries; provided, further, that any Foreign Subsidiary that is a Subsidiary of the TopCo Borrower and beneficially owns, directly or indirectly, any Equity Interests of the U.S. Borrower shall be deemed to be a Material Foreign Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans and any intercompany Indebtedness solely between or among the TopCo Borrower and its Subsidiaries), or obligations in respect of one or more Swap Agreements, of any one or more of the TopCo Borrower and its Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the TopCo Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the TopCo Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Irish Subsidiary” means any Irish Subsidiary that is a Material Foreign Subsidiary.

“Material Subsidiary” means a Material Domestic Subsidiary or a Material Foreign Subsidiary.

“Materially Adverse Amendment” means a modification, amendment or waiver to or of the terms or conditions of the Acquisition Documents compared to the terms and conditions that are included in the Agreed Form of Scheme Press Release and executed Acquisition Agreement delivered to the Administrative Agent in accordance with Section 4.01(j) which (when taken as a whole and having regard to the Transactions as a whole) is materially adverse to the interests of the Lenders (taken as a whole) under the Loan Documents; provided that any modification, amendment or waiver (including the treatment of a condition as having been satisfied) (i) that changes the purchase price in connection with the Target

Acquisition, so long as (A) any increase in the purchase price is either (x) no greater than 10% of the purchase price set forth in the Acquisition Documents (as in effect on the Amendment and Restatement Effective Date) or (y) not funded with additional Indebtedness and (B) any reduction in the purchase price is no greater than 10% of the purchase price set forth in the Acquisition Documents (as in effect on the Amendment and Restatement Effective Date), (ii) that is required or requested pursuant to the Takeover Rules or by a court of competent jurisdiction, any other applicable law, regulation or regulatory body or the Panel (including any refusal by the Panel to allow the invocation of a condition) or reasonably determined by the TopCo Borrower as being necessary or desirable to comply with any of the foregoing requirements or requests, (iii) reducing the Acceptance Condition to not less than the Minimum Acceptance Level, (iv) in the case of an Offer, that is an extension or reduction of the period in which holders of the Target Shares may accept the Offer (other than an extension beyond 81 days from the date on which the Offer Documents are issued) or in the case of a Scheme, that is an adjournment or change to the date of the Court Meeting or General Meeting, (v) necessary to effect the switch from a Scheme to an Offer (or vice versa), (vi) in respect of or relating to a term or condition to the Target Acquisition which the TopCo Borrower reasonably believes that it would not be entitled, in accordance with Rule 13.3(a) of the Takeover Rules, to invoke so as to cause the Target Acquisition not to proceed, to lapse or be withdrawn provided that the other conditions to the Target Acquisition have been, or will contemporaneously be, satisfied or waived, or (vii) contemplated by, or otherwise permitted under the terms of this Agreement or any other Loan Documents in each case, shall not be a Materially Adverse Amendment. In the case of an Offer, if the TopCo Borrower or any person acting in concert with the TopCo Borrower (within the meaning of the Takeover Rules) makes a statement that the TopCo Borrower has waived any conditions to the Offer, such waiver shall be considered to be a voluntary waiver for the purposes of this definition and not a requirement of the Takeover Rules or the Panel.

“Maturity Date” means the date that is 364 days after the Closing Date; provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Commitment Amount” means $1,512,562,923.28.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Minimum Acceptance Level” has the meaning specified in Section 5.11(a)(ii).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, charge, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgage Instruments” means such title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and flood insurance (and, if applicable FEMA form acknowledgements of insurance), opinions of counsel, ALTA surveys, appraisals, environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, cash insurance proceeds and (iii) in the case of a condemnation or similar event, cash condemnation awards and similar cash payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses and underwriting discounts and commissions paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Leaseback Transaction or a casualty event or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans, Permitted Pari Passu Indebtedness, Permitted Junior Lien Indebtedness and any Indebtedness incurred pursuant to Section 6.01(ee)) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the TopCo Borrower and its Subsidiaries (including the U.S. Borrower) to any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offer” means a contractual takeover offer made by the TopCo Borrower for all of the Target Shares other than any Target Shares that at the date of the offer are already held by the TopCo Borrower on the terms contained in the Offer Documents (as those Offer Documents may from time to time be amended in accordance with the terms of this Agreement).

“Offer Conversion Notice” has the meaning given to that term in Section 5.11(a)(vii).

“Offer Documents” means the Offer Press Release and the offer document to be sent by the TopCo Borrower and/ or Target to the holders of Target Shares (and which may form part of the proxy statement sent by the Target to its shareholders).

“Offer Press Release” means the press release announcing, in compliance with Rule 2.7 of the Takeover Rules, a firm intention to make an offer for the Target which is to be implemented by way of an Offer following service of an Offer Conversion Notice.

“Offer Unconditional Date” means the date on which the Offer becomes or is declared unconditional in all respects.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Panel” means the Irish Takeover Panel.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” means the USA PATRIOT Act of 2001.

“Payment” has the meaning assigned to such term in Section 8.06(c).

“Payment Notice” has the meaning assigned to such term in Section 8.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition (but excluding in any event a Hostile Acquisition) if, at the time of and immediately after giving effect thereto, (a) no Event of Default has occurred and is continuing or would arise immediately after giving effect (including giving effect on a pro forma basis) thereto, (b) the business of the Person whose Equity Interests are being acquired or the division or line of business being acquired or relating to the assets acquired would be permitted under Section 6.03(b), (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken or will be taken within the periods permitted under Section 5.09, (d) if the aggregate Acquisition Consideration in respect of such Acquisition exceeds $50,000,000, the U.S. Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the U.S. Borrower, in a form reasonably satisfactory to the Administrative Agent, certifying that the applicable requirements set forth in this definition have been satisfied with respect to such Acquisition, (e) in the case of an Acquisition involving the TopCo Borrower, the TopCo Borrower is the surviving entity of any applicable merger and/or consolidation, in the case of an Acquisition involving the U.S. Borrower, the U.S. Borrower is the surviving entity of any applicable merger and/or consolidation and in the case of an Acquisition involving a Subsidiary Guarantor, a Subsidiary Guarantor is the surviving entity of any applicable merger and/or consolidation, (f) the aggregate Acquisition Consideration (other than any portion of such Acquisition made in reliance on Section 6.05(z)) paid in respect of any such Acquisition of a Person that does not become a Loan Party or of assets which are not owned by a Loan Party, when taken together with the aggregate Acquisition Consideration (other than any portion of such Acquisitions made in reliance on Section 6.05(z)) paid in respect of all other similar Acquisitions made in reliance on this clause (f), does not exceed the greater of $139,075,000 and 25% of Consolidated EBITDA for the most recently ended Test Period and (g) the TopCo Borrower will be in pro forma compliance with the covenants in Section 6.13.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the TopCo Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the TopCo Borrower) that is (A) purchased or otherwise entered into by the TopCo Borrower in connection with the issuance of any Permitted Convertible Debt, (B) settled in common stock of the TopCo Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the TopCo Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the TopCo Borrower and (C) on terms and conditions customary for bond hedge transactions in respect of transactions related to public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act) as reasonably determined by the U.S. Borrower; provided, that, the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the TopCo Borrower from the sale of any related Permitted Warrant Transaction (or in the case of capped calls, where such proceeds are not received but are reflected in a reduction of the premium), does not result in the incurrence of additional Indebtedness by the TopCo Borrower (other than Indebtedness from the issuance of Permitted Convertible Debt in connection with such Permitted Bond Hedge Transaction).

“Permitted Convertible Debt” means senior Indebtedness issued by the TopCo Borrower having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into Equity Interests of the TopCo Borrower; provided, that (i) such Permitted Convertible Debt shall be unsecured, (ii) such Permitted Convertible Debt is not guaranteed by any Subsidiary of the TopCo Borrower other than the U.S. Borrower and the Subsidiary Guarantors, (iii) Permitted Convertible Debt shall not include any financial maintenance covenants and shall only include covenants and defaults that are customary for public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act), as determined by the U.S. Borrower in its good faith judgment, (iv) no Event of Default shall have occurred and be continuing at the time of incurrence of such Permitted Convertible Debt or would immediately result therefrom and (v) such Permitted Convertible Debt shall not mature, and is otherwise not subject to any mandatory prepayment, redemption, defeasance, scheduled amortization or other scheduled payments of principal, in each case prior to the date that is 91 days after the Maturity Date (it being understood that no provision requiring an offer to purchase such Permitted Convertible Debt as a result of a change of control, asset sale or other fundamental change shall violate the foregoing restriction).

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or that are being contested in compliance with Section 5.04, and Liens for unpaid utility charges;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction contractors’, airports’, navigation authority’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or retirement benefits laws, to secure liability to insurance carriers under insurance of self-insurance arrangements or regulations or employment laws or to secure other public, statutory or regulatory regulations;

(d) pledges and deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, customer deposit and advances, surety, customs and appeal bonds, performance and completion bonds and other obligations of a like nature, in each case in the ordinary course of business, and Liens to secure letters of credit or bank guarantees supporting any of the foregoing;

(e) (i) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k) or (ii) Liens securing appeal or surety bonds related to such judgments;

(f) easements, zoning restrictions, rights-of-way, rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, reservations of rights or zoning, building codes and similar restrictions, charges or encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the TopCo Borrower and its Subsidiaries, taken as a whole;

(g) leases, licenses and sublicenses, or subleases granted (i) to others in the ordinary course of business and on ordinary commercial terms that do not materially adversely interfere with the conduct of the business of the TopCo Borrower and its Subsidiaries as conducted at the time granted, taken as a whole or (ii) between or among any of the Loan Parties or any of their Subsidiaries;

(h) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(i) Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods;

(k) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(l) any interest or title of a landlord, lessor or sublessor under any lease of real estate or any Lien affecting solely the interest of the landlord, lessor or sublessor ;

(m) purported Liens evidenced by the filing of precautionary UCC financing statements or similar filings relating to operating leases of personal property entered into by the TopCo Borrower or any of its Subsidiaries in the ordinary course of business;

(n) any interest or title of a licensor under any license or sublicense entered into by the TopCo Borrower or any Subsidiary as a licensee or sublicensee (i) existing on the Effective Date or (ii) in the ordinary course of its business;

(o) with respect to any real property, immaterial title defects or irregularities that do not, individually or in the aggregate, materially impair the use of such real property; and

(p) any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than clauses (d), (e) and (i)).

“Permitted Junior Lien Indebtedness” means any Indebtedness of a Loan Party that is secured on a junior basis to the Lien securing the Loans so long as (i) the Indebtedness thereunder does not mature, and is otherwise not subject to any mandatory prepayment, redemption, defeasance, scheduled amortization or other scheduled payments of principal, in each case prior to the date that is 91 days after the Maturity Date (it being understood that no provision requiring an offer to purchase such Indebtedness as a result of change of control or asset sale or other fundamental change shall violate the foregoing restriction), (ii) both immediately prior to and after giving effect (including giving effect on a pro forma basis) thereto, (x) no Default or Event of Default shall exist or would result therefrom and (y) the Secured Net Leverage Ratio does not exceed 4.00 to 1.00, (iii) such Indebtedness (x) is not guaranteed by any Subsidiary of the TopCo Borrower other than the U.S. Borrower and Subsidiary Guarantors and (y) if secured, is not secured by any assets other than the Collateral, (iv) the covenants applicable to such Indebtedness are not more onerous or more restrictive in any material respect (taken as a whole) than the applicable covenants set forth in this Agreement, as determined by the U.S. Borrower in its good faith judgment, or the Lenders of the then-existing Loans receive the benefit of such more restrictive covenants, and (v) such Indebtedness and the Liens securing such Indebtedness are subject to a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent.

“Permitted Pari Passu Indebtedness” means any Indebtedness of a Loan Party that is secured on a pari passu basis to the Lien securing the Loans so long as (i) the Indebtedness thereunder does not mature, and is otherwise not subject to any mandatory prepayment, redemption, defeasance, scheduled amortization or other scheduled payments of principal, in each case prior to the date that is 91 days after the Maturity Date (it being understood that no provision requiring an offer to purchase such Indebtedness as a result of change of control or asset sale or other fundamental change shall violate the foregoing restriction), (ii) both immediately prior to and after giving effect (including giving effect on a pro forma basis) thereto, (x) no Default or Event of Default shall exist or would result therefrom and (y) the Secured Net Leverage Ratio does not exceed 3.50 to 1.00, (iii) such Indebtedness (x) is not guaranteed by any Subsidiary of the TopCo Borrower other than the U.S. Borrower and the Subsidiary Guarantors and (y) if secured, is not secured by any assets other than the Collateral, (iv) the covenants applicable to such Indebtedness are not more onerous or more restrictive in any material respect (taken as a whole) than the applicable covenants set forth in this Agreement, as determined by the U.S. Borrower in its good faith judgment, or the Lenders of the then-existing Loans receive the benefit of such more restrictive covenants, and (v) such Indebtedness and the Liens securing such Indebtedness are subject to a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent.

“Permitted Refinancing Amount” means, with respect to any Indebtedness being refinanced, an amount equal to (a) any accrued and unpaid interest on such refinanced Indebtedness, plus (b) the amount of any reasonable tender or redemption premium paid thereof or any penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, plus (c) any reasonable costs, fees and expenses incurred in connection with the issuance of the refinancing Indebtedness and the refinancing of such refinanced Indebtedness.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) such Indebtedness shall constitute Permitted Refinancing Indebtedness only to the extent the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus the Permitted Refinancing Amount), (b) (i) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is not shorter than the remaining Weighted Average Life To Maturity of the Indebtedness being Refinanced and (ii) the maturity of such Permitted Refinancing Indebtedness is not earlier than 91 days after the Maturity Date (or, if earlier, the stated maturity of the Indebtedness being Refinanced), (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations or any Guarantees thereof, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations or such Guarantees on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced as determined by the Administrative Agent and the U.S. Borrower in their good faith judgment, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced (provided that (i) Indebtedness (a) of any Loan Party may be Refinanced to add or substitute as an obligor another Loan Party and (b) of any Subsidiary that is not a Loan Party may be Refinanced to add or substitute as an obligor another Subsidiary that is not a Loan Party, in each case to the extent then permitted under Article VI; and (ii) other guarantees and security may be added to the extent then permitted under Article VI) and (e) if the Indebtedness being Refinanced is secured by any Collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral (including any collateral pursuant to after-acquired property clauses to the extent any such collateral would have secured the Indebtedness being Refinanced) on terms not materially less favorable to the Secured Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced, as determined in good faith by the U.S. Borrower and the U.S. Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the U.S. Borrower, in a form reasonably satisfactory to the Administrative Agent, certifying that the applicable requirements set forth in this clause (e) have been satisfied with respect to such Indebtedness, or on terms otherwise then permitted under Section 6.01).

“Permitted Unsecured Indebtedness” means any unsecured Indebtedness of a Loan Party (including unsecured Subordinated Indebtedness to the extent subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent) so long as (i) the Indebtedness thereunder does not mature, and is otherwise not subject to any mandatory prepayment, redemption, defeasance, scheduled amortization or other scheduled payments of principal, in each case prior to the date that is 91 days after the Maturity Date (it being understood that no provision requiring an offer to purchase such Indebtedness as a result of change of control or asset sale or other fundamental change shall violate the foregoing restriction), (ii) both immediately prior to and after giving effect (including giving effect on a pro forma basis) thereto, (x) no Default or Event of Default shall exist or would result therefrom and (y) the Total Net Leverage Ratio does not exceed 4.50 to 1.00, (iii) such Indebtedness is not guaranteed by any Subsidiary of the TopCo Borrower other than the U.S. Borrower and the Subsidiary Guarantors (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated to the Secured Obligations on terms not less favorable to the Lenders than the subordination terms of such Subordinated Indebtedness as determined by the Administrative Agent and the U.S. Borrower in their good faith judgment) and (iv) the covenants applicable to such Indebtedness are not more restrictive in any material respect (taken as a whole) than the applicable covenants set forth in this Agreement, as determined by the U.S. Borrower in its good faith judgment, or the Lenders of the then-existing Loans receive the benefit of such more restrictive terms.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the TopCo Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the TopCo Borrower) sold by the TopCo Borrower, substantially concurrently with any purchase by the TopCo Borrower of a Permitted Bond Hedge Transaction and settled in common stock of the TopCo Borrower, cash or a combination thereof (such amount of cash determined by reference to the price of the TopCo Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the TopCo Borrower, with a strike price higher than the strike price of the Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Assets” has the meaning assigned to such term in Section 3.23.

“Plan Asset Regulations” means 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledged Subsidiary” means (i) each Domestic Subsidiary, (ii) each Irish Subsidiary and (iii) each First Tier Foreign Subsidiary (other than an Irish Subsidiary) which is a Material Foreign Subsidiary.

“Press Release” means an Offer Press Release or a Scheme Press Release.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Process Agent” has the meaning assigned to such term in Section 9.23.

“Products” means any current or future product, drug, controlled substance, controlled substance analogue, listed chemical, active pharmaceutical ingredient, or any other such substance, biologic, or medical device that is researched, formulated, designed, developed, tested, manufactured, owned, packaged, recorded, processed, produced, handled, stored, secured, used, held, possessed, labeled, tested, commercialized, imported, exported, transported, distributed, supplied, promoted, marketed, advertised, disposed, sold or offered for sale by or on behalf of the TopCo Borrower and its Subsidiaries, including, without limitation, marketed products and products under development.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.19.

“Qualifying Commitments” has the meaning assigned to such term in Section 2.11(b)(ii).

“Reaffirmation Agreement” means that certain Master Reaffirmation Agreement, dated of November 18, 2025, among the Borrowers, the Subsidiary Guarantors party thereto and the Administrative Agent.

“Receivables Purchase Assets” means, in connection with a Receivables Purchase Transaction, (i) accounts receivable, notes receivables and/or other payment intangibles, (ii) interests therein and/or related assets or rights, including any collection accounts with respect thereto and (iii) the proceeds of any of the foregoing.

“Receivables Purchase Transaction” means an arrangement whereby the TopCo Borrower or any of its Subsidiaries (including a special purpose subsidiary) sells, on a non-recourse basis, except to the extent customary in a “true sale” arrangement, its accounts receivable in connection with the collection of such accounts receivable in the ordinary course of business.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Reference Period” has the meaning assigned to such term in the definition of Consolidated EBITDA.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.04(b)(ii).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Authority” has the meaning assigned to such term in Section 3.07(b)(i).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, managers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Term SOFR Rate or (ii) with respect to any RFR Borrowing, Daily Simple SOFR, as applicable.

“Required Lenders” means, subject to Section 2.21, Lenders having Credit Exposures representing more than 50% of the sum of the total Credit Exposures at such time or if no such Credit Exposures are then outstanding, Lenders holding more than 50% of the outstanding Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, the president, a Financial Officer or other executive officer (or in the case of an Irish Subsidiary, director) of a Loan Party.

“Restricted Debt Payment” has the meaning assigned to such term in Section 6.10(a).

“Restricted Margin Stock” means Margin Stock owned by the TopCo Borrower or any of its Subsidiaries which represents not more than 25% of the aggregate value (determined in accordance with Regulation U), on a consolidated basis, of the property and assets of the TopCo Borrower and its Subsidiaries (including any Margin Stock) that is subject to Section 2.11(b) and the provisions of Article VI.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the TopCo Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the TopCo Borrower or any Subsidiary or any option, warrant or other similar right to acquire any such Equity Interests in the TopCo Borrower or any Subsidiary; provided, (i) that the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under, and conversion, exercise, repurchase, redemption, settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock of the TopCo Borrower or, following a merger event or other change of the common stock of the TopCo Borrower, other securities or property) any Permitted Convertible Debt (subject to Section 6.10(a)), any Permitted Warrant Transactions or any Permitted Bond Hedge Transactions, or the satisfaction of any condition that would permit or require any of the foregoing, including any payment or delivery in connection with a Permitted Warrant Transaction or Permitted Bond Hedge Transaction by (a) delivery of shares of the TopCo

Borrower’s common stock upon net share settlement thereof and any related purchase of such common stock required to be made in connection with such delivery, (b) set-off or payment of an early termination payment or similar payment thereunder, in each case, in the TopCo Borrower’s common stock upon any early termination thereof or (c) in the event of cash settlement upon settlement, any payment of a cash settlement or equivalent amount, in each case, shall not constitute a Restricted Payment by the TopCo Borrower and (ii) any dividend or other distribution of Unrestricted Margin Stock by the TopCo Borrower or any of its Subsidiaries shall not constitute a Restricted Payment by the TopCo Borrower or any of its Subsidiaries.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Daily Simple SOFR.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset (other than Unrestricted Margin Stock) by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the target of comprehensive Sanctions (at the time of this Agreement, the Crimea, so-called Donetsk People’s Republic, Kherson, so-called Luhansk People’s Republic, and Zaporizhzhia regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, any Person that is the target of any Sanctions, including as a result of being (a) listed on any Sanctions-related list, (b) organized, located or a resident in a Sanctioned Country, or (c) 50% or more owned or controlled, individually or in the aggregate, by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, (c) the European Union, (d) any European Union member state, or (e) His Majesty’s Treasury of the United Kingdom.

“Scheme” means a scheme of arrangement made pursuant to Chapter 1 of Part 9 of the Companies Act to be proposed by the Target to its shareholders substantially on the terms set out in the Scheme Press Release (as such scheme may be amended in accordance with the terms of this Agreement).

“Scheme Circular” means the circular (including any supplemental circular) to the shareholders of the Target issued or to be issued by the Target setting out the proposals for the Scheme and containing the notices of the Court Meeting and the General Meeting (and which may form part of the proxy statement sent by the Target to its shareholders).

“Scheme Documents” means the Scheme Press Release, the Scheme Circular and the Court Order.

“Scheme Effective Date” means the date on which the Scheme becomes effective in accordance with its terms.

“Scheme Press Release” means the press release to be made by or on behalf of the TopCo Borrower announcing, in compliance with Rule 2.7 of the Takeover Rules, a firm intention to make an offer for the Target Shares which is to be implemented by means of the Scheme.

“Scheme Resolutions” means the resolutions to be considered and voted on at the Court Meeting, as will be set out in the Scheme Circular.

“SEC” means the Securities and Exchange Commission of the United States of America or any Governmental Authority succeeding to any of its principal functions.

“Secured Net Leverage Ratio” means the ratio, determined as of the last day of the then most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), of (a) Consolidated Secured Net Indebtedness outstanding, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the TopCo Borrower and its Subsidiaries on a consolidated basis.

“Secured Obligations” means all Obligations, together with all Swap Obligations or Banking Services Obligations owing to the Administrative Agent, one or more Lenders or their respective Affiliates (or any Person that was a Lender or an Affiliate of a Lender at the time any such Swap Obligations or Banking Services Obligations were incurred); provided that the definition of “Secured Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender in respect of its Loans, (ii) the Administrative Agent and the Lenders in respect of all other present and future obligations and liabilities of the TopCo Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and Affiliate of such Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by the TopCo Borrower or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrowers to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the United States Securities Act of 1933.

“Share Repurchase Program” means that certain share repurchase program of the TopCo Borrower announced on February 15, 2024.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the amount of the “present fair salable value” (as determined by in accordance with applicable federal and state laws governing determination of insolvency of debtors) of the assets of such Person (on a going concern basis) is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person (on a going concern basis) is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured in the ordinary course of business, (c) such Person will be able to pay its debts as they mature in the ordinary course of business and (d) such Person will not have, as of such date of determination, an unreasonably small amount of capital with which to conduct its business. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means an Event of Default arising under any of Section 7.01(a), Section 7.01(b), 7.01(h) or 7.01(i).

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Squeeze-Out” means the procedures set out in Chapter 2 of Part 9 of the Companies Act for the compulsory acquisition of all of the outstanding shares in the Target which the TopCo Borrower has not acquired, contracted to acquire or in respect of which it has not received valid acceptances.

“Squeeze-Out Notice” means a notice issued to a holder of Target Shares who has not accepted the Offer by the TopCo Borrower in accordance with the Companies Act implementing the procedures required for a Squeeze-Out.

“Squeeze-Out Rights” means the rights of the TopCo Borrower pursuant to Chapter 2 of Part 9 of the Companies Act to acquire any remaining Target Shares which are the subject of the Offer.

“Subordinated Indebtedness” means any Indebtedness of the TopCo Borrower or any Subsidiary the payment of which is contractually subordinated to payment of the obligations under the Loan Documents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held.

“Subsidiary” means any subsidiary of the TopCo Borrower, including, for avoidance of doubt, the U.S. Borrower.

“Subsidiary Guarantor” means each Material Domestic Subsidiary (other than the U.S. Borrower), each Material Irish Subsidiary and each other Subsidiary that is a party to the Guaranty. The Subsidiary Guarantors on the Amendment and Restatement Effective Date are identified as such in Schedule 3.01 hereto.

“Supported QFC” has the meaning assigned to such term in Section 9.19.

“Supporting Obligations” has the meaning set forth in Article 9 of the UCC.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the TopCo Borrower or the Subsidiaries shall be a Swap Agreement. Notwithstanding anything to the contrary in the foregoing, neither any Permitted Bond Hedge Transaction nor any Permitted Warrant Transaction shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the TopCo Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with the Administrative Agent, a Lender or any of their respective Affiliates (or a Person that was the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Swap Agreement was entered into), and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Synthetic Lease” means at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules, 2022, as administered by the Panel.

“Target” means AVADEL PHARMACEUTICALS PLC, a company incorporated under the laws of the Ireland (registered number 572535).

“Target Acquisition” means the acquisition by the TopCo Borrower of the Target Shares to be effected by way of Offer or Scheme on the terms of the Acquisition Documents and, if applicable, a Squeeze-Out.

“Target Group” means the Target and its subsidiaries from time to time.

“Target Shareholders” means the registered holders of Target Shares at the relevant time.

“Target Shares” means the issued and unconditionally allotted ordinary shares in the Target as at the Effective Date and any further such shares which may be issued or unconditionally allotted, on or after the Effective Date pursuant to the exercise of any subscription or conversion rights, options or otherwise.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCA” means the Taxes Consolidation Act 1997 of Ireland.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate, unless such Loan or Borrowing is an ABR Loan or ABR Borrowing bearing interest at a rate determined by reference to clause (c) of the definition of Alternate Base Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” means, as of any date, the period of four consecutive fiscal quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or 5.01(b), the most recent financial statements referred to in Section 3.04(a) and 5.01(b)).

“Third Party” means any Person other than the TopCo Borrower or any of its Subsidiaries.

“TopCo Borrower” has the meaning assigned to such term in the introductory paragraph.

“Total Gross Leverage Ratio” means the ratio, determined as of the last day of the then most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of the first financial statements pursuant to Section 5.01(a) or 5.01(b), the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), of (a) Consolidated Total Indebtedness outstanding, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the TopCo Borrower and its Subsidiaries on a consolidated basis.

“Total Net Leverage Ratio” means the ratio, determined as of the last day of the then most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of the first financial statements pursuant to Section 5.01(a) or 5.01(b), the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), of (a) Consolidated Total Net Indebtedness outstanding, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the TopCo Borrower and its Subsidiaries on a consolidated basis.

“Trade Date” has the meaning assigned to such term in Section 9.04(e)(i).

“Transactions” means (a) the Target Acquisition (and, if applicable, any other acquisition of Target Shares in connection with the Target Acquisition, including pursuant to a Squeeze-out), (b) the Borrowers’ obtaining up to the Maximum Commitment Amount of gross proceeds from a combination of (i) the borrowing of the Loans under this Agreement and/or (ii) the issuance of debt or equity securities or incurrence of loans (in each case, in lieu of the borrowing of the Loans under this Agreement) and the issuance of CVRs, (c) the Borrowers’ making of the payments described in Section 5.08 and (d) the transactions related to the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Alternate Base Rate or Daily Simple SOFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Administrative Agent pursuant to this Security Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “U.S.” means the United States of America.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) any obligation (including any guarantee) that is contingent in nature at such time; (ii) inchoate indemnity obligations; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Margin Stock” means any Margin Stock owned by the TopCo Borrower or any of its Subsidiaries which is not Restricted Margin Stock.

“U.S. Borrower” has the meaning assigned to such term in the introductory paragraph.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the Effective Date, among the Domestic Loan Parties, the Irish Loan Parties party thereto, each other Loan Party that owns Equity Interests of a Domestic Subsidiary and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into after the Effective Date by any Domestic Loan Party or any other Loan Party that owns Equity Interests of any Domestic Subsidiary (in each case, as required by this Agreement or any other Loan Document), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“VAT” means:

(a) value added tax as provided for in the Value-Added Tax Consolidation Act 2010 of Ireland;

(b) any value added tax imposed by the Value Added Tax Act 1994 of the United Kingdom;

(c) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(d) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a), (b) and (c) above, or imposed elsewhere.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” means a Subsidiary with respect to which 100% of the issued and outstanding Equity Interests are owned directly or indirectly by the TopCo Borrower (other than (i) directors’ qualifying shares; (ii) shares issued to foreign nationals to the extent required by applicable law; and (iii) shares held by a Person on trust for, or otherwise where the beneficial interest is held by, the TopCo Borrower (directly or indirectly)).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any law, statute, rule or regulation shall, unless otherwise specified, be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP; Pro Forma Calculations.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the U.S. Borrower notifies the Administrative Agent that the U.S. Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the U.S. Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the TopCo Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding anything to the contrary contained in this Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith, except that, at the U.S. Borrower’s option, financial statements delivered under this Agreement, including pursuant to Section 5.01, may be prepared in accordance with GAAP (including giving effect to FAS 842) as in effect at the time of such delivery.

(b) All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act; provided that pro forma calculations shall not include any cost savings (other than cost savings and cost synergies permitted to be included in the determination of Consolidated EBITDA pursuant to clause (a)(iv) of the definition thereof (subject to the caps set forth in such definition)) or revenue synergies. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

Section 1.05 Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06 Leverage Ratios.

(a) Notwithstanding anything to the contrary contained herein, for purposes of calculating any leverage ratio herein in connection with the incurrence of any Indebtedness, (i) there shall be no netting of the cash proceeds proposed to be received in connection with the incurrence of such Indebtedness and (ii) to the extent the Indebtedness to be incurred is revolving Indebtedness, such incurred revolving Indebtedness (or if applicable, the portion (and only such portion) of the increased commitments thereunder) shall be treated as fully drawn.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that does not require compliance with a financial ratio or test (any such amounts, including baskets determined by reference to Consolidated EBITDA, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that, for purposes of this Agreement, the Fixed Amounts under such section (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

Section 1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.08 Limited Conditionality Transactions. As it relates to any action being taken solely in connection with a Limited Conditionality Transaction, for purposes of:

(a) determining compliance with any provision of this Agreement (other than Section 6.13 itself, but including any other provision of this Agreement that references compliance with Section 6.13) which requires the calculation of the Total Net Leverage Ratio, Secured Net Leverage Ratio or Consolidated Interest Coverage Ratio,

(b) determining compliance with representations and warranties, Defaults or Events of Default; or

(c) testing availability under baskets or exceptions set forth in this Agreement (including baskets determined by reference to Consolidated EBITDA);

in each case, at the option of the U.S. Borrower (the U.S. Borrower’s election to exercise such option in connection with any Limited Conditionality Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements or irrevocable notice for such Limited Conditionality Transaction are entered into or delivered, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Conditionality Transaction (and the other transactions to be entered into in connection therewith), the TopCo Borrower or any of its Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test (including compliance with representations, warranties, Defaults and Events of Default) or basket shall be deemed to have been complied with; provided that, with respect to clause (b) of this Section 1.08, to the extent the relevant action requires no Default or Event of Default (as applicable) to have occurred, no Default or Event of Default (as applicable) shall exist and be continuing at the time of the LCT Test Date and no Specified Event of Default shall exist and be continuing immediately prior to or immediately after giving effect to such Limited Conditionality Transaction.

For the avoidance of doubt, if the U.S. Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with, or any representation or warranty would be breached or any Default or Event of Default blocker would apply, as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA of the TopCo Borrower or the Person subject to such Limited Conditionality Transaction, or as a result of the occurrence of any Default or Event of Default or other event, in each case, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations, such representation and warranty shall be deemed to not have been breached, and such Default or Event of Default shall be deemed not to have occurred. If the U.S. Borrower has made an LCT Election for any Limited Conditionality Transaction, then in connection with any calculation of any ratio or test (other than that set forth in Section 6.13 itself, but including any other provision of this Agreement that references compliance with Section 6.13) with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, the making of Restricted Debt Payments, or mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the TopCo Borrower (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Conditionality Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Conditionality Transaction is terminated or expires without consummation of such Limited Conditionality Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio or test shall be required to be satisfied on a pro forma basis assuming such Limited Conditionality Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.09 Irish terms. In this Agreement where it relates to a Loan Party incorporated in Ireland or where the context so requires, a reference to:

(i) a “dissolution” includes such entity being struck off by the Registrar of Companies in Ireland;

(ii) “duly organized” means duly incorporated;

(iii) an “examiner” has the meaning given to that term in section 508 of the Companies Act and “examinership” shall be construed in accordance with Part 10 of the Companies Act;

(iv) “inability to pay debts” and/or “unable to pay its debts” and/or any similar term (in each case, however described in any Loan Document) includes that person being unable to pay its debts within the meaning of Section 509(3)(a), Section 509(3)(c) or Section 570 of the Companies Act; and

(v) “Ireland” means Ireland, excluding Northern Ireland, and the word “Irish” shall be construed accordingly.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. During the Certain Funds Period, subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Loans to the Borrowers in Dollars in a single drawing on the Closing Date, in an amount equal to such Lender’s Commitment. Amounts repaid or prepaid in respect of Loans may not be reborrowed.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the applicable Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as any Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings. To request a Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by irrevocable written notice (via a written Borrowing Request signed by a Responsible Officer of such Borrower) (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time on the date of the proposed Borrowing (or, in each case, such later time as the Administrative Agent may agree). Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate principal amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(d) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Borrowing Request delivered with respect to the borrowing of Loans on the Closing Date may, at the applicable Borrower’s option, be conditioned on the consummation (or substantially concurrent consummation) of the Target Acquisition on such date, in which case such Borrowing Request may be withdrawn by such Borrower, or the date of such borrowing of Loans specified therein may be extended to another date (which must be a Business Day), in each case, by notice to the Administrative Agent if such condition is not satisfied (which must be received by the Administrative Agent not later than the time by which the Lenders are required to make available to the Administrative Agent their respective Loans as set forth below).

Section 2.04 Intentionally Omitted.

Section 2.05 Intentionally Omitted.

Section 2.06 Intentionally Omitted.

Section 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of such Borrower maintained with the Administrative Agent and designated by such Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.07(a) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if such Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. Such Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.08, the applicable Borrower shall notify the Administrative Agent of such election (by irrevocable written notice via an Interest Election Request signed by a Responsible Officer of such Borrower) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Notwithstanding any contrary provision herein, this Section 2.08 shall not be construed to permit any Borrower to (i) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type of Loans other than ABR Loans or Term Benchmark Loans.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If any Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Termination of Commitments.

(a) Mandatory. Unless previously terminated, the Commitments of each Lender shall automatically terminate in full at the earliest of (x) 11:59 p.m. (Dublin time) on the date on which all of the consideration payable in respect of the Target Acquisition has been paid in full without the making of any Loans, (y) 11:59 p.m. (Dublin time) on the Closing Date after giving effect to the making of the Loans on the Closing Date and (z) the end of the Certain Funds Period. Additionally, (i) the Commitments will be permanently reduced as set forth in Section 2.11 and (ii) each Lender’s Commitment will be permanently reduced upon such Lender making any Loan by the amount of such Loan.

(b) Optional. The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that each partial reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.09(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions or events specified therein, in which case such notice may be revoked or extended by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments (including pursuant to Section 2.11(b)) shall be permanent. Each reduction of the Commitments (other than pursuant to Section 2.09(a)(ii) above) shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.10 Repayment of Loans; Evidence of Debt.

(a) Repayment of Loans. The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then-unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations (including, without limitation, the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement).

Section 2.11 Prepayment of Loans; Mandatory Commitment Reductions During Certain Funds Period.

(a) Optional. The Borrowers shall have the right at any time and from time to time to prepay the Loans in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The U.S. Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an RFR Borrowing, not later than 11:00 a.m., New York City time, five (5) Business Days before the date of prepayment or (iii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment (in each case, or such later time as approved by the Administrative Agent). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any notice of prepayment of the Loans may state that such notice is conditioned upon the effectiveness of other credit facilities (including, without limitation, credit facilities evidenced by a credit agreement or an indenture) or the consummation of any other transaction or event, in which case such notice may be revoked or extended by the U.S. Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each voluntary prepayment shall be applied ratably to the Loans, and each mandatory prepayment shall be applied ratably to the Loans. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) any break funding payments required by Section 2.16.

(b) Mandatory Prepayments and Commitment Reductions.

(i) In the event and on each occasion that (i) the TopCo Borrower or any of its Subsidiaries actually receives any Net Proceeds arising from any Equity Issuance, (ii) the TopCo Borrower or any of its Subsidiaries actually receives any Net Proceeds arising from any Debt Issuance or (iii) the TopCo Borrower or any of its Subsidiaries actually receives any Net Proceeds arising from an Asset Sale, then (x) the U.S. Borrower shall notify the Administrative Agent promptly (and in any event within three (3) Business Days) of such receipt, which notice shall specify (1) the date of such receipt and include a calculation of the amounts thereof and (2) the date and the amount of such Commitment reduction or prepayment (and in the case of any prepayment, the Type(s) of Loans to be prepaid), (y) subject to paragraph (iii) below, the Commitments outstanding on the applicable date (if any) shall be automatically reduced on a Dollar-for-Dollar basis, in an amount equal to 100% of such Net Proceeds on the date of receipt by the TopCo Borrower or any such Subsidiary, as applicable, of such Net Proceeds and (z) after the Closing Date, the Borrowers shall prepay the Loans, in each case, on a Dollar-for-Dollar basis, in an amount equal to 100% of such Net Proceeds not later than five (5) Business Days following the receipt by the TopCo Borrower or any such Subsidiary, as applicable, of such Net Proceeds. The Administrative Agent will promptly notify each Lender of its receipt of each such notice.

(ii) Subject to clause (iii) below, in the event and on each occasion that the TopCo Borrower or any of its Subsidiaries actually receives commitments in respect of any revolving facility or term loan facility, in each case the stated use of proceeds of which is to fund all or a portion of the Target Acquisition, which commitments are subject to conditions precedent to funding of the loans thereunder that are, in respect of certainty of funding, substantially equivalent to or more favorable to the TopCo Borrower or such Subsidiary, as applicable (including with respect to “certain funds” provisions), than the conditions precedent to funding set forth in this Agreement (any such commitments, “Qualifying Commitments”), then (x) the U.S. Borrower shall notify the Administrative Agent promptly (and in any event within one Business Day) of the effectiveness of definitive documentation for such Qualifying Commitments, which notice shall specify the date of the effectiveness of such definitive documentation and the amount of such Qualifying Commitments, and (y) the Commitments outstanding on the applicable date (if any) shall be automatically reduced on a Dollar-for-Dollar basis in an amount equal to 100% of the amount of such Qualifying Commitments on and as of the date of the effectiveness of definitive documentation for such Qualifying Commitments. The Administrative Agent will promptly notify each Lender of its receipt of each such notice.

(iii) Notwithstanding anything to the contrary in this Section 2.11(b), mandatory Commitment reductions with respect to any Net Proceeds or Qualifying Commitments received by the TopCo Borrower or any Subsidiary prior to the funding of the Loans on the Closing Date shall not be required until (and then only to the extent that) the Borrowers’ cash confirmation advisor consents to the cash confirmation arrangements that permit such Commitment reduction. Each Borrower agrees to use commercially reasonable efforts (and cause its Subsidiaries to use commercially reasonable efforts) to (A) put in place appropriate cash confirmation arrangements to permit any such Net Proceeds or Qualifying Commitments described in Section 2.11(b)(i) or (ii), as applicable, received prior to the funding of the Loans on the Closing Date to replace the Commitments on a Dollar-for-Dollar basis and (B) cause its cash confirmation advisor to consent to an amendment to the cash confirmation arrangements that permit the Commitments to be reduced by an amount equal to the amount of such Net Proceeds or Qualifying Commitments, as applicable.

(c) Each prepayment of Loans shall be applied ratably to the Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any costs incurred as contemplated by Section 2.16.

Section 2.12 Fees.

(a) Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender) a commitment fee in such amounts and on such dates as set forth in the Fee Letter (provided that the Administrative Agent shall, at the U.S. Borrower’s request net such commitment fees payable on the Closing Date against the Loans to be made to any Borrower on the Closing Date). All such commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Funding Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a funding fee in such amounts and on such dates as set forth in the Fee Letter (provided that the Administrative Agent shall, at the U.S. Borrower’s request net such funding fees payable on the Closing Date against the Loans to be made to any Borrower on the Closing Date). All such funding fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Duration Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a duration fee on each date set forth below in an amount equal to the percentage set forth opposite on such date of the aggregate principal amount of the Loans outstanding on such date:

Date	Percentage
90 days after the Closing Date	0.50%
180 days after the Closing Date	0.75%
270 days after the Closing Date	1.00%

(d) The Borrowers agrees to pay to the Administrative Agent, for its own account, and to the Lenders, as applicable, the fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent from time to time (including pursuant to the Fee Letter).

(e) All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the parties specified herein. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each RFR Loan shall bear interest at a rate per annum equal to the Daily Simple SOFR plus the Applicable Rate.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.13(a).

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.13(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). A determination of the applicable Alternate Base Rate, Term SOFR Rate or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the U.S. Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the U.S. Borrower and the Lenders that the circumstances giving rise to such notice no longer exist and (y) each applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request, as applicable, for (1) an RFR Borrowing so long as (A) adequate and reasonable means (as determined by the Administrative Agent) exist for ascertaining the Daily Simple SOFR and (B) Daily Simple SOFR will (as determined by the Administrative Agent) adequately and fairly reflect the cost to the Lenders of making or maintaining their Loans included in such Borrowing or (2) an ABR Borrowing if clauses (1)(A) and (1)(B) above are satisfied. Furthermore, if any Term Benchmark Loan is outstanding on the date of the U.S. Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the U.S. Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) each applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as clauses (1)(A) and (1)(B) of the immediately preceding sentence are met or (y) an ABR Loan if clauses (1)(A) and (1)(B) of the immediately preceding sentence are not satisfied.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent

Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right (in consultation with the U.S. Borrower) to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the U.S. Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the U.S. Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, each Borrower may revoke any request for a Term Benchmark Borrowing or conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, such Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event. During any

Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan is outstanding on the date of the U.S. Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) impose on any Lender or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by the Administrative Agent or such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent or such Lender, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent or such Lender, as applicable, then reasonably determines to be relevant).

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered as reasonably determined by the Administrative Agent or such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent or such Lender, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent or such Lender, as applicable, then reasonably determines to be relevant).

(c) A certificate of a Lender setting forth, in reasonable detail, the basis and calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the U.S. Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the U.S. Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments.

(a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of anticipated profits). Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Term SOFR Rate that would have been applicable to such Loan (but not the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the U.S. Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof; provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any amounts under this Section incurred more than 120 days prior to the date that such Lender notifies the U.S. Borrower of such amount and of such Lender’s intention to claim compensation therefor.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrowers pursuant to

Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of anticipated profits). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the U.S. Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof; provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any amounts under this Section incurred more than 120 days prior to the date that such Lender notifies the U.S. Borrower of such amount and of such Lender’s intention to claim compensation therefor.

Section 2.17 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. Without duplication of any obligation of Section 2.17(a) or (d), the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the U.S. Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Status of Lenders and Other Recipients.

(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the U.S. Borrower and the Administrative Agent, at the time or times reasonably requested by the U.S. Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the U.S. Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the U.S. Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the U.S. Borrower or the Administrative Agent as will enable the U.S. Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B), (ii)(D) and (ii)(E) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing, in the event that the applicable Borrower is the U.S. Borrower:

(A) any Lender that is a U.S. Person shall deliver to the U.S. Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the U.S. Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W- 8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W- 8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10- percent shareholder” of the U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the U.S. Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the U.S. Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the U.S. Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) the Administrative Agent shall deliver to the U.S. Borrower on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement, two (2) duly executed copies of IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding Tax; and

(E) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the U.S. Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the U.S. Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the U.S. Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii) A Lender which is an Irish Treaty Lender and each Borrower which makes a payment to which that Lender is entitled shall co-operate in completing any procedural formalities necessary for that Borrower to make that payment without a deduction or withholding on account of Irish Tax.

(iv) Following a request from a Borrower in writing, the relevant Lender shall provide to that Borrower any information requested for the Borrower to comply with its obligations under sections 891A, 891E, 891F and 891G TCA.

(v) Each Lender confirms that, as of the date of this Agreement, it is an Irish Qualifying Lender.

(vi) Each Lender which becomes a party to this Agreement after the date of this Agreement shall confirm, in the documentation which it executes on becoming a party to this Agreement which of the following categories it falls into:

(A) not an Irish Qualifying Lender;

(B) an Irish Qualifying Lender (other than an Irish Treaty Lender); or

(C) an Irish Treaty Lender.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the U.S. Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) VAT.

(i) All amounts expressed to be payable under a Loan Document by any party to a Secured Party which (in whole or in part) constitute consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any party in connection with a Loan Document, that party shall pay to such Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Secured Party must promptly provide an appropriate VAT invoice to that party).

(ii) If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any other Secured Party (the “Recipient”) in connection with a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A) where the Supplier is the person required to account to the relevant tax authority for the VAT, the Relevant Party shall also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient shall (where this Section 2.17(g)(ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) where the Recipient is the person required to account to the relevant tax authority for the VAT, the Relevant Party shall promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Secured Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Secured Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 2.17(g) to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v) In relation to any supply made by a Secured Party to any party under a Loan Document, if reasonably requested by such Secured Party, that party shall promptly provide such Secured Party with details of that party’s VAT registration (if applicable) and such other information as is reasonably requested in connection with such Secured Party’s VAT reporting requirements in relation to such supply.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

Section 2.18 Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Setoffs.

(a) Each Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the address separately provided to the Borrowers, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) At any time that payments are not required to be applied in the manner required by Section 7.03, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) [Reserved].

(d) If, except as expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest or (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the relevant Lenders pursuant to the terms of this Agreement or any other Loan Document (including any date that is fixed for prepayment by notice from any Borrower to the Administrative Agent pursuant to Section 2.11), notice from the U.S. Borrower that the Borrowers will not make such payment or prepayment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the relevant Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all documented and reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and

(ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.20 Intentionally Omitted.

Section 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) [reserved];

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.03 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, [reserved]; third, [reserved], fourth, as the U.S. Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the U.S. Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments (as in effect on the Closing Date immediately prior to the funding of the Loans). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c) the Commitments and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, further, that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders directly affected thereby shall not, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.

In the event that the Administrative Agent, the U.S. Borrower and the Lenders each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage (determined in accordance with clause (a) of the definition thereof, regardless of whether the Closing Date has occurred), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.22 Borrower Appointment. The TopCo Borrower hereby irrevocably appoints the U.S. Borrower to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) the U.S. Borrower may execute such documents on its behalf as the U.S. Borrower deems appropriate in its sole discretion and the TopCo Borrower shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or the Lenders to the U.S. Borrower shall be deemed delivered to the TopCo Borrower and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by (x) the U.S. Borrower on behalf of each of the Loan Parties and (y) the TopCo Borrower. Notwithstanding anything herein to the contrary, a Responsible Officer of the U.S. Borrower, acting for the purposes of giving and receiving notices and consenting to amendments and waivers under the Loan Documents, shall be a Responsible Officer of the TopCo Borrower for such purposes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Lenders that on the Amendment and Restatement Effective Date and the Closing Date (it being understood that the conditions to the Amendment and Restatement Effective Date are solely those set out in Section 4.01 and the conditions to the Closing Date are solely those set out in Section 4.02 that (with respect to the Target Group prior to the Closing Date, to the Borrowers’ knowledge)):

Section 3.01 Organization; Powers; Subsidiaries.

(a) Each of such Borrower and its Material Subsidiaries (i) is duly organized, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its organization, has all requisite organizational power and authority to carry on its business as now conducted and execute, deliver and perform its obligations under the Loan Documents to which it is a party and (ii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, to the extent the concept is applicable in such jurisdiction, is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.

(b) Schedule 3.01 hereto identifies each Subsidiary as of the Amendment and Restatement Effective Date, noting whether such Subsidiary is a Material Domestic Subsidiary or Material Foreign Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrowers and their respective Subsidiaries and, if such percentage is not 100% (excluding (i) directors’ qualifying shares and (ii) shares issued to foreign nationals to the extent required by applicable law), a description of each class issued and outstanding.

(c) All of the outstanding shares of capital stock and other equity interests of the U.S. Borrower, each Subsidiary Guarantor and each other Subsidiary pledged to the Administrative Agent are validly issued and outstanding and, to the extent applicable, fully paid and, if applicable, nonassessable and, as of the Amendment and Restatement Effective Date, all such shares and other equity interests indicated on Schedule 3.01 as owned by the Topco Borrower or any Subsidiary are owned, beneficially and of record, by the Topco Borrower or any Subsidiary free and clear of all Liens, other than Liens permitted pursuant to Section 6.02.

Section 3.02 Authorization; Enforceability. The Transactions and Loan Documents to be entered into by each Loan Party are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law and (iii) requirements of reasonableness, good faith and fair dealing (clauses (i) through (iii), collectively, the “Legal Reservations”).

Section 3.03 Governmental Approvals; No Conflicts. (a) The Transactions do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) the requirement to file the Court Order with the Registrar of Companies, which shall be done within ten Business Days of its issuance, and (ii) such as have been, or will be by the time required, obtained or made and are, or will be by the time required, in full force and effect and except for any filings, registrations, endorsements, notarizations, stampings and/or notifications necessary to perfect Liens created pursuant to the Loan Documents, (b) the Transactions will not violate in any material respect (i) the charter, by-laws, articles of association or other organizational documents of the TopCo Borrower or any of its Subsidiaries or (ii) any applicable material law or regulation or any material order of any Governmental Authority binding upon the TopCo Borrower or any of its Subsidiaries or its assets, (c) the Transactions will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the TopCo Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the TopCo Borrower or any Subsidiary, except, in the case of clauses (b)(ii) and (c), for any such violations, defaults or rights that could not reasonably be expected to result in a Material Adverse Effect, and (d) the Transactions will not result in the creation or imposition of any Lien on any asset of the TopCo Borrower or any of its Subsidiaries, other than Liens created under the Loan Documents.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) The TopCo Borrower has heretofore furnished to the Lenders its consolidated balance sheets and related consolidated statements of operations and comprehensive income (loss), of shareholders’ equity and of cash flows, (i) as of and for the fiscal year ended December 31, 2024 reported on by PricewaterhouseCoopers LLP, independent public accountants and (ii) as of and for the fiscal quarters and the portion of the fiscal year ended March 31, 2025 and June 30, 2025. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the TopCo Borrower its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) With respect to the TopCo Borrower and its Subsidiaries, since December 31, 2024, there has been no material adverse change in the business, assets, operations or financial condition of the TopCo Borrower and such Subsidiaries, taken as a whole.

Section 3.05 Properties.

(a) Except for Liens permitted pursuant to Section 6.02, each of the TopCo Borrower and its Subsidiaries has good title to, or (to the knowledge of the TopCo Borrower or any Subsidiary) valid leasehold interests in, all its real and personal property (other than Intellectual Property, which is subject to Section 3.05(b)) material to its business, except as could not reasonably be expected to result in a Material Adverse Effect.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, each of the TopCo Borrower and its Subsidiaries owns, or is licensed to use, all Intellectual Property material to its business, and the use thereof by the TopCo Borrower and its Subsidiaries, to any Loan Party’s knowledge, does not infringe upon the rights of any valid, enforceable patent, or any other intellectual property rights of any other Person.

Section 3.06 Litigation, Environmental and Labor Matters.

(a) Except as described in Schedule 3.06 hereof, there are no material actions, suits, proceedings or claims by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened in writing against or affecting the TopCo Borrower or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that, as of the Amendment and Restatement Effective Date, involve this Agreement or the Transactions.

(b) Except as could not reasonably be expected to result in a Material Adverse Effect, neither the TopCo Borrower nor any of its Subsidiaries (i) is failing to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability or (iii) is subject to any pending, or has received written notice of any threatened, claim or Proceeding with respect to any Environmental Law or Environmental Liability.

(c) (i) As of the Amendment and Restatement Effective Date, there are no strikes, lockouts or material slowdowns against the TopCo Borrower or any of its Subsidiaries pending or, to their knowledge, threatened and (ii) except as would not reasonably be expected to have a Material Adverse Effect, (A) there are no strikes, lockouts or material slowdowns against the TopCo Borrower or any of its Subsidiaries pending or, to their knowledge, threatened, (B) the hours worked by and payments made to employees of the TopCo Borrower and its Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters and (C) material payments due from the TopCo Borrower or any of its Subsidiaries, or for which any claim may be made against the TopCo Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the TopCo Borrower or such Subsidiary. As of the Amendment and Restatement Effective Date, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the TopCo Borrower or any of its Subsidiaries is bound.

Section 3.07 Compliance with Laws and Agreements.

(a) General. Each of the TopCo Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Healthcare and Regulatory Matters. Except, in each case, as may be disclosed on Schedule 3.07(b):

(i) (1) Except as would not reasonably be expected to have a Material Adverse Effect on the TopCo Borrower and its Subsidiaries, to the knowledge of the Borrowers, each of their respective employees and agents solely with respect to the exercise of each of their respective duties on behalf of the TopCo Borrower or its Subsidiaries are in compliance with all applicable Health Care Laws, and (2) neither the TopCo Borrower nor any of its Subsidiaries has received written notice of any pending or, to the knowledge of the TopCo Borrower or any Subsidiary, threatened claim, suit, proceeding, hearing, enforcement, audit, formal inquiry, qui tam action, appeal, professional disciplinary or regulatory proceedings, inspection, investigation, seizure, shutdown, field action, recall, request or demand for product withdrawal or market withdrawal, or corrective or remedial action, safety notice or alert, untitled letter or warning letter, letter of admonition, memorandum of agreement, order to show cause, suspension order, compliance addendum, injunctive relief agreement, notice of suspension or cancellation of a drug establishment license, medical device establishment registration or other license or clinical trial, U.S. Food and Drug Administration and any successor agency thereto (“FDA”) Form 483, clinical hold, arbitration or other similar correspondence, notice or action from the FDA, DEA, DOJ, the U.S. Department of Health and Human Services and any successor agency thereto, the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Customs and Border Protection, and any successor agency to any of the above, HPRA, EMA, or any applicable Governmental Authority with jurisdiction over the safety, efficacy, research, formulation, design, development, manufacture, ownership, testing, storage, security, diversion, trafficking, transportation, distribution, supply, packaging, recordkeeping, processing, production, handling, use, marketing, labeling (including administration of the REMS program), promotion, advertising, holding, possession, import or export, disposal or sale or offer for sale of any Product, service, operation or activity of the Loan Parties, including similar foreign, state and local Governmental Authorities (each a “Regulatory Authority”), alleging that any such service, operation or activity of the TopCo Borrower or any of its Subsidiaries, or any of such products, is in violation of any applicable Health Care Law or alleging or asserting non-compliance with applicable Health Care Laws or which, if resolved in a manner adverse to the TopCo Borrower or its Subsidiaries, would be reasonably likely to result in the imposition of any penalties under a Health Care Law, or restrict their ability to conduct their business as currently conducted under Health Care Laws or result in their ineligibility, debarment, suspension, exclusion from participation in any Federal Health Care Program or similar program outside the United States;

(ii) Except as would not reasonably be expected to have a Material Adverse Effect on the TopCo Borrower and its Subsidiaries, none of the TopCo Borrower, its Subsidiaries, any of their respective officers, directors, or, to the knowledge of the Borrowers, employees, clinical investigators, agents or contractors with respect to the exercise of each of their respective duties on behalf of the TopCo Borrower or its Subsidiaries have engaged in any activities which are reasonably likely to result in, or is subject to any proceeding, inquiry, investigation or similar action that would be reasonably likely to result in, civil penalties imposed on or mandatory or permissive exclusion or ineligibility, disqualification, debarment (including debarment under 21 U.S.C. § 335a), or suspension of the TopCo Borrower or any Subsidiary from participation in any human clinical research, Federal Health Care Program or similar program outside the United States, as applicable;

(iii) None of the TopCo Borrower, any of its Subsidiaries or, their respective officers and directors, employees, clinical investigators, or to the knowledge of the Borrowers and their respective Subsidiaries, any agents or contractors (1) is or has been excluded, suspended, debarred, disqualified or convicted of any crime that would reasonably be expected to result in exclusion, suspension, debarment or disqualification, including from human clinical research or participation in any Federal Health Care Program, (2) is currently or has been a party to a corporate integrity agreement or similar agreement or order mandating or prohibiting any future or past activities, or has any reporting or disclosure obligations pursuant to a settlement agreement, plan or correction or other remedial measure entered into with any Regulatory Authority, (3) has knowingly and willfully offered, paid, solicited or received any remuneration in violation of applicable Healthcare Laws nor (4) has made or is contemplating making any self-disclosure to any Regulatory Authorities, nor are there any facts or circumstances reasonably likely to result in any self-disclosure under applicable Healthcare Laws, in each of case (2), (3) and (4), except as would not reasonably be expected to have a Material Adverse Effect on the TopCo Borrower and its Subsidiaries;

(iv) Except as would not reasonably be expected to have a Material Adverse Effect on the TopCo Borrower and its Subsidiaries, all Products (other than raw materials) of TopCo Borrower and its Subsidiaries are being and have been researched, formulated, designed, developed, manufactured, owned, tested, distributed, supplied, packaged, processed, handled, used, held, stored, secured, transported, sold, offered for sale, imported, exported, marketed, labeled, advertised, promoted or disposed in compliance with all applicable Health Care Laws. Except as would not reasonably be expected to have a Material Adverse Effect on the TopCo Borrower and its Subsidiaries, to the knowledge of the Borrowers and their respective Subsidiaries, all raw materials of TopCo Borrower and its Subsidiaries are being and have been researched, formulated, designed, developed, manufactured, owned, tested, distributed, supplied, packaged, processed, handled, used, held, stored, secured, transported, sold, offered for sale, imported, exported, marketed, labeled, advertised, promoted or disposed in compliance with all applicable Health Care Laws;

(v) Except as would not reasonably be expected to have a Material Adverse Effect on the TopCo Borrower and its Subsidiaries, none of the TopCo Borrower or its Subsidiaries has experienced a diversion that would require reporting to any Regulatory Authority or experienced any diversion of controlled substances, controlled substance analogues, listed chemicals, active pharmaceutical ingredients, any other such substances or products, or any breaches of the security systems, controls, and procedures required under any applicable Health Care Laws or by any Regulatory Authority.

(vi) Except as would not reasonably be expected to have a Material Adverse Effect on the TopCo Borrower and its Subsidiaries (1) the TopCo Borrower and each of its Subsidiaries possesses and is operating in compliance with, all licenses, franchises, permits, clearances, registrations, approvals, variances, exemptions, and other authorizations from all Regulatory Authorities and any third parties that are necessary under any applicable Health Care Law to conduct its business as currently conducted (collectively, the “Health Care Permits”), (2) all such Health Care Permits are in full force and effect, and (3) to the knowledge of the Borrowers and their respective Subsidiaries, each of the Subsidiaries has made all declarations and filings with the appropriate federal, state, local or foreign Governmental Authorities or Regulatory Authorities that are necessary for the Health Care Permits. No Subsidiary has received written notice of any revocation, material modification, suspension or termination of any Health Care Permit and, to the knowledge of the Borrowers, no facts or circumstances exist that would reasonably be expected to cause any such Health Care Permit to not be renewed in the ordinary course.

Section 3.08 Investment Company Status. Neither the TopCo Borrower nor any of its Subsidiaries is required to be registered as an “investment company” or a company “controlled” by a company required to be registered as an “investment company”, within the meaning of the Investment Company Act of 1940.

Section 3.09 Taxes. Each of the TopCo Borrower and its Subsidiaries has timely filed or caused to be filed all federal income Tax returns and all other Tax returns and reports required to have been filed by it and has paid, caused to be paid or made a provision for the payment of all federal income Taxes and all other Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the TopCo Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure. All written information and all information that is formally presented at a general meeting (which may be a telephonic meeting) of the Lenders, other than any projections, estimates, forecasts and other forward-looking information and information of a general economic or industry-specific nature, furnished by or on behalf of the TopCo Borrower or any Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document, when taken as a whole and after giving effect to all supplements and updates thereto (with respect to any such information relating to the Target Group prior to the Closing Date, to the knowledge of the Borrowers), does not (when furnished) contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading (when taken as a whole) in light of the circumstances under which such statements are made; provided that, with respect to forecasts or projections, each Borrower represents only that such information (with respect to any projected financial information relating to the Target Group prior to the Closing Date, to the knowledge of the Borrowers) was prepared in good faith based upon assumptions believed by the Borrowers to be reasonable at the time prepared (it being understood by the Administrative Agent and the Lenders that any such forecasts or projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the TopCo Borrower and its Subsidiaries, that no assurances can be given that such projections will be realized and that actual results may differ materially from such projections).

Section 3.12 Liens. There are no Liens on any of the real or personal properties of the TopCo Borrower or any Subsidiary except for Liens permitted by Section 6.02.

Section 3.13 No Default. No Default or Event of Default has occurred and is continuing.

Section 3.14 Intentionally Omitted.

Section 3.15 Solvency. The TopCo Borrower and its Subsidiaries taken as a whole are Solvent as of the Closing Date.

Section 3.16 Intentionally Omitted.

Section 3.17 Security Interest in Collateral. The Collateral Documents, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral covered thereby to the extent intended to be created thereby, except, as to enforcement, as may be limited by the Legal Reservations and (i) when the Collateral constituting certificated securities (as defined in the UCC) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the Liens under the Collateral Documents will constitute a fully perfected security interest in all right, title and interest of the respective Loan Parties thereunder in such Collateral, prior and superior in right to any other Person, except for Liens permitted by Section 6.02 to be pari passu in right to the Liens under the Collateral Documents and (ii) when (x) financing statements (or their equivalent) in appropriate form are filed in the applicable filing offices, and in the case of any Irish Loan Party incorporated in Ireland, a Form C1 is filed with the Irish Companies Registration Office and (y) Intellectual Property Security Agreements are filed in and recorded by the United States Patent and Trademark Office or the United States Copyright Office, as applicable, the security interest created under the Collateral Documents will constitute a fully perfected security interest in all right, title and interest of the respective Loan Parties in the remaining Collateral to the extent perfection can be obtained by filing UCC financing statements (or their equivalent) or a Form C1, or such filing and recording of such Intellectual Property Security Agreements in and by the United States Patent and Trademark Office or the United States Copyright Office, as applicable, prior and superior to the rights of any other Person, except for Liens permitted by Section 6.02 to be prior and superior or pari passu in right to the Liens under the Collateral Documents.

Section 3.18 Anti-Corruption Laws and Sanctions. Each Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the TopCo Borrower, its Subsidiaries, and, acting in their respective capacities, their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the TopCo Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of the Borrowers, the TopCo Borrower and its Subsidiaries’ employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions. None of the TopCo Borrower, any Subsidiary, any of their respective directors or officers or, to the knowledge of the Borrowers, the TopCo Borrower or such Subsidiary’s employees, or to the knowledge of the Borrowers, any agents of the TopCo Borrower or such Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or use of the proceeds thereof will be used in violation of Section 5.08.

Section 3.19 Intentionally Omitted.

Section 3.20 Centre of main interests and establishment. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of TopCo Borrower and each Irish Subsidiary is situated in Ireland and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

Section 3.21 Margin Regulations. The TopCo Borrower and its Subsidiaries are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing hereunder will be used in a manner that entails a violation of Regulation U or X.

Section 3.22 Acquisition Documents. In the case of a Scheme, the Scheme Documents (taken as a whole) contain all the material terms of the Scheme; and in the case of an Offer, the Offer Documents (taken as a whole) contain all material terms of the Offer.

Section 3.23 Plan Assets; Prohibited Transactions. The TopCo Borrower does not hold “plan assets” (within the meaning of the Plan Asset Regulations) (“Plan Assets”), and, assuming no Lender funds any portion of the Loan with Plan Assets unless such Lender relies on a prohibited transaction exemption the conditions of which are satisfied, the execution, delivery and performance of this Agreement and the transactions contemplated hereunder, including the making of any Loan, will not give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

ARTICLE IV

CONDITIONS

Section 4.01 Conditions to the Amendment and Restatement Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) (the “Amendment and Restatement Effective Date”):

(a) Amended and Restated Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06, may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) and (ii) duly executed copies of the Reaffirmation Agreement, the Fee Letter and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of amendment and restatement effective date documents attached as Exhibit D.

(b) Legal Opinions. The Administrative Agent shall have received customary favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Amendment and Restatement Effective Date) of (i) Cleary Gottlieb Steen & Hamilton LLP, counsel for the Loan Parties, covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request, (ii) Ballard Spahr LLP, special Pennsylvania counsel for the U.S. Borrower, covering such matters relating to the U.S. Borrower, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request and (iii) A&L Goodbody LLP, counsel for the Administrative Agent, covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion.

(c) Secretary’s Certificate and Good Standing Certificates. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and (where such concept exists) good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of amendment and restatement effective date documents attached as Exhibit D.

(d) [Reserved].

(e) Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Amendment and Restatement Effective Date, including, to the extent invoiced at least three Business Day prior to the Amendment and Restatement Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under the Fee Letter.

(f) Financial Statements. The Administrative Agent shall have received (i) (x) audited consolidated balance sheets and related consolidated statements of operations and comprehensive income (loss), of shareholders’ equity and of cash flows of the TopCo Borrower and its subsidiaries for the fiscal years ended December 31, 2022, 2023 and 2024 and (y) unaudited consolidated balance sheets and related consolidated statements of operations and comprehensive income (loss), of shareholders’ equity and of cash flows of the TopCo Borrower and its subsidiaries for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 and (ii) copies of all quarterly and annual financial statements of the Target Group delivered to any of the Borrowers pursuant to the Acquisition Agreement on or prior to the Amendment and Restatement Effective Date. The Administrative Agent acknowledges that the TopCo Borrower’s and the Target Group’s public filings with the SEC of any required financial statements will satisfy the requirements of this clause (f).

(g) [Reserved.]

(h) [Reserved.]

(i) [Reserved.]

(j) Press Release and Acquisition Agreement. The Borrowers shall have delivered to the Administrative Agent the Agreed Form of Scheme Press Release and the executed Acquisition Agreement Amendment.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Amendment and Restatement Effective Date, by signing this Agreement, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent and such Lender.

The Administrative Agent shall notify the Borrowers and the Lenders of the Amendment and Restatement Effective Date, and such notice shall be conclusive and binding.

Section 4.02 Conditions to the Closing Date. The obligation of each Lender to make a Loan on the Closing Date is subject to the satisfaction (or waiver of in accordance with Section 9.02) of the following conditions:

(a) The Amendment and Restatement Effective Date shall have occurred.

(b) The Administrative Agent shall have received a duly executed Borrowing Request complying with the terms of Section 2.03.

(c) Reasonable evidence that all fees then due to the Arranger, the Lenders, the Administrative Agent and their Affiliates required to be paid on or prior to the Closing Date pursuant to paragraphs (a) and (b) of Section 2.12 and the Fee Letter shall have been or will be paid on or before the Closing Date, which amounts, at the U.S. Borrower’s request, may be offset against the proceeds of the Loans.

(d) If the Target Acquisition is pursuant to:

(i) a Scheme, then the Scheme Effective Date shall have occurred and the Target Acquisition shall have been, or substantially concurrently with the occurrence of the Closing Date shall be, consummated in all material respects in accordance with the terms and conditions of both the Acquisition Agreement and the Scheme Documents (it being understood that substantially concurrently shall permit the payment of the cash component of the cash consideration payable to the holders of the Target Shares being made within 14 days after the Scheme Effective Date) without giving effect to any amendment to the Scheme Documents or waiver thereof in breach of this Agreement; or

(ii) an Offer, then the Offer Unconditional Date shall have occurred and the Target Acquisition shall have been, or substantially concurrently with the occurrence of the Closing Date shall be, consummated in all material respects in accordance with the terms and conditions of both the Acquisition Agreement and the Offer Documents (it being understood that substantially concurrently shall permit the payment of cash consideration for the tendered Target Shares being made within 14 days of the Offer Unconditional Date) without giving effect to any amendment to the Offer Documents or waiver thereof in breach of this Agreement, in each case without any term or condition of the Scheme or Offer (as applicable) having been waived or amended in any respect in breach of the terms of this Agreement.

(e) If the Target Acquisition is pursuant to:

(i) a Scheme, the Administrative Agent shall have received:

(A) a certificate of the U.S. Borrower signed by a Responsible Officer certifying:

(1) the date on which the Scheme Circular was posted to the shareholders of Target;

(2) the date on which the Scheme Press Release was issued; and

(3) the date on which the Court has sanctioned the Scheme; and

(B) a copy of the Scheme Circular, certified as a true and correct copy by a Responsible Officer of the U.S. Borrower; and

(C) a copy of the Scheme Press Release, certified as a true and correct copy by a Responsible Officer of the U.S. Borrower; and

(D) a certificate of the U.S. Borrower signed by a Responsible Officer thereof attaching a copy of the Court Order, a copy of the General Meeting Resolutions and the Scheme Resolutions, in each case, certified as a true and correct copy;

(ii) an Offer, the Administrative Agent shall have received:

(A) a certificate of the U.S. Borrower signed by a Responsible Officer certifying:

(1) the date on which the Offer Documents were posted to the Target Shareholders; and

(2) the date on which the Offer Press Release was issued;

(B) a copy of the Offer Documents, certified as a true and correct copy by a Responsible Officer of the U.S. Borrower; and

(C) a copy of the Offer Press Release, certified as a true and correct copy by a Responsible Officer of the U.S. Borrower.

(f) On the Closing Date, immediately before and after giving effect to the making of and application of proceeds of the applicable Borrowing, no Certain Funds Event of Default shall have occurred which is continuing and the Certain Funds Representations shall be true in all material respects (or if already qualified by materiality, in all respects).

(g) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the U.S. Borrower, substantially in the form of Exhibit E, confirming that the conditions set forth in Section 4.02(d) and (f) have been met.

(h) It is not unlawful since the date the relevant Lender became party to this Agreement in any applicable jurisdiction for such Lender to fund that Loan; provided that such Lender has notified the Administrative Agent promptly upon becoming aware of such unlawfulness; provided, further, that such unlawfulness alone will not excuse any other Lender from participating in the relevant Loan and will not in any way affect the obligations of any other Lender.

Section 4.03 Actions During Certain Funds Period. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, during the Certain Funds Period no Lender shall (unless (i) a Certain Funds Event of Default has occurred and is continuing or, in respect of clause (c) below, would result from making such Loans or (ii) in respect of clause (c) below, a Lender is not obligated pursuant to Section 4.02 to make a Loan:

(a) cancel or terminate (or seek to cancel or terminate) any of its Commitments (subject to any commitment reductions made pursuant to Section 2.09 or Section 2.11(b));

(b) rescind, terminate or cancel (or seek to rescind, terminate or cancel) this Agreement, any other Loan Document or any of the Loans or exercise (or seek to exercise) any similar right or remedy or make or enforce (or seek to make or enforce) any claim under this Agreement or any other Loan Document it may have to the extent to do so would prevent or limit the making of its Loans on the Closing Date in accordance with the terms of this Agreement;

(c) refuse (or seek to refuse) to participate in the making of its Loans, subject to satisfaction of the conditions set forth in Section 4.02;

(d) exercise (or seek to exercise) any right of netting, set-off or counterclaim or similar right or remedy to the extent to do so would prevent or limit the making of its Loans on the Closing Date in accordance with the terms of this Agreement; or

(e) exercise (or seek to exercise) any rights (i) to cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document or (ii) under or in connection with any Collateral Documents to enforce (or give instructions to enforce) any this Agreement or any other Loan Document or exercise any right or remedy thereunder, in each case of this clause (e), to the extent to do so would prevent or limit the making of its Loans on the Closing Date in accordance with the terms of this Agreement, provided that immediately upon the expiration of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Lenders if applicable at such time notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

ARTICLE V

AFFIRMATIVE COVENANTS

Commencing on the Effective Date, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than Unliquidated Obligations and Obligations expressly stated to survive such payment and termination), each Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. The U.S. Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) within 120 days after the end of each fiscal year of the TopCo Borrower (or, if earlier, within 5 Business Days after such date as the TopCo Borrower is required to file its annual report on Form 10-K for such fiscal year with the Securities and Exchange Commission) (commencing with the first fiscal year of TopCo Borrower ending after the Effective Date), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit (except as resulting solely from an upcoming Default or Event of Default under this Agreement or the maturity of the Loans within the 12-month period following the relevant audit date)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the TopCo Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the TopCo Borrower (or, if earlier, within 5 Business Days after such date as the TopCo Borrower is required to file its quarterly report on Form 10-Q for such fiscal quarter with the Securities and Exchange Commission) (commencing with the first fiscal quarter of the TopCo Borrower ending after the Effective Date), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the TopCo Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above to the Administrative Agent, a compliance certificate of a Financial Officer of the U.S. Borrower substantially in the form of Exhibit I (i) certifying, in the case of the financial statements delivered under clause (b) above, as presenting fairly in all material respects the financial condition and results of operations of the TopCo Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether, to the knowledge of such Financial Officer, a Default has occurred and is continuing and, if a Default has occurred that is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) as soon as available, but in any event not later than 120 days after the beginning of each fiscal year of the TopCo Borrower (commencing with the first fiscal year of the TopCo Borrower ending after the Effective Date), a copy of the plan and forecast (including a projected income statement and cash flow statement) of the TopCo Borrower for each quarter of such fiscal year in form reasonably satisfactory to the Administrative Agent (which, for the avoidance of doubt, shall not be required to include projections of compliance with the Financial Covenants, projections of the Secured Net Leverage Ratio or Consolidated Interest Coverage Ratio or a description of the assumptions made in the build-up of such plan and forecast); and

(e) promptly following any request by the Administrative Agent therefor, (x) such other information regarding the operations, business affairs and financial condition of the TopCo Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (acting through the Administrative Agent) may commercially reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 5.01(a) or (b) may be delivered electronically and posted on the TopCo Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or on EDGAR (the Electronic Data Gathering, Analysis and Retrieval system of the SEC) or any successor thereto.

Notwithstanding anything to the contrary in Section 5.01(e), none of the TopCo Borrower or any Subsidiary will be required to disclose any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any designated representative) is then prohibited by law, rule, regulation or any agreement binding on any Loan Party or any Subsidiary or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 5.02 Notices of Material Events. The U.S. Borrower will furnish to the Administrative Agent (for distribution to each Lender) written notice of the following promptly after a Responsible Officer having actual knowledge thereof:

(a) the occurrence of any Default or Event of Default;

(b) the filing, commencement or receipt of any notice of any Proceeding, inspection, audit or disclosure required by or before any arbitrator or Governmental Authority against or affecting the TopCo Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) [reserved];

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(f) any correspondence (i) to the FDA, HPRA, EMA (or analogous foreign, state or local Governmental Authority) from the TopCo Borrower or any Subsidiary or (ii) to the TopCo Borrower or any Subsidiary from the FDA, HPRA, EMA (or analogous foreign, state or local Governmental Authority) (including any so called “warning letter”, “untitled letter”, It Has Come to Our Attention letter, FDA Form 483 or similar notification), in each case, that contains information or data that has resulted or is reasonably expected to result in a significant adverse change to the labeling (package insert), including, but not limited to, the imposition of any modified boxed warning or a modification of a Risk Evaluation and Mitigation Strategy (“REMS”) for any drug, biologic or device offered for commercial sale by the TopCo Borrower or any of its Subsidiaries at the time of such correspondence, or that has resulted or is reasonably expected to result in the revocation, termination, suspension, disqualification, or other adverse modification or limitation of any Health Care Permit; and

(g) the receipt of any so called “warning letter”, “untitled letter”, It Has Come to Our Attention letter, FDA Form 483, or similar notification, in each case, from any Regulatory Authority that identifies any material manufacturing deficiencies (whether by any Loan Party or any Subsidiary and/or by any such Loan Party’s or such Subsidiary’s suppliers, contract manufacturers, and/or third-party manufacturers) with respect to any Product, or that otherwise orders, mandates or requests the recall, product withdrawal or market withdrawal or other remedial action of any Product offered for commercial sale by the TopCo Borrower or any of its Subsidiaries or that requires or requests that the Product offered for commercial sale by the TopCo Borrower or any of its Subsidiaries only be offered for sale or sold to a particular patient population (e.g., FDA requests that the drug, biologic or device offered for commercial sale by the TopCo Borrower or any of its Subsidiaries no longer be marketed for patients of a certain age or patients with a particular condition).

Each notice delivered under this Section 5.02 (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of the Alkermes Amended and Restated Bridge Term Loan Credit Agreement dated as of November 18, 2025” and (iii) shall be accompanied by a statement of a Financial Officer or other executive officer of the U.S. Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Notwithstanding anything to the contrary in this Section 5.02, none of the TopCo Borrower or any Subsidiary will be required to disclose any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any designated representative) is then prohibited by law, rule, regulation or any agreement binding on any Loan Party or any Subsidiary or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 5.03 Existence; Conduct of Business. Each Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done (a) all things necessary to preserve, renew and keep in full force and effect its legal existence and (b) take, or cause to be taken, all reasonable actions to preserve, renew and keep in full force and effect the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and Intellectual Property rights material to the conduct of the business of the Borrower and its Material Subsidiaries taken as a whole, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in the case of this clause (b), to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that, the foregoing shall not prohibit any merger, consolidation, disposition, liquidation or, dissolution or other transaction permitted under Section 6.03.

Section 5.04 Payment of Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05 Maintenance of Properties; Insurance. Each Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted and except (i) as otherwise permitted by Section 6.03 or (ii) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, in all material respects, with carriers reasonably believed by the Borrowers to be financially sound and reputable or through reasonable and adequate self-insurance, insurance in such amounts and against such risks and such other hazards, as, in the good faith determination of the Borrowers, is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of the Loan Parties shall (a) in the case of each liability insurance policy, name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder and (c) provide for at least thirty (30) days’ (or such shorter number of days as may be reasonably agreed upon by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. Each Borrower will furnish to the Administrative Agent, upon any reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. In the event any Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part then due and payable relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent reasonably deems advisable, it being agreed that the Administrative Agent shall reasonably promptly notify the U.S. Borrower of any such action. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. Notwithstanding the foregoing, so long as no Event of Default exists, the TopCo Borrower and its Subsidiaries may retain all or any portion of the proceeds of any insurance of the TopCo Borrower and its Subsidiaries (and the Administrative Agent shall promptly remit to the TopCo Borrower or the applicable Subsidiary any proceeds with respect to such insurance received by the Administrative Agent).

Section 5.06 Books and Records; Inspection Rights. Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity in all material respects with applicable law are made of all material financial dealings and transactions in relation to its business and activities and, subject to Section 5.01(b), in form permitting financial statements conforming with GAAP to be derived therefrom. Each Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent (including any Lenders provided such Lender is accompanied by the Administrative Agent), at reasonable times upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its business, operations and financial condition with its Financial Officers and, provided such Borrower or such Subsidiary is afforded the opportunity to participate in such discussion, its independent accountants, all at such reasonable times and as often as reasonably requested; provided, further, that so long as no Event of Default has occurred and is continuing, such inspections shall not occur more than once in any calendar year and neither the TopCo Borrower nor the U.S. Borrower shall be required to reimburse the Administrative Agent or any of its representatives for fees, costs and expenses in connection with the Administrative Agent’s exercise of such rights set forth in this sentence more than one time in any calendar year. Each Borrower acknowledges that, subject to Section 9.12, the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the TopCo Borrower and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders. Notwithstanding anything to the contrary in this Section 5.06, none of the TopCo Borrower or any Subsidiary will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any designated representative) is then prohibited by law, rule, regulation or any agreement binding on any Loan Party or any Subsidiary or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 5.07 Compliance with Laws and Material Contractual Obligations. Each Borrower will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and (ii) perform its obligations under material agreements to which it is a party, in each case with respect to clauses (i) and (ii), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Borrower will maintain in effect and enforce policies and procedures designed to promote compliance by such Borrower, its Subsidiaries and, acting in their respective capacities, their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions. Except where the failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, each Borrower will, and will cause each of its Subsidiaries to, (i) comply in with all applicable Health Care Laws and (ii) to hold and possess all Health Care Permits and maintain such Health Care Permits in full force and effect.

Section 5.08 Use of Proceeds. The proceeds of the Loans will be used only for Certain Funds Purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations U and X. The Borrowers will not request any Borrowing, and the Borrowers shall not use, and shall procure that the Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or in any manner in each case that would result in violation of any Sanctions.

Section 5.09 Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances.

(a) As promptly as possible but in any event within 45 days after any member of the Target Group, and 90 days after any other Person (or, in each case, such later date as may be reasonably agreed upon by the Administrative Agent) (i) becomes a Domestic Subsidiary or qualifies independently as, or is designated by the U.S. Borrower as, a Material Domestic Subsidiary pursuant to the definition of “Material Domestic Subsidiary” (including, for the avoidance of doubt, because such Subsidiary ceases to be an Excluded Subsidiary pursuant to the definition of “Excluded Subsidiary”) or (ii) becomes an Irish Subsidiary or qualifies independently as, or is designated by the U.S. Borrower as, as a Material Irish Subsidiary pursuant to the definition of “Material Irish Subsidiary” (including, for the avoidance of doubt, because such Subsidiary ceases to be an Excluded Subsidiary pursuant to the definition of “Excluded Subsidiary”), the U.S. Borrower shall provide the Administrative Agent with written notice thereof and shall cause each such Subsidiary which also qualifies as a Material Subsidiary to deliver to the Administrative Agent a joinder to the Guaranty and (A) in the case of any Material Domestic Subsidiary, (I) a joinder to the U.S. Security Agreement (in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof and (II) if such Material Domestic Subsidiary owns Equity Interests in any Irish Subsidiary, an Irish Share Charge with respect to the Equity Interests of such Irish Subsidiary and (B) in the case of any Material Irish Subsidiary, (I) an accession deed to the Irish Security Agreement (in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof and (II) in the case of any Material Irish Subsidiary that owns Equity Interests in any Domestic Subsidiary, a joinder to the U.S. Security Agreement (in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such Guaranty and such U.S. Security Agreement and/or Irish Collateral Documents, as applicable, to be accompanied by requisite organizational resolutions, other organizational documentation, certificates and legal opinions as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent and its counsel (but, with respect to any such legal opinion, limited to the types of matters covered in the legal opinions delivered pursuant to Section 4.01). As promptly as possible but in any event within 45 days after any Domestic Subsidiary acquires Equity Interests in any Irish Subsidiary that is a member of the Target Group or any Irish Subsidiary acquires Equity Interests in any Domestic Subsidiary that is a member of the Target Group, and within 90 days after any Domestic Loan Party acquires Equity Interests in any Irish Subsidiary (other than any member of the Target Group) or any Loan Party incorporated or organized under the laws of Ireland acquires Equity Interests in any Domestic Subsidiary (other than any member of the Target Group) (or, in each case, such later date as may be reasonably agreed upon by the Administrative Agent), the U.S. Borrower shall provide the Administrative Agent with written notice thereof and shall cause each such Loan Party to deliver to the Administrative Agent (A) in the case of any Domestic Loan Party that acquires Equity Interests in any Irish Subsidiary, an Irish Share Charge with respect to the Equity Interests of such Irish Subsidiary and (B) in the case of any Loan Party organized or incorporated under the laws of Ireland that acquires Equity Interests in any Domestic Subsidiary, a joinder to the U.S. Security Agreement (unless already a party thereto and in the form contemplated thereby), pursuant to which such Loan Party agrees to be bound by the terms and provisions thereof, such Irish Share Charge or U.S. Security Agreement, as applicable, to be accompanied by requisite organizational resolutions, other organizational documentation, certificates and legal opinions as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent and its counsel (but, with respect to any such legal opinion, limited to the types of matters covered in the legal opinions delivered pursuant to Section 4.01). Notwithstanding anything to the contrary in any Loan Document, no Excluded Subsidiary shall be required to be a Subsidiary Guarantor or comply (nor shall any Borrower be required to cause it to comply) with any covenant with respect to becoming a guarantor or granting a security interest, including this Section 5.09.

(b) Subject to the terms, limitations and exceptions set forth in the applicable Collateral Documents, each Borrower will cause, and will cause each other Loan Party to cause, all of its owned property (whether personal or real, tangible, intangible, or mixed but excluding Excluded Assets) to be subject at all times to perfected Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02. With respect to the pledge of any Equity Interest in any Subsidiary and subject to the terms, limitations and exceptions set forth in the applicable Collateral Documents, each Borrower will cause (A) 100% of the issued and outstanding Equity Interests of each Pledged Subsidiary that is a Domestic Subsidiary (other than (i) any Domestic Foreign Holding Company or any Domestic Subsidiary of a Domestic Foreign Holding Company or a Foreign Subsidiary (other than an Irish Subsidiary) that is a CFC), (B) 100% of the issued and outstanding Equity Interests of each Pledged Subsidiary that is an Irish Subsidiary and (C) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Pledged Subsidiary (i) that is a Foreign Subsidiary (other than an Irish Subsidiary) or (ii) that is a Domestic Foreign Holding Company, in each case in the case of clauses (A), (B) and (C), in respect of Equity Interests which are directly owned by any Borrower or any other Loan Party (other than Excluded Assets) to be subject at all times to a first priority, perfected Lien (subject in any case to Liens permitted by Section 6.02) in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents. Without limiting the generality of the foregoing, each Borrower will, and will cause each Subsidiary Guarantor to, deliver Mortgages and Mortgage Instruments with respect to real property owned by such Borrower or such Subsidiary Guarantor which does not constitute Excluded Real Property within 120 days after the acquisition thereof (or such later date as may be reasonably agreed upon by the Administrative Agent). Notwithstanding the foregoing, no such Mortgages and Mortgage Instruments are required to be delivered hereunder for Excluded Real Property or and in any case until the date that is 120 days after the Effective Date (or such later date as may be reasonably agreed upon by the Administrative Agent). Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by any Borrower or any other Loan Party after the Effective Date until the date that occurs 21 days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically on an Electronic System) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the U.S. Borrower of that fact and (if applicable) notification to the U.S. Borrower that flood insurance coverage is not available and (B) evidence of the receipt by the U.S. Borrower of such notice; and (iii) if such notice is required to be provided to the U.S. Borrower and flood insurance is available in the community in which such real property is located, evidence of required flood insurance.

(c) Without limiting the foregoing, each Borrower will, and will cause each Subsidiary Guarantor to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, Intellectual Property Security Agreements, fixture filings, Mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, subject to the terms, limitations and exceptions set forth herein or in any Collateral Document, all at the expense of the Borrowers.

(d) If any material assets are acquired by a Loan Party after the Effective Date (other than (i) Excluded Assets or (ii) assets of the type constituting Collateral under the U.S. Security Agreement, Irish Collateral Documents or other applicable Collateral Document that either become subject to the Lien under the U.S. Security Agreement, Irish Collateral Documents or other applicable Collateral Document upon acquisition thereof or with respect to which no notice or further action would be required to create or perfect the Administrative Agent’s Lien in such assets), the U.S. Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent and the Borrowers will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and, as applicable, cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 5.09(c), all at the expense of the Borrowers, subject, however, to the terms, limitations and exceptions set forth herein or in any Collateral Document. Notwithstanding anything to the contrary contained herein or in any other Loan Document, no Loan Party shall be required, nor shall the Administrative Agent be authorized, (i) to perfect a security interest in any Collateral by any means other than by (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant jurisdiction or, in the case of any Loan Party incorporated in Ireland, the Companies Act in the Irish Companies Registration Office, (B) filings in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, with respect to United States registered or applied for patents, trademarks and copyrights and exclusive licenses of United States registered copyrights granted to a Loan Party, (C) (1) mortgages in respect of fee-owned real property included in the Collateral and (2) filings in the applicable real estate records with respect to real properties included in the Collateral or fixtures relating to such real properties, (D) delivery to the Administrative Agent of all stock certificates, intercompany notes and other instruments constituting Collateral required pursuant to the Collateral Documents to be held in its possession and (E) the service of notices of assignment (if any) required to be served under the Irish Collateral Documents, (ii) to enter into any control agreement with respect to any deposit account, securities account or commodities account or obtain any landlord waivers, estoppels or collateral access letters, (iii) to take any action (other than any actions listed in clauses (A) through (E) of clause (i) above) with respect to any assets located outside of the United States or, other than with respect to Intellectual Property, Ireland, including any Intellectual Property governed by, arising or existing under, or filed, registered, issued or protected pursuant to the laws of any jurisdiction other than the United States, or to perfect or make enforceable any security interests in any such assets or (iv) to take any actions in any jurisdiction other than the United States (or any political subdivision thereof) or, other than with respect to Intellectual Property, Ireland (or any political subdivision thereof) or enter into any collateral documents governed by the laws of any country other than the United States (or any political subdivision thereof) or, other than with respect to Intellectual Property, Ireland (or any political subdivision thereof).

Section 5.10 Post-Effective Date Covenants.

(a) Insurance. Not later than 30 days after the Closing Date (or such later date as the Administrative Agent may reasonably agree) the Borrowers shall have delivered to the Administrative Agent insurance certificates and endorsements (x) to all “All Risk” physical damage insurance policies on all of the tangible personal property and assets of the Borrowers and the Subsidiary Guarantors naming the Administrative Agent as lender loss payee, and (y) to all general liability and other umbrella or excess liability policies of the Borrowers and the Subsidiary Guarantors naming the Administrative Agent an additional insured.

(b) Possessory Collateral. Not later than 30 days after the Effective Date (or such later date as the Administrative Agent may reasonably agree), the Borrowers shall have delivered to the Administrative Agent:

(i) the certificates representing the shares of capital stock or other Equity Interests (in each case, to the extent certificated) required to be pledged by any Loan Party pursuant to the U.S. Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof;

(ii) each promissory note (if any) required to be pledged by any Loan Party pursuant to the U.S. Security Agreement, endorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(c) IP Searches. No later than seven (7) Business Days after the Effective Date (or such later date as the Administrative Agent may reasonably agree), the Borrowers shall have delivered to the Administrative Agent the results of recent searches of the United States Patent and Trademark Office and the United States Copyright Office for liens encumbering the Collateral that consists of United States registered or applied for patents, trademarks and copyrights.

Section 5.11 Scheme and Offer.

(a) Each Borrower agrees that it shall:

(i) not issue any Press Release other than a Press Release substantially in the form of the Agreed Form of Scheme Press Release delivered pursuant to Section 4.01(j), subject to such amendments as are not Materially Adverse Amendments;

(ii) in the case of an Offer, satisfy the Acceptance Condition which will require acceptances to have been received that would, when aggregated with all Target Shares (excluding shares held in treasury) directly or indirectly owned by the TopCo Borrower, result in the TopCo Borrower (directly or indirectly) holding shares representing, in any case, not less than 80.0% of all Target Shares carrying voting rights on a fully diluted basis (excluding any shares held in treasury) as at the date on which the Offer is declared unconditional (the “Minimum Acceptance Level”);

(iii) comply in all material respects with the Scheme, the Offer, the Scheme Documents, the Offer Documents, the Takeover Rules, the Companies Act, subject to any consents, waivers or dispensations granted by the Panel or the requirements of the Court, and all other applicable laws and regulations that are relevant to any Offer or Scheme save where non-compliance could not reasonably be expected to be materially prejudicial to the interests of the Lenders taken as a whole;

(iv) use commercially reasonable efforts to keep the Administrative Agent reasonably informed as to any material developments in relation to the Target Acquisition and promptly provide the Administrative Agent with such information as it may reasonably request in writing as to the status and progress of the Scheme or Offer (including, in the case of an Offer, the current level of acceptances, the implementation and exercise of the Squeeze-Out Rights and the dispatch of any Squeeze-Out Notices, if relevant), any regulatory and anti-trust clearances required in connection with the Target Acquisition and such other information as it may reasonably request regarding the status of the Target Acquisition subject to any confidentiality, regulatory or other restrictions relating to the supply of such information;

(v) deliver to the Administrative Agent copies of each Press Release, each Offer Document, each Scheme Document and all material legally binding agreements entered into by the TopCo Borrower in connection with an Offer or Scheme as soon as reasonably practicable prior to their issuance, in each case, except to the extent it is prohibited by law or regulation from doing so;

(vi) ensure that the terms and conditions contained in the Scheme Documents are consistent in all material respects with those set out in the Agreed Form of Scheme Press Release delivered to the Administrative Agent pursuant to Section 4.01(j) other than any amendments that are not Materially Adverse Amendments;

(vii) in the event that the TopCo Borrower has elected to convert the Scheme to an Offer, which election shall be promptly (and in any event within 5 Business Days) notified by the U.S. Borrower to the Administrative Agent by a written notice (“Offer Conversion Notice”), except as consented to by the Administrative Agent in writing, ensure that the terms and conditions contained in the Offer Documents are consistent in all material respects with those set out in the Scheme Press Release or Scheme Circular (as applicable) other than (x) any changes which are required to reflect the change in legal form to an Offer, (y) the inclusion of the Acceptance Condition (which shall be no less than the Minimum Acceptance Level) or (z) any amendments that are not Materially Adverse Amendments;

(viii) in the case of an Offer, following the Closing Date, should the TopCo Borrower become entitled to exercise its Squeeze-Out Rights, promptly ensure that Squeeze-Out Notices are delivered to the relevant holders of Target Shares, subsequently purchase such Target Shares as soon as reasonably practicable and comply with all of the applicable provisions of the Companies Act to enable it to exercise its Squeeze-Out Rights;

(ix) not take any action, and procure that none of its Affiliates nor any person acting in concert with the TopCo Borrower (within the meaning of the Takeover Rules) takes any action, which would require the TopCo Borrower or any of its Subsidiaries to make a mandatory offer for the Target Shares in accordance with Rule 9 of the Takeover Rules or which would require a change to be made to the terms of the Scheme or the Offer (as the case may be), including pursuant to Rule 6 or Rule 11 of the Takeover Rules which change, if made voluntarily, would be a Materially Adverse Amendment;

(x) in the case of an Offer, not declare the Offer unconditional unless the Minimum Acceptance Level is achieved; and

(xi) subject always to the Companies Act, in the case of a Scheme, within 30 days after the Scheme Effective Date and, in the case of an Offer, as promptly as practicable after the date upon which the TopCo Borrower (directly or indirectly) owns Target Shares (excluding any shares held in treasury) which represent all Target Shares (excluding any shares held in treasury), procure that such action as is necessary is taken to apply for the cancellation of trading in the Target Shares on Nasdaq and to cause the Target to reregister as a private company under the Companies Act as soon as reasonably practicable thereafter.

(b) Except as consented to by the Administrative Agent in writing (such consent not to be unreasonably withheld, conditioned or delayed), each of the Borrowers hereby covenants and agrees that it will:

(i) not amend, treat as satisfied or waive (i) any material term or condition of the Scheme Documents or, as the case may be, the Offer Documents (including, without limitation, the Acceptance Condition) in each case, to the extent such amendment or waiver would reasonably be expected to be materially prejudicial to the interests of the Lenders (taken as a whole), or (ii) if the Target Acquisition is proceeding as an Offer, the Acceptance Condition if the effect of such amendment, treatment or waiver would be that the Acceptance Condition would be capable of being satisfied at a level less than the Minimum Acceptance Level;

(ii) notify the Administrative Agent promptly following the occurrence of any Mandatory Cancellation Event; and

(iii) agree with the Administrative Agent the content of, and will deliver to the Administrative Agent copies of, all publicity material, press releases and announcements intended to be published to the extent relating to or describing the Lenders or the Loans (other than the Scheme Documents or the Offer Documents) as soon as practicable prior to their publication, unless otherwise required by the Irish Takeover Rules, the Panel, any regulation, any applicable stock exchange, any applicable government or other regulatory authority and shall not publish any such other publicity material, press releases or announcements relating to the Lenders or the Loans without the prior written consent of the Administrative Agent (not to be unreasonably withheld).

Section 5.12 Centre of main interests and establishment. The TopCo Borrower and each Irish Subsidiary shall ensure that its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in Ireland and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

ARTICLE VI

NEGATIVE COVENANTS

Commencing on the Effective Date, until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees due and payable hereunder have been paid in full (other than Unliquidated Obligations and Obligations expressly stated to survive such payment and termination), each Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. Each Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof (other than with respect to unpaid accrued interest and premiums thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions, premiums and expenses associated with such Indebtedness);

(c) Indebtedness of the TopCo Borrower to any Subsidiary and of any Subsidiary to the TopCo Borrower or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to the limitations set forth in Section 6.05(d) and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by the TopCo Borrower of Indebtedness or other obligations of any Subsidiary and by any Subsidiary of Indebtedness or other obligations of the TopCo Borrower or any other Subsidiary;

(e) Indebtedness of the TopCo Borrower or any Subsidiary incurred to finance the acquisition, construction, repair, replacement, lease or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (e) shall not exceed the greater of $111,260,000 and 20.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(f) Indebtedness of any Person that becomes a Subsidiary of the TopCo Borrower after the Effective Date in a transaction permitted by this Agreement (or of any Person not previously a Subsidiary that is merged or consolidated with or into the TopCo Borrower or a Subsidiary in a transaction permitted hereunder) or Indebtedness of any Person that is assumed by the TopCo Borrower or any Subsidiary in connection with an Acquisition or other acquisition of any property or assets permitted hereunder, which Indebtedness is existing at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness; provided that the aggregate outstanding principal amount of Indebtedness permitted to be assumed under this clause (f) (other than in connection with the Target Acquisition) shall not exceed the greater of $83,445,000 and 15.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(g) customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case received or incurred in the ordinary course of business;

(h) Indebtedness of the TopCo Borrower or any Subsidiary as an account party in respect of standby letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (h) shall not exceed the greater of $55,630,000 and 10.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(i) Indebtedness incurred by Subsidiaries that are not Loan Parties not to exceed the greater of $22,252,000 and 4.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding and guarantees of such Indebtedness;

(j) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(k) Indebtedness representing deferred compensation to employees, directors, officers and consultants incurred in the ordinary course of business;

(l) indemnification obligations, earnout, royalty, milestone or similar obligations, or Guarantees, surety bonds or performance bonds securing the performance of the TopCo Borrower or any of its Subsidiaries, in each case incurred or assumed in connection with a Permitted Acquisition or a disposition or other acquisition of assets permitted hereunder;

(m) Indebtedness of the TopCo Borrower or any of its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, indemnity bonds, surety bonds, completion guarantees and similar obligations, in each case provided in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such performance bonds, bid bonds, appeal bonds, indemnity bonds, surety bonds, completion guarantees and similar obligations;

(n) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or otherwise in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(o) Indebtedness in respect to judgments or awards under circumstances not giving rise to an Event of Default;

(p) Indebtedness in respect of obligations that are being contested in accordance with Section 5.04;

(q) Indebtedness consisting of (i) deferred payments or financing of insurance premiums incurred in the ordinary course of business of the TopCo Borrower or any of its Subsidiaries and (ii) take or pay obligations contained in any supply agreement entered into in the ordinary course of business;

(r) Indebtedness expressly permitted under Section 6.04;

(s) Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of the TopCo Borrower and its Subsidiaries incurred in the ordinary course of business or existing on the Effective Date (or, in the case of any such Indebtedness of the Target Group that was not created in contemplation of or in connection with the Target Acquisition, the Closing Date);

(t) Permitted Unsecured Indebtedness and any Permitted Refinancing Indebtedness in respect thereof that satisfies clauses (i), (iii) and (iv) of the definition of “Permitted Unsecured Indebtedness”;

(u) Permitted Junior Lien Indebtedness and any Permitted Refinancing Indebtedness in respect thereof that satisfies clauses (i), (iii), (iv) and (v) of the definition of “Permitted Junior Lien Indebtedness”;

(v) (i) Permitted Convertible Debt; provided that both immediately prior to and after giving effect (including giving effect on a pro forma basis) thereto, the Total Net Leverage Ratio does not exceed 4.50 to 1.00 and (ii) any Permitted Refinancing Indebtedness in respect thereof that satisfies clauses (i), (ii), (iii) and (v) of the definition of “Permitted Convertible Debt”;

(w) Indebtedness of the TopCo Borrower or any Subsidiary as an account party in respect of trade letters of credit;

(x) to the extent constituting Indebtedness, obligations of the TopCo Borrower or any of its Subsidiaries in respect of deferred compensation, indemnification, earn-outs, milestone payments, adjustment of purchase or other similar arrangements incurred by such Person in connection with Permitted Acquisitions;

(y) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;

(z) Indebtedness incurred in connection with corporate credit cards not to exceed the greater of $11,126,000 and 2.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(aa) automobile leases in an aggregate principal amount not to exceed greater of $11,126,000 and 2.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(bb) Indebtedness incurred by the TopCo Borrower and its Subsidiaries in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(cc) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(dd) other Indebtedness in an aggregate outstanding principal amount not exceeding the greater of $139,075,000 and 25.0% of Consolidated EBITDA for the most recently ended Test Period;

(ee) Indebtedness of the Loan Parties that is unsecured or secured on a pari passu or junior lien basis to the Lien securing the Loans, so long as (i) 100% of the Net Proceeds of such Indebtedness are used to pay all or a portion of the consideration for the Target Acquisition and/or to repay all or a portion of the Loans, (ii) the aggregate principal amount of such Indebtedness outstanding at any time does not exceed an amount equal to (x) the Maximum Commitment Amount minus (y) the aggregate principal amount of the Commitments and Loans outstanding hereunder at such time (after giving effect to any reduction of the Commitments and/or repayment of the Loans that occurs substantially simultaneously with the incurrence of such Indebtedness), (iii) such Indebtedness does not mature, and is otherwise not subject to any mandatory prepayment, redemption, defeasance, scheduled amortization or other scheduled payments of principal, in each case prior to the date that is 91 days after the Maturity Date (it being understood that no provision requiring an offer to purchase such Indebtedness as a result of change of control or asset sale or other fundamental change shall violate the foregoing restriction), (iv) either (x) such Indebtedness is incurred on the Closing Date pursuant to Qualifying Commitments or (y) both immediately prior to and after giving effect (including giving effect on a pro forma basis) thereto, no Default or Event of Default shall exist or would result therefrom, (v) such Indebtedness is not guaranteed by any Subsidiary of the TopCo Borrower other than the U.S. Borrower and the Subsidiary Guarantors, (vi) if such Indebtedness is secured, (x) such Indebtedness is not secured by any assets other than the Collateral and (y) such Indebtedness and the Liens securing such Indebtedness are subject to a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and (vii) the covenants and events of default applicable to such Indebtedness are not more onerous or more restrictive in any material respect (taken as a whole) than the applicable covenants and events of default set forth in this Agreement, as determined by the U.S. Borrower in its good faith judgment, or the Lenders of the then-existing Loans receive the benefit of such more restrictive covenants and events of default; and

(ff) Permitted Pari Passu Indebtedness and any Permitted Refinancing Indebtedness in respect thereof that satisfies clauses (i), (iii), (iv) and (v) of the definition of “Permitted Pari Passu Indebtedness”.

For purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be incurred solely by reference to one category described in this Section 6.01, but is permitted to be incurred in part under any combination thereof and (B) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (ff) above, the Borrowers may, in their sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such item of Indebtedness in a manner that complies with this Section 6.01 and will only be required to include the amount and type of such Indebtedness (or any portion thereof) in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance only on the exception in Section 6.01(a).

Section 6.02 Liens. Each Borrower will not and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset (other than Unrestricted Margin Stock) now owned or hereafter acquired by it, except:

(a) Liens created pursuant to any Loan Document including with respect to any obligation to provide cash collateral in respect thereof;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the TopCo Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02 and any amendments, modifications, extensions, renewals, refinancings and replacements thereof; provided that (i) such Lien shall not apply to any other property or asset of the TopCo Borrower or any Subsidiary other than improvements thereon and proceeds from the disposition of such property or asset and (ii) the amount secured or benefited thereby is not increased (other than as permitted by Section 6.01) and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than as permitted by Section 6.01);

(d) any Lien existing on any property or asset prior to the acquisition thereof by the TopCo Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary and any amendments, modifications, extensions, renewals and replacements thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the TopCo Borrower or any Subsidiary (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after- acquired property) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than as permitted by Section 6.01);

(e) Liens on fixed or capital assets (including capital leases) acquired (including as a replacement), constructed, repaired, leased or improved by the TopCo Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness or Capital Lease Obligations permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or lease or the completion of such construction, replacement, repair or improvement (other than with respect to amendments, modifications, extensions, refinancings, renewals and replacements thereof) and (iii) such Liens shall not apply to any other property or assets of the TopCo Borrower or any Subsidiary other than improvements thereon, replacements and products thereof, additions and accessions thereto or proceeds from the disposition of such property or assets and customary security deposits; provided that individual financings of equipment provided by one lender (or a syndicate of lenders) may be cross-collateralized to other financings of equipment provided by such lender (or syndicate);

(f) Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary to such Borrower or such other Loan Party;

(g) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the TopCo Borrower or any of its Subsidiaries the ordinary course of business;

(h) Liens securing Indebtedness permitted hereunder to finance insurance premiums solely to the extent of such premiums;

(i) statutory and common law rights of setoff and other Liens, similar rights and remedies arising as a matter of law encumbering deposits of cash, securities, commodities and other funds in favor of banks, financial institutions, other depository institutions, securities or commodities intermediaries or brokerage, and Liens of a collecting bank arising under Section 4-208 or 4-210 of the UCC in effect in the relevant jurisdiction or any similar law of any foreign jurisdiction on items in the course of collection;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k) Liens on any cash earnest money deposits made by the TopCo Borrower or any of its Subsidiaries in connection with any Acquisition permitted by this Agreement, including, without limitation, in connection with any letter of intent or purchase agreement relating thereto;

(l) in connection with the sale or transfer of any assets in a transaction permitted under Section 6.03, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(m) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties (i) in the ordinary course of business or (ii) otherwise permitted hereunder other than in connection with Indebtedness;

(n) dispositions and other sales of assets permitted under Section 6.04 (other than Section 6.04(i));

(o) to the extent constituting a Lien, Liens with respect to repurchase obligations of the type described in clause (d) of the definition of “Cash Equivalents”;

(p) Liens (i) in favor of a credit card or debit card processor arising in the ordinary course of business under any processor agreement and relating solely to the amounts paid or payable thereunder, or (ii) customary deposits on reserve held by such credit card or debit card processor;

(q) Liens that are contractual rights of set-off (i) relating to the establishment of depositary relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, or (ii) relating to pooled deposit or sweep accounts of any Loan Party or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the any such Loan Party or Subsidiary;

(r) Liens of sellers of goods to any Loan Party and any of their respective Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(s) Liens on the Collateral securing Permitted Junior Lien Indebtedness and Permitted Pari Passu Indebtedness;

(t) Liens on Receivables Purchase Assets existing or deemed to exist in connection with any Receivables Purchase Transaction, so long as the aggregate outstanding principal amount of the Indebtedness and other obligations subject to such Liens does not at any time outstanding exceed the greater of $111,260,000 and 20 % of Consolidated EBITDA for the most recently ended Test Period;

(u) Liens on assets of the TopCo Borrower and its Subsidiaries not otherwise permitted above so long as the aggregate outstanding principal amount of the Indebtedness and other obligations subject to such Liens does not at any time outstanding exceed the greater of $139,075,000 and 25.0% of Consolidated EBITDA for the most recently ended Test Period;

(v) [reserved];

(w) Liens on specific items of inventory or other goods and proceeds of the TopCo Borrower or a Subsidiary securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(x) Liens arising from, or from UCC financing statement filings regarding, operating leases or consignments entered into by the TopCo Borrower or any Subsidiaries in the ordinary course of business;

(y) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(z) Liens (i) of a collection bank arising under Section 4-210 of the UCC, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(aa) any Liens with respect to Equity Interests of any joint venture, co-promotion agreement or similar arrangement pursuant to any joint venture, co-promotion or similar agreement;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on any real property that constitutes Excluded Real Property and any condemnation or eminent domain proceedings affecting any real property;

(dd) Liens listed as exceptions on any mortgage insurance policy;

(ee) [reserved];

(ff) Liens on cash deposits for obligations of landlord and sublandlords;

(gg) Liens on assets of Subsidiaries that are not Loan Parties securing Indebtedness permitted pursuant to clause (i) of Section 6.01; and

(hh) Liens securing Indebtedness permitted pursuant to any of clauses (h), (w), (z), (aa) and (ee) of Section 6.01.

For purposes of determining compliance with this Section 6.02, (A) a Lien need not be incurred solely by reference to one category described in this Section 6.02, but is permitted to be incurred in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness or other obligation (or any portion thereof) meets the criteria for more than one of the categories of Liens described in clauses (a) through (hh) above, the Borrowers may, in their sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Lien in a manner that complies with this Section 6.02 and will only be required to include the amount and type of such Lien in one or more of the above clauses; provided that all Liens securing Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance only on the exception in Section 6.02(a).

Section 6.03 Fundamental Changes. (a) Each Borrower will not and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or substantially all of its assets (other than Unrestricted Margin Stock), or all or substantially all of the Equity Interests (other than Unrestricted Margin Stock) of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i) any Person (other than the TopCo Borrower or any of its Subsidiaries) may merge or consolidate with the TopCo Borrower or any of its Subsidiaries; provided that any such merger or consolidation involving (A) the TopCo Borrower must result in the TopCo Borrower as the surviving entity, (B) the U.S. Borrower must result in the U.S. Borrower as the surviving entity and (C) a Subsidiary Guarantor must result in such Subsidiary Guarantor as the surviving entity;

(ii) any Subsidiary may merge into or consolidate with a Loan Party in a transaction in which the surviving entity is a Loan Party (provided that any such merger involving the TopCo Borrower must result in the TopCo Borrower as the surviving entity, any such merger involving the U.S. Borrower must result in the U.S. Borrower as the surviving entity and any such merger involving a Subsidiary (other than the U.S. Borrower) and a Subsidiary Guarantor must result in a Subsidiary Guarantor as the surviving entity);

(iii) any Subsidiary that is not a Loan Party may merge into or consolidate with another Subsidiary that is not a Loan Party;

(iv) the TopCo Borrower and its Subsidiaries may sell, transfer, lease or otherwise dispose of any Subsidiary that is not a Loan Party (and, in connection with a liquidation, winding up or dissolution or otherwise, any Subsidiary that is not a Loan Party may sell, transfer, lease, license or otherwise dispose of any, all or substantially all of its assets) to another Subsidiary that is not a Loan Party;

(v) Dispositions permitted by Section 6.04;

(vi) any Subsidiary that is not a Loan Party may liquidate, wind up or dissolve if the U.S. Borrower determines in good faith that such liquidation, winding up or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders;

(vii) any Domestic Subsidiary (other than the U.S. Borrower) may liquidate, wind up or dissolve if its assets are transferred to a Loan Party or, if such Subsidiary is not a Subsidiary Guarantor, to any other Domestic Subsidiary; and

(viii) any Irish Subsidiary may liquidate, wind up or dissolve if its assets are transferred to a Loan Party or, if such Subsidiary is not a Subsidiary Guarantor, to any other Irish Subsidiary or to any Domestic Subsidiary;

(ix) any Foreign Subsidiary (other than an Irish Subsidiary) may liquidate, wind up or dissolve if its assets are transferred to a Loan Party or, if such Subsidiary not a Subsidiary Guarantor, to any other Subsidiary;

provided that any such merger or consolidation involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 6.05.

(b) Each Borrower will not and will not permit any Subsidiary to, engage to any material extent in any business substantially different from businesses of the type conducted by the TopCo Borrower and its Subsidiaries (taken as a whole) on the Effective Date and businesses reasonably related, ancillary, similar, complementary or synergistic thereto or reasonable extensions, development or expansion thereof.

(c) Each Borrower will not and will not permit any Subsidiary to, change its fiscal year from the basis in effect on the Effective Date; provided that, notwithstanding the foregoing, each Borrower may (and may permit the Subsidiaries to) change their fiscal year so long as a Borrower notifies the Administrative Agent no less than 30 days prior to such change (or such shorter period as may be acceptable to the Administrative Agent in its sole discretion) and upon receipt of such notice, the Borrowers and the Administrative Agent will (and are hereby authorized to) make any adjustments to this Agreement that are necessary and appropriate to reflect such changes in fiscal year.

Section 6.04 Dispositions. Each Borrower will not and will not permit any Subsidiary to, make any Disposition (other than any Disposition of Unrestricted Margin Stock), except:

(a) Dispositions of obsolete, worn out or surplus property in the ordinary course of business;

(b) Dispositions of cash, Cash Equivalents and inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Loan Party or Subsidiary to any other Loan Party;

(e) leases, licenses or sublicenses, or subleases granted in the ordinary course of business and on ordinary commercial terms that do not materially interfere with the conduct of the business of the TopCo Borrower and its Subsidiaries;

(f) Dispositions of Intellectual Property rights that are no longer used or useful in the business of the TopCo Borrower and its Subsidiaries;

(g) the discount, write-off or Disposition of accounts receivable in connection with the collection, settlement or compromise thereof, and the forgiveness, release or compromise of any amount owed to any Loan Party or Subsidiary, in each case in the ordinary course of business;

(h) Dispositions of non-core assets acquired in a Permitted Acquisition; provided that such Dispositions shall be consummated within 360 days of such Permitted Acquisition; provided, further, that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the U.S. Borrower) and (ii) no less than 75% thereof shall be paid in cash;

(i) (w) Liens permitted by Section 6.02 (other than Section 6.02(n)), (x) transactions permitted by Section 6.03 (other than Section 6.03(a)(i) or (v)), (y) Restricted Payments permitted by Section 6.08 and (z) Investments permitted by Section 6.05 (other than Section 6.05(l));

(j) Dispositions by the TopCo Borrower and its Subsidiaries of assets for fair market value; provided that (i) in the case of a Disposition having a fair market value in excess of $15,000,000, at least 75% of the total consideration for any such Disposition received by the TopCo Borrower and its Subsidiaries is in the form of cash or Cash Equivalents, (ii) no Event of Default has occurred and is continuing or would immediately result therefrom and (iii) in the case of a Disposition of property with an aggregate book value in the greater of $194,705,000 and 35.0% of Consolidated EBITDA for the most recently ended Test Period in any fiscal year of the TopCo Borrower, the TopCo Borrower shall be in compliance with Section 6.13 calculated on a pro forma basis for such Disposition; provided, further, that for purposes of clause (i) above, (A) any liabilities (as shown on the most recent balance sheet provided hereunder or in the footnotes thereto) of the TopCo Borrower or any of its Subsidiaries (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the TopCo Borrower or any of its Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash and (B) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (B) that is at that time outstanding, not to exceed the greater of $50,000,000 and 9.0% of Consolidated EBITDA for the most recently ended Test Period, determined at the time of such Disposition;

(k) Dispositions by the TopCo Borrower and its Subsidiaries not otherwise permitted under this Section; provided that the aggregate book value of all property Disposed of pursuant to this clause (k) shall not exceed the greater of $83,445,000 and 15.0% of Consolidated EBITDA for the most recently ended Test Period;

(l) the settlement or early termination or cancellation of any Permitted Bond Hedge Transaction or any related Permitted Warrant Transaction;

(m) [reserved];

(n) Dispositions by the TopCo Borrower or any of its Subsidiaries of Receivable Purchase Assets with an aggregate fair market value not to exceed the greater of $111,260,000 and 20% of Consolidated EBITDA for the most recently ended Test Period pursuant to any Receivables Purchase Transaction;

(o) any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the TopCo Borrower or any of its Subsidiaries;

(p) the unwinding of any Swap Agreement permitted by Section 6.06 pursuant to its terms;

(q) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary in order to qualify members of the governing body of such Foreign Subsidiary if required by applicable law;

(r) the exercise by the TopCo Borrower or any Subsidiary of termination rights under any lease, sublease, license, sublicense, concession or other agreements; and

(s) Dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business.

For purposes of determining compliance with this Section 6.04, (A) a Disposition need not be made solely by reference to one category described in this Section 6.04, but is permitted to be made in part under any combination thereof and (B) in the event that a particular Disposition meets the criteria of more than one of the categories of Dispositions described in clauses (a) through (s) above, the Borrowers may, in their sole discretion, divide or classify all or a portion of such Disposition in a manner that complies with this Section 6.04 and will only be required to include the amount and type of such Disposition (or any portion thereof) in one or more of the above clauses.

Section 6.05 Investments, Loans, Advances, Guarantees and Acquisitions. Each Borrower will not and will not permit any Subsidiary to, (i) purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a Wholly-Owned Subsidiary prior to such merger or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other similar right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other beneficial interest in, any other Person, (ii) purchase or otherwise acquire (in one transaction or a series of transactions) any Person or all or substantially all of the assets of any Persons or any assets of any other Person constituting a business unit, division, product line (including rights in respect of any drug, biological product or other pharmaceutical product or device) or line of business of such Person or (iii) acquire an Exclusive License of rights to a drug, biological product, pharmaceutical product or device or other product line of any Person (each of the foregoing transactions described in the foregoing clauses (i) through (iii), an “Investment”; provided that for the avoidance of doubt, the purchase of any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction by the TopCo Borrower any of its Subsidiaries and the performance of its obligations thereunder shall not be an Investment), except:

(a) (i) cash and Cash Equivalents and (ii) Investments consisting of deposit accounts and securities accounts containing cash and Cash Equivalents;

(b) Permitted Acquisitions;

(c) (i) Investments by the TopCo Borrower and its Subsidiaries existing on the Effective Date in the capital stock of their respective Subsidiaries, (ii) Investments by the TopCo Borrower and its Subsidiaries in a Loan Party and (iii) Investments by any Person existing on the date such Person becomes a Subsidiary or consolidates or merges with the TopCo Borrower or any of its Subsidiaries pursuant to a transaction otherwise permitted hereunder;

(d) Investments (including, without limitation, capital contributions) made by the TopCo Borrower in or to any Subsidiary and made by any Subsidiary in or to the TopCo Borrower or any other Subsidiary (provided that not more than an aggregate amount of the greater of $83,445,000 and 15.0% of Consolidated EBITDA for the most recently ended Test Period in Investments and capital contributions may be made and remain outstanding, at any time in reliance on this clause (d), by Loan Parties to Subsidiaries which are not Loan Parties);

(e) Investments constituting deposits described in any of clauses (c) and (d) of the definition of “Permitted Encumbrances” and Sections 6.02(k);

(f) Guarantees constituting Indebtedness permitted by Section 6.01(d);

(g) Investments comprised of notes payable, stock or other securities issued by account debtors to the TopCo Borrower or any of its Subsidiaries pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business or Investments otherwise received in settlement of obligations owed by any financially troubled account debtors or other debtors in connection with such Person’s reorganization or in bankruptcy, insolvency or similar proceedings or in connection with foreclosure on or transfer of title with respect to any secured Investment;

(h) extensions of trade credit or the holding of receivables in the ordinary course of business;

(i) the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of the TopCo Borrower or any option, warrant or other right to acquire any such Equity Interests in the TopCo Borrower, in each case to the extent the payment therefore is permitted under Section 6.08;

(j) Loans and advances to officers, directors, employees, managers, consultants or independent contractors (i) for moving, payroll, entertainment, travel and other similar expenses in the ordinary course of business not to exceed the greater of (x) $11,126,000 and (y) and 2.0% of Consolidated EBITDA for the most recently ended Test Period in the aggregate at any time outstanding and (ii) solely in the case of loans and advances, in connection with such Person’s acquisition of Equity Interests of the TopCo Borrower, to the extent permitted pursuant to Section 6.08(k);

(k) endorsements for collection or deposit and prepaid expenses made in the ordinary course of business;

(l) transactions (to the extent constituting Investments) or promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.04;

(m) Investments by the TopCo Borrower or any of its Subsidiaries constituting the creation of new Subsidiaries so long as the TopCo Borrower or such Subsidiary, as applicable, complies with Section 5.09 hereof and any Investment in such new Subsidiary is otherwise permitted under this Section 6.05;

(n) Guarantees of leases and other contractual obligations of the TopCo Borrower or any Subsidiary (to the extent not constituting Indebtedness) in the ordinary course of business;

(o) transfers of rights with respect to one or more products or technologies under development to joint ventures with third parties or to other entities where the TopCo Borrower or a Subsidiary retains rights to acquire such joint ventures or other entities or otherwise repurchase such products or technologies;

(p) Investments in the form of Swap Agreements permitted by Section 6.06;

(q) Investments in existence on the Effective Date and described in Schedule 6.05 and any modification, replacement, renewal or extension thereof to the extent not involving any additional Investment;

(r) to the extent constituting Investments, Investments in the form of Permitted Bond Hedge Transactions and Permitted Warrant Transactions, in each case, entered into in connection with Permitted Convertible Debt;

(s) other Investments so long as prior to making such Investments and immediately after giving effect (including giving effect on a pro forma basis) thereto (i) no Event of Default then exists and (ii) the Secured Net Leverage Ratio does not exceed 3.50 to 1.00;

(t) other Investments, loans or advances made by the TopCo Borrower or any of its Subsidiaries so long as the aggregate amount of all such Investments, loans and advances does not exceed the greater of $166,890,000 and 30.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(u) any customary upfront milestone, marketing or other payment in the ordinary course of business to another Person in connection with obtaining a right to receive a royalty or other payments in the future;

(v) Investments consisting of Restricted Payments permitted under Section 6.08;

(w) Investments consisting of earnest money deposits made by the TopCo Borrower or its Subsidiaries in connection with any letter of intent or other agreement in respect of any Investment permitted by this Section 6.05;

(x) acquisitions of obligations of one or more officers or other employees of the TopCo Borrower or any Subsidiary in connection with such officer’s or employee’s acquisition of Equity Interests of the TopCo Borrower, so long as no cash is actually advanced by the TopCo Borrower or any Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(y) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business;

(z) Investments made with Equity Interests (other than Disqualified Equity) of the TopCo Borrower or from the Net Proceeds received by the TopCo Borrower from the sale or issuance of Equity Interests (other than Disqualified Equity) of the TopCo Borrower so long as such Investment is made within ninety (90) days of the receipt of such Net Proceeds;

(aa) Investments consisting of mergers, amalgamations, consolidations and transfers of all or substantially all assets permitted under Section 6.03(a) (other than Section 6.03(a)(i) or Section 6.03(a)(v)); and

(bb) the Transactions (including the payment of the purchase consideration in connection with the Target Acquisition including any restructuring steps set forth in a restructuring plan disclosed to and reasonably approved by the Administrative Agent prior to the Closing Date).

For purposes of covenant compliance with this Section 6.05, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash or Cash Equivalents in respect of such Investment.

Furthermore, for purposes of determining compliance with this Section 6.05, (A) an Investment need not be incurred solely by reference to one category described in this Section 6.05, but is permitted to be incurred in part under any combination thereof and (B) in the event that a particular Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (aa) above, the Borrowers may, in their sole discretion, divide or classify all or a portion of such Investment in a manner that complies with this Section 6.05 and will only be required to include the amount and type of such Investment (or any portion thereof) in one or more of the above clauses.

Section 6.06 Swap Agreements. Each Borrower will not and will not permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the TopCo Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the TopCo Borrower or any of its Subsidiaries), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the TopCo Borrower or any Subsidiary and (c) forward equity commitments or confirmations and forward equity sale agreements (in each case regardless of whether they provide for settlement election by the seller) with customary terms (including, without limitation, being subject to the terms of a master agreement published by the International Swaps and Derivatives Association, Inc.).

Section 6.07 Transactions with Affiliates. Each Borrower will not and will not permit any Subsidiary to, sell, lease, license or otherwise transfer any property or assets (other than Unrestricted Margin Stock) to, or purchase, lease, license or otherwise acquire any property or assets from, or otherwise engage in any other transactions (other than transactions involving the sale, pledge or other disposition of Unrestricted Margin Stock by such Borrower or Subsidiary) with, any of its Affiliates, except (a) transactions on terms and conditions not materially less favorable to such Borrower or such Subsidiary, as applicable, than could be obtained on an arm’s-length basis from a Person that is not an Affiliate for a comparable transaction, (b) transactions between or among the TopCo Borrower and its Subsidiaries (or an entity that becomes a Subsidiary of the TopCo Borrower as a result of such transaction) (or any combination thereof), (c) the payment of customary fees to directors of the TopCo Borrower or any of its Subsidiaries, and customary compensation, reasonable out-of-pocket expense reimbursement and indemnification (including the provision of directors and officers insurance) of, and other employment agreements and arrangements, employee benefit plans and stock incentive plans paid to, future, present or past directors, officers, managers and employees of the TopCo Borrower or any of its Subsidiaries, (d) transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the TopCo Borrower and its Subsidiaries, (e) loans, advances and other transactions to the extent permitted by the terms of this Agreement, including without limitation any Restricted Payment permitted by Section 6.08 and transactions permitted by Section 6.03, (f) issuances of Equity Interests to Affiliates and the registration rights associated therewith, (g) transactions with Affiliates as set forth on Schedule 6.07 (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not materially adverse to the interests of the Lenders in their capacities as such), (h) any license, sublicense, lease or sublease (1) in existence on the Effective Date (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not materially adverse to the interests of the Lenders in their capacities as such), (2) in the ordinary course of business or (3) substantially consistent with past practices, (i) transactions with joint ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business and Investments permitted by Section 6.05 in joint ventures, and (j) any transactions or series of related transactions with respect to which the aggregate consideration paid, or fair market value of property sold or disposed of, by the TopCo Borrower and its Subsidiaries is less than $10,000,000.

Section 6.08 Restricted Payments. Each Borrower will not and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the TopCo Borrower may declare and pay dividends or make other Restricted Payments with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Equity);

(b) Subsidiaries may (i) make dividends or other distributions to their respective equityholders with respect to their Equity Interests (which distributions shall be (x) made on at least a ratable basis to any such equityholders that are Loan Parties and (y) in the case of a Subsidiary that is not a Wholly-Owned Subsidiary, made on at least a ratable basis to any such equityholders that are the TopCo Borrower or a Subsidiary), (ii) make other Restricted Payments to Loan Parties (either directly or indirectly through one or more Subsidiaries that are not Loan Parties) and (iii) make any Restricted Payments that the TopCo Borrower would have otherwise been permitted to make pursuant to this Section 6.08;

(c) the TopCo Borrower may make Restricted Payments pursuant to and in accordance with restricted stock agreements, stock option plans or other benefit plans for management, directors or employees of the TopCo Borrower and its Subsidiaries;

(d) the TopCo Borrower may repurchase Equity Interests upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or with the proceeds received from the substantially concurrent issue of new Equity Interests;

(e) other Restricted Payments in an aggregate amount not to exceed $25,000,000 in any fiscal year of the TopCo Borrower so long as prior to making such Restricted Payments and immediately after giving effect (including giving effect on a pro forma basis) thereto no Event of Default has occurred and is continuing;

(f) [reserved];

(g) [reserved];

(h) [reserved];

(i) the TopCo Borrower may make repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting or exercise thereof);

(j) the TopCo Borrower may make payments of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the TopCo Borrower;

(k) the TopCo Borrower and its Subsidiaries may make loans or advances to officers, directors, employees, managers, consultants and independent contractors of the TopCo Borrower or any Subsidiary in connection with such Person’s purchase of Equity Interests of the TopCo Borrower; provided that no cash is actually advanced other than to pay taxes due in connection with such purchase, unless immediately repaid; and

(l) the TopCo Borrower may make (i) any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement and (ii) any share repurchase contemplated by the Share Repurchase Program as in effect on the Effective Date.

For purposes of determining compliance with this Section 6.08, (A) a Restricted Payment need not be made solely by reference to one category described in this Section 6.08, but is permitted to be made in part under any combination thereof and (B) in the event that a particular Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (a) through (l) above, the Borrowers may, in their sole discretion, divide or classify all or a portion of such Restricted Payment in a manner that complies with this Section 6.08 and will only be required to include the amount and type of such Restricted Payment (or any portion thereof) in one or more of the above clauses.

Section 6.09 Restrictive Agreements. Each Borrower will not and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the TopCo Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations (to the extent required by the Loan Documents), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the TopCo Borrower or any other Subsidiary, or (to the extent required by the Loan Documents) to Guarantee the Secured Obligations; provided that (i) this Section 6.09 shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Effective Date and identified on Schedule 6.09 and any amendment, modification, refinancing, replacement, renewal or extension thereof that does not materially expand the scope of any such restriction or condition taken as a whole, (C) restrictions and conditions imposed on any Subsidiary or asset by any agreements in existence at the time such Subsidiary became a Subsidiary or such asset was acquired and any amendment, modification, refinancing, replacement, renewal or extension thereof that does not materially expand the scope of any such restriction or condition taken as a whole; provided that such restrictions and conditions apply only to such Subsidiary or asset, (D) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold, (E) customary restrictions and conditions contained in any agreement relating to the disposition of any property pending the consummation of such disposition, (F) restrictions in the transfers of assets encumbered by a Lien permitted by Section 6.02, (G) restrictions or conditions set forth in any agreement governing Indebtedness permitted by Section 6.01; provided that such restrictions and conditions are customary for such Indebtedness as determined in the good faith judgment of the U.S. Borrower, (H) customary provisions restricting assignment of any leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business or restricting the assignment, pledge, transfer or sublease or sublicense of the property leased, licensed or otherwise the subject thereof, (I) customary restrictions on cash or other deposits (including escrowed funds) or net worth imposed under contracts, (J) restrictions and conditions in any agreement evidencing Permitted Convertible Debt that restricts the merger or consolidation of, or the sale of all or substantially all of the assets of, the TopCo Borrower or taken as a whole, are not more restrictive on the TopCo Borrower and its Subsidiaries in any material respect than the comparable restrictions and encumbrances in the Loan Documents, taken as a whole (as reasonably determined by a Responsible Officer of the U.S. Borrower in good faith), (K) [reserved], (L) customary restrictions (as reasonably determined by the U.S. Borrower) in the definitive documentation governing any Receivables Purchase Transaction; (M) prohibitions, restrictions and conditions contained in any agreement or document relating to the consummation of a transaction which is conditioned upon (i) the amendment, restatement, modification or replacement of this Agreement which would have the effect of consenting to such prohibition, restriction or condition or (ii) the repayment in full (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) of Obligations owing under this Agreement and the termination of the Commitments, (N) purchase money obligations for property acquired and obligations in respect of Capital Lease Obligations, to the extent such obligations impose restrictions on the property so acquired, solely as permitted by, the terms of this Agreement, (O) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the TopCo Borrower or any Subsidiary in any manner material to the TopCo Borrower or any Subsidiary, (y) detract from the value of the Collateral in any manner material to the Secured Parties or (z) materially affect any Borrower’s ability to make future principal or interest payments under this Agreement, in each case, as determined by the U.S. Borrower in good faith and (P) any encumbrances or restrictions of the type referred to in the immediately preceding clauses (A) through (O) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to such immediately preceding clauses (A) through (O) above; provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the U.S. Borrower, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (ii) clause (a) of this Section 6.09 shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) clause (a) of this Section 6.09 shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (iv) this Section 6.09 shall not apply to prohibitions, restrictions and conditions imposed on any Unrestricted Margin Stock and (v) this Section 6.09 shall not apply to customary restrictions and conditions with respect to joint ventures.

Section 6.10 Junior Indebtedness and Amendments to Junior Indebtedness Documents and Organizational Documents.

(a) Each Borrower will not and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Junior Indebtedness or any Indebtedness from time to time outstanding under the Junior Indebtedness Documents (any of the foregoing, a “Restricted Debt Payment”), other than each of the following:

(i) regularly scheduled payments of principal, interest and fees (including any penalty interest, if applicable) and payments of fees, expenses and obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the intercreditor or subordination provisions thereof);

(ii) other Restricted Debt Payments in an aggregate amount not to exceed the greater of $111,260,000 and 20.0% of Consolidated EBITDA for the most recently ended Test Period so long as prior to making such Restricted Debt Payments and immediately after giving effect (including giving effect on a pro forma basis) thereto no Event of Default has occurred and is continuing;

(iii) [reserved];

(iv) other Restricted Debt Payments so long so long as prior to making such Restricted Debt Payment and immediately after giving effect (including giving effect on a pro forma basis) thereto (i) no Event of Default has occurred and is continuing and (ii) the Secured Net Leverage Ratio does not exceed 2.50 to 1.00;

(v) Restricted Debt Payments in respect of any Junior Indebtedness with the proceeds of any Permitted Refinancing Indebtedness in respect thereof; and

(vi) in the case of Permitted Convertible Debt, (i) Restricted Debt Payments solely made or settled in Equity Interests (other than Disqualified Equity) of the TopCo Borrower and cash in lieu of fractional shares, (ii) payments and deliveries due upon conversion thereof (subject to the provisions of Section 6.08 hereof); provided that the payment of cash upon such conversion does not exceed the principal amount of such Permitted Convertible Debt being converted, (iii) the redemption, purchase, exchange, early termination or cancellation of Permitted Convertible Debt in an aggregate principal amount not to exceed the Net Proceeds received by the TopCo Borrower from the issuance of additional Permitted Convertible Debt or Equity Interests (other than Disqualified Equity) in connection with a refinancing of the Permitted Convertible Debt being redeemed, purchased, exchanged, terminated or cancelled, (iv) issuance of Equity Interests (other than Disqualified Equity) (and cash in lieu of fractional shares in connection with such issuance) of the TopCo Borrower in connection with any Permitted Warrant Transaction, and (v) payments of the initial purchase price for each Permitted Bond Hedge Transaction.

For purposes of determining compliance with this Section 6.10(a), (A) a Restricted Debt Payment need not be made solely by reference to one category described in this Section 6.10(a), but is permitted to be made in part under any combination thereof and (B) in the event that a particular Restricted Debt Payment meets the criteria of more than one of the categories of Restricted Debt Payments described in clauses (i) through (vi) above, the Borrowers may, in their sole discretion, divide or classify all or a portion of such Restricted Debt Payment in a manner that complies with this Section 6.10(a) and will only be required to include the amount and type of such Restricted Debt Payment (or any portion thereof) in one or more of the above clauses.

(b) Furthermore, each Borrower will not and will not permit any Subsidiary to, amend, modify or waive any provision of (x) any of its organizational documents (other than a change in registered agents) if such amendment, modification or waiver would be materially adverse to the Lenders or would otherwise breach any provision of the Loan Documents, (y) the Junior Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) pursuant to which any Permitted Convertible Debt is issued that would result in such Permitted Convertible Debt no longer constituting Permitted Convertible Debt or (z) the Junior Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) pursuant to which such Indebtedness (other than Permitted Convertible Debt) is issued, where in the case of clause (z) such amendment, modification or waiver provides for the following or which has any of the following effects:

(i) increases the overall principal amount of any such Indebtedness (except through payments-in-kind), except any such increase permitted by Section 6.01;

(ii) shortens or accelerates the date upon which any installment of principal or interest becomes due, increases the amount of any single scheduled installment of principal or interest or adds any additional mandatory redemption provisions, in each case, in a manner that would not have been permitted at the time of incurrence of such Indebtedness; or

(iii) shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness, in each case, in a manner that would not have been permitted at the time of incurrence of such Indebtedness.

Section 6.11 Sale and Leaseback Transactions. Each Borrower will not and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction, unless (a) the Disposition of the property thereunder is permitted by Section 6.04 and (b) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations and obligations under Synthetic Leases) are permitted by Section 6.02.

Section 6.12 Material Intellectual Property. Notwithstanding anything to the contrary, no Intellectual Property that is material to the business of the TopCo Borrower and its Subsidiaries, taken as a whole, that is owned by or exclusively licensed to (a) a Loan Party shall be assigned, transferred or exclusively licensed or exclusively sublicensed to (i) any Subsidiary that is not a Loan Party or (ii) any Affiliate of the TopCo Borrower or any of its Subsidiaries (other than a Loan Party) or (b) a Subsidiary that is not a Loan Party shall be assigned, transferred or exclusively licensed or sublicensed to any Affiliate of the TopCo Borrower or any of its Subsidiaries (other than a Subsidiary of the TopCo Borrower).

Section 6.13 Financial Covenants.

(a) Maximum Secured Net Leverage Ratio. The TopCo Borrower will not permit the Secured Net Leverage Ratio, determined as of the last day of any fiscal quarter of the TopCo Borrower to be greater than (i) in the case of the first fiscal quarter ending after the Closing Date and each fiscal quarter thereafter ending prior to December 31, 2026, 4.00 to 1.00 and (ii) in the case of each fiscal quarter ending after the Closing Date and on or after December 31, 2026, 3.75 to 1.00.

(b) Minimum Consolidated Interest Coverage Ratio. The TopCo Borrower will not permit the Consolidated Interest Coverage Ratio, determined as of the last day of any fiscal quarter of the TopCo Borrower ending after the Closing Date to be less than 2.50 to 1.00.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement applicable to it (or the Subsidiaries, to the extent applicable) contained in Section 5.02(a), 5.03 (solely with respect to the existence of any Borrower), 5.08 or 5.11 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement applicable to it contained in this Agreement (other than those specified in Section 7.01(a), (b) or (d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of the Required Lenders);

(f) the TopCo Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than obligations in respect of Swap Agreements) of the TopCo Borrower or such Subsidiary, as applicable, when and as the same shall become due and payable, which is not cured within any applicable grace period provided for in the applicable agreement or instrument under which such Indebtedness was created; provided that it is understood that (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, in each case, shall not constitute an Event of Default under this Section 7.01(f) and (ii) any Indebtedness that becomes due as a result of a default under any agreement to the extent such default results solely from a sale, pledge or other disposition of Unrestricted Margin Stock, in each case, shall not constitute an Event of Default under this Section 7.01(f); provided further, that an Event of Default under this clause (f) shall continue only so long as the applicable event or condition constituting such Event of Default is not waived or rescinded or deemed cured by the holders of such Indebtedness;

(g) (x) the TopCo Borrower or any Subsidiary fails to observe or perform any agreement or condition (other than payment obligations) that results in any Material Indebtedness (other than obligations in respect of Swap Agreements) becoming due prior to its scheduled maturity or that enables or permits, after the expiration of any applicable grace period, and delivery of any applicable required notice, provided in the applicable agreement or instrument under which such Indebtedness was created, the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (y) there occurs under any Swap Agreement constituting Material Indebtedness an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) under such Swap Agreement as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the amount owed by such Loan Party or such Subsidiary as a result thereof is greater than $75,000,000; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event)

of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) any Material Indebtedness that becomes due as a result of a refinancing thereof permitted by Section 6.01, (iii) any reimbursement obligation in respect of a letter of credit, bankers’ acceptance or similar obligation as a result of a drawing thereunder by a beneficiary thereunder in accordance with its terms, (iv) any such Material Indebtedness that is mandatorily prepayable prior to the scheduled maturity thereof with the proceeds of the issuance of capital stock, the incurrence of other Indebtedness or the sale or other disposition of any assets, so long as such Material Indebtedness that has become due is so prepaid in full with such net proceeds required to be used to prepay such Material Indebtedness when due (or within any applicable grace period) and such event shall not have otherwise resulted in an event of default with respect to such Material Indebtedness, (v) the occurrence of any event that permits holders of any Permitted Convertible Debt or Material Indebtedness constituting convertible Indebtedness to convert such Indebtedness or the conversion of Permitted Convertible Debt or Material Indebtedness constituting convertible Indebtedness, in either case, into common capital stock of the TopCo Borrower (or other securities or property following a merger event, reclassification or other change of the capital stock of the TopCo Borrower), cash or a combination thereof (and any termination of any related Swap Agreement or other hedging instrument) and (vi) any Indebtedness that becomes due as a result of a default under any agreement to the extent such default results solely from a sale, pledge or other disposition of Unrestricted Margin Stock; provided further, that an Event of Default under this clause (g) shall continue only so long as the applicable event or condition constituting such Event of Default is not waived, or rescinded or deemed cured by the holders of such Indebtedness; provided that this clause (g) shall not apply to any early payment requirement or unwinding or termination with respect to any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof, so long as, in any such case, the TopCo Borrower is not the “defaulting party” (or substantially equivalent term) under the terms of such Permitted Bond Hedge Transaction or Permitted Warrant Transaction, as applicable; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding-up, reorganization, examinership, moratorium or other relief in respect of any Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administration, examinership, receivership, administrative receivership, scheme or arrangement, restructuring plan or similar law or regulation now or hereafter in effect or a moratorium in respect of any Indebtedness of any Borrower or any Material Subsidiary or (ii) the appointment of a receiver, administrator, administrative receiver, examiner, liquidator, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) [reserved];

(k) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (to the extent not paid, fully bonded or covered (other than customary deductibles) by a solvent and unaffiliated insurer that has not denied coverage) shall be rendered against the TopCo Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged, unvacated or undismissed for a period of 60 consecutive days during which execution shall not be effectively stayed (by reason of pending appeal or otherwise);

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) (i) any material provision of any Loan Document (subject to the Legal Reservations), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, satisfaction in full of all Secured Obligations, or solely resulting from any action taken by the Administrative Agent or the Lenders, ceases to be in full force and effect; or (ii) a Loan Party contests in writing the validity or enforceability of any provision of any Loan Document for any reason; or a Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document, in each case of this clause (ii) for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or Section 6.04); and

(o) any Collateral Document, after execution thereof, shall for any reason fail to create a valid and perfected first priority security interest in any material portion of the Collateral purported to be covered thereby (subject to Liens permitted by Section 6.02 to be prior and superior or pari passu in right to the Liens under the Collateral Documents), except (i) as permitted by the terms of any Loan Document (including as a result of a transaction permitted under Section 6.03 or Section 6.04) or (ii) as a result of (A) the Administrative Agent no longer having possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents, or (B) as a result of a UCC filing having lapsed because a UCC continuation or amendment statement was not filed in a timely manner.

Section 7.02 Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to any Borrower described in Section 7.01(h) or 7.01(i)), and at any time thereafter during the continuance of such Event of Default, subject to Section 4.03, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrowers, take any or all of the following actions, at the same or different times:

(a) terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(b) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and the other Loan Parties;

(c) [reserved]; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and applicable law.

If an Event of Default described in Section 7.01(h) or 7.01(i) occurs with respect to any Borrower, subject to Section 4.03, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under any other Loan Document, shall automatically become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by each Borrower on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released by each Borrower on behalf of itself and its Subsidiaries. Each Borrower further agrees on behalf of itself and its Subsidiaries, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the premises of any Borrower, another Loan Party or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable and documented out-of-pocket costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as set forth in Section 7.03, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, each Borrower on behalf of itself and its Subsidiaries waives all Liabilities it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

Section 7.03 Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by any Borrower or the Required Lenders, all payments received on account of the Secured Obligations shall, subject to Section 2.21, be applied by the Administrative Agent as follows:

(a) first, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.12(c) payable to the Administrative Agent in its capacity as such);

(b) second, to payment of that portion of the Secured Obligations constituting fees, expenses, indemnities and other amounts (other than principal and interest) payable to the Lenders and the other Secured Parties (including fees and disbursements and other charges of counsel to the Lenders payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c) third, to payment of that portion of the Secured Obligations constituting accrued and unpaid charges and interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d) fourth, (A) to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and (B) to any other amounts owing with respect to Banking Services Obligations and Swap Obligations, in each case, ratably among the Lenders and any other applicable Secured Parties in proportion to the respective amounts described in this clause (d) payable to them;

(e) fifth, to the payment in full of all other Secured Obligations, in each case ratably among the Administrative Agent, the Lenders and the other Secured Parties based upon the respective aggregate amounts of all such Secured Obligations owing to them in accordance with the respective amounts thereof then due and payable;

(f) finally, the balance, if any, after all Secured Obligations have been paid in full, to the Borrowers or as otherwise required by law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01 Authorization and Action.

(a) Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Further, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, hereby irrevocably empower and authorize JPMorgan Chase Bank, N.A. (in its capacity as Administrative Agent) to execute and deliver the Collateral Documents and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender;

provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or any other Secured Party other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii) where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of any jurisdiction other than the United States of America, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties.

The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) The Arranger shall not have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(g) The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the TopCo Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII.

Section 8.02 Administrative Agent’s Reliance, Limitation of Liability, etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof (stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section) is given to the Administrative Agent by any Borrower or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by any Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03 Posting of Communications.

(a) The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) The Administrative Agent and the Lenders agree that, pursuant to procedures approved by the Administrative Agent, the Borrowers may, but shall not be obligated to, make any Communications to the Administrative Agent through an Approved Electronic Platform.

(c) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each of the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and each of the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(e) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(f) Each of the Lenders and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(g) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.04 The Administrative Agent Individually. With respect to its Commitments and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders”, and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the TopCo Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

Section 8.05 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the U.S. Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrowers (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding clause (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the U.S. Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest) and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

Section 8.06 Acknowledgements of Lenders.

(a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans or participations in Letters of Credit hereunder, and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their respective Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Amendment and Restatement Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on or prior to the Amendment and Restatement Effective Date.

(c) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(d) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(e) Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations (or any other Secured Obligations) owed by any Borrower or any other Loan Party.

(f) Each party’s obligations under this Section 8.06(f) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.07 Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, and the Administrative Agent agrees, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral to any Person other than a Loan Party which is permitted pursuant to the terms of the Loan Documents (as certified by the U.S. Borrower (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry)), or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least three Business Days’ prior written request by the U.S. Borrower to the Administrative Agent (or such later date as may be reasonably agreed upon by the Administrative Agent), the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to), at the Borrowers’ expense, execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Loan Parties in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(b) In furtherance of the foregoing and not in limitation thereof, no Banking Services Agreement or Swap Agreement will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Banking Services Agreement or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c) The Secured Parties irrevocably authorize the Administrative Agent, and the Administrative Agent agrees, at the Borrowers’ expense, to (x) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d) or Section 6.02(e) or (to the extent constituting similar Liens on fixed or capital assets (including capital leases) that would otherwise be permitted by Section 6.02(e) save for the basket limitations of Section 6.01(e)) Section 6.02(u), in each case, if the U.S. Borrower certifies that (i) such Lien is permitted by Section 6.02(d) or (e) or (ii) such Lien constitutes a Lien on fixed or capital assets (including capital leases) that would otherwise be permitted by Section 6.02(e) save for the basket limitations of Section 6.02(e) and is permitted by Section 6.02(u), as applicable (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and (y) execute such documents as may be necessary to evidence the subordination of such Liens in accordance with the terms of the Loan Documents and this Section 8.07(c).

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 8.08 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 8.09 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person becomes a Lender party hereto and (y) covenants, from the date such Person becomes a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using Plan Assets in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84- 14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and the conditions are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub- Sections (b) through (g) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of sub-Section (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person becomes a Lender party hereto and (y) covenants, from the date such Person becomes a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger or any of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, the Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) Each of the Administrative Agent and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, arrangement fees, facility fees, commitment fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the TopCo Borrower, to it at:

ALKERMES PLC

Connaught House

1 Burlington Road

Dublin 4, Ireland D04 C5Y6

Attention: Joshua Reed

 Senior Vice President, Chief Financial Officer

Email: [****]

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza,

New York NY 10006

Attention: Amy R. Shapiro

Email: [****]

(ii) if to the U.S. Borrower, to it at:

ALKERMES, INC.

900 Winter Street

Waltham, MA 02451

Attention: Joshua Reed

 Senior Vice President, Chief Financial Officer

Email: [****]

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza,

New York NY 10006

Attention: Amy R. Shapiro

Email: [****]

(iii) (A) if to the Administrative Agent from any Borrower, to JPMorgan Chase Bank, N.A., at the address separately provided to the Borrowers and (B) if to the Administrative Agent from the Lenders, at the address separately provided to such Lender; and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b) Notices and other communications to any Loan Party and the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.14(b), Section 2.14(c), Section 2.14(d) or Section 6.03(c), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the written consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or Event of Default is not considered an extension or increase in Commitment of any Lender), (ii) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest, fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby (except that none of (A) any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) or (B) the waiver or reduction of the obligation of the Borrowers to pay interest or fees at the applicable default rate set forth in Section 2.13(d) shall constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon (other than interest payable at the applicable default rate set forth in Section 2.13(d)), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv)

change Section 2.11(a), 2.11(c), 2.18(b), or 2.18(d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.21(b) or 7.03 without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) (A) [reserved], (B) release any Borrower from its obligations as a Loan Party or from its obligations under Section 9.21 or (C) release all or substantially all of the Subsidiary Guarantors from their obligations under the Guaranty, in each case, without the written consent of each Lender, (viii) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender, (ix) subordinate the Lien on a material portion of the Collateral, taken as a whole, securing the Secured Obligations to the Lien securing any other Indebtedness (other than any Lien permitted pursuant to Section 6.02(c) or 6.02(e)), without the written consent of each Lender directly affected thereby or (x) subordinate the Secured Obligations in right of payment to any other Indebtedness, without the written consent of each Lender directly affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent (it being understood that any change to Section 2.21 shall require the consent of the Administrative Agent). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c) [Reserved].

(d) The Lenders hereby irrevocably authorize the Administrative Agent, and the Administrative Agent agrees, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the satisfaction of the Final Release Conditions, (ii) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Swap Obligations not yet due and payable, Banking Services Obligations not yet due and payable, Unliquidated Obligations for which no claim has been made and other Obligations expressly stated to survive such payment and termination), (iii) constituting property being sold or disposed of to any Person other than a Loan Party or that becomes Excluded Assets if the U.S. Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement or that such property constitutes Excluded Assets (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iv) constituting property leased to any Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (v) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral (except to the extent any of the foregoing constitutes Excluded Assets). In addition, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent, and the Administrative Agent agrees, (i) to subordinate any Lien on any assets granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d) or Section 6.02(e) or (to the extent constituting similar Liens on fixed or capital assets (including capital leases) that would otherwise be permitted by Section 6.02(e) save for the basket limitations of Section 6.02(e)), Section 6.02(u), in each case, if the U.S. Borrower certifies that (A) such Lien is permitted by Section 6.02(d) or (e) or (B) such Lien constitutes a Lien on fixed or capital assets (including capital leases) that would otherwise be permitted by Section 6.02(e) save for the basket limitations of Section 6.02(e) and is permitted by Section 6.02(u), as applicable (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (ii) in the event that the U.S. Borrower shall have advised the Administrative Agent that, notwithstanding the use by each Borrower of commercially reasonable efforts to obtain the consent of such holder (but without the requirement to pay any sums to obtain such consent) to permit the Administrative Agent to retain its liens (on a subordinated basis as contemplated by clause (i) above), the holder of such other Indebtedness that is to be subject to a Lien on property that is permitted by Section 6.02(e) or Section 6.02(d) or (to the extent constituting similar Liens on fixed or capital assets (including capital leases) that would otherwise be permitted by Section 6.02(e) save for the basket limitations of Section 6.02(e)), Section 6.02(u), as applicable, requires, as a condition to the extension of such credit, that the Liens on such assets granted to or held by the Administrative Agent under any Loan Document be released, to release the Administrative Agent’s Liens on such assets or (iii) enter into any intercreditor agreement, subordination agreement or arrangement expressly permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and the Lenders acknowledge that any such intercreditor agreement, subordination agreement or other arrangement is binding upon the Lenders. In each case as specified in this Section 9.02(d), the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request, and in form and substance reasonably satisfactory to the Administrative Agent, to evidence the (x) release of such item of Collateral from the assignment and security interest granted under the Loan Documents and deliver to the Borrowers, at the expense of the Borrowers, any portion of such Collateral so released that is in possession of the Administrative Agent or (y) subordination of its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 9.02(d).

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Section 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender, (iii) such Non-Consenting Lender shall have received the outstanding principal amount of its Loans and (iv) such other bank or other entity consents to such proposed amendment, waiver or consent. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(f) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers or other applicable Loan Parties only, amend, modify or supplement this Agreement or any of the other Loan Documents (i) to cure any ambiguity, omission, mistake, defect or inconsistency or correct any typographical error or other manifest error in any Loan Document, (ii) to comply with local law or advice of local counsel in any jurisdiction the laws of which govern any Collateral Document or that are relevant to the creation, perfection, protection and/or priority of any Lien in favor of the Administrative Agent or (iii) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties.

Section 9.03 Expenses; Limitation of Liability; Indemnity, etc.

(a) Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and the Arranger (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of a single firm as primary counsel, along with a single firm of local counsel in each applicable jurisdiction), in connection with the syndication and distribution (including, without limitation, via the Internet or through a service such as Intralinks and any virtual data room fees) of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved] and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of a single firm as primary counsel, along with a single firm of local counsel in each applicable jurisdiction, for the Administrative Agent, and, in the event of an actual or reasonably perceived conflict of interest (as reasonably determined by the Administrative Agent or the applicable Lender), after consultation with the U.S. Borrower, one additional firm of primary counsel for each group of similarly affected persons, and to the extent required, one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses (subject to the foregoing limitations with respect to legal fees and expenses) incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Limitation of Liability. To the extent permitted by applicable law (i) each Borrower and each other Loan Party shall not assert, and each Borrower and each other Loan Party hereby waives, any claim against the Administrative Agent, the Arranger, any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), (ii) in no event shall any Borrower or any of its affiliates or any of its or their respective officers, directors, employees, advisors or agents (each a “Borrower-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by us, our affiliates or our respective equity holders arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby or thereby and (iii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve any Borrower or any other Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Borrowers shall indemnify the Administrative Agent, the Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of a single firm of primary counsel, along with such specialist counsel as may reasonably be required by the Administrative Agent, and a single firm of local counsel in each applicable jurisdiction for all Indemnitees and, in the event of an actual or reasonably perceived conflict of interest (as reasonably determined by the applicable Indemnitee), one additional firm of counsel to each group of similarly affected Indemnitees and to the extent required, one firm or local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions), but no third party advisors without prior written consent of the U.S. Borrower, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees, (iv) any Loan or the use of the proceeds therefrom, (v) any act or omission of the Administrative Agent in connection with the administration of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (vi) any release of Hazardous Materials on or from any property owned or operated by the TopCo Borrower or any of its Subsidiaries, or any Environmental Liability incurred by, or to the extent relating to, the TopCo Borrower or any of its Subsidiaries, or (vii) any actual or prospective Proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), whether or not such Proceeding is brought by any Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Controlled Related Parties in performing its activities or in furnishing its commitments or services under this Agreement or the other Loan Documents, (ii) a breach by such Indemnitee or any of its Controlled Related Parties of its material obligations under this Agreement or the other Loan Documents or (iii) any dispute solely among Indemnitees (not arising from any act or omission of any Borrower or any of its Affiliates) other than claims against an Indemnitee acting in its capacity as, or in fulfilling its role as, the Administrative Agent or the Arranger under this Agreement or the other Loan Documents). As used above, a “Controlled Related Party” of an Indemnitee means (1) any Controlling Person or Controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (3) the respective agents or representatives of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, Controlling Person or Controlled Affiliate; provided that each reference to a Controlling Person, Controlled Affiliate, director, officer or employee in this sentence pertains to a Controlling Person, Controlled Affiliate, director, officer or employee involved in the arrangement, negotiation or syndication of the credit facilities evidenced by this Agreement. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim; provided further that, the Borrowers shall not be liable for any settlement of any claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding effected without the U.S. Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed). The Borrowers shall not, without the prior written consent of each affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnitee or any injunctive relief or other non-monetary remedy binding on such Indemnitee.

(d) Lender Reimbursement. To the extent that the Borrowers fail to pay any amount required to be paid by them under clause (a) or (c) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable payment is sought) of such unpaid amount (it being understood that the Borrowers’ failure to pay any such amount shall not relieve the Borrowers of any default in the payment thereof); provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such.

(e) Payments. All amounts due under this Section 9.03 shall be payable not later than thirty (30) days after written demand therefor.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(i) (A) the U.S. Borrower (x) during the Certain Funds Period, in the U.S. Borrower’s sole discretion (provided that (i) such consent of the U.S. Borrower shall be deemed to have been given with respect to any Person identified to the Administrative Agent in writing by the U.S. Borrower on or prior to the Amendment and Restatement Effective Date and (ii) no consent of the U.S. Borrower shall be required for an assignment to a Lender) and (y) after the Certain Funds Period, such consent not to be unreasonably withheld, conditioned or delayed (provided that, solely in the case of this clause (y) (I) the U.S. Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof and (II) no consent of the U.S. Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other assignee);

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund; and

(C) [reserved].

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, in each case unless each of the U.S. Borrower and the Administrative Agent otherwise consent; provided that no such consent of the U.S. Borrower shall be required if a Specified Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their respective Affiliates and their Related Parties and the respective securities of each of the foregoing) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person or a Disqualified Institution) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) any Borrower, any Subsidiary of any Borrower or any Affiliate of any Borrower, (c) a Defaulting Lender or its Lender Parent, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.

(i) Subject to acceptance and recording thereof pursuant to clause (b)(ii) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section.

(ii) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Agreement shall be construed so that the Loans and the Commitments are at all times maintained in “registered form” within the meaning of the Code and Treasury Regulations, including without limitation Sections 163(f), 165(j), 871(h)(2), 881(c)(2) and 4701 of the Code.

(iii) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) Section 2.07(b), Section 2.18(e) or Section 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a

Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation and confirmations required under Section 2.17(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under clause (b) of this Section; and shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at any Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under the Code and Treasury Regulations, including without limitation Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the Proposed United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the U.S. Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the U.S. Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the U.S. Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution, any Borrower, any Subsidiary of any Borrower or any of Affiliate of any Borrower) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (2) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and each Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v) The Administrative Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid (except for Unliquidated Obligations) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06 Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such

Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each other Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or any of its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH OTHER LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding (whether in contract or tort or otherwise) arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(d) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each of the parties hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of, and not disclose to any Person, the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); provided that the disclosing Administrative Agent or Lender, as applicable, shall be responsible for compliance by such Persons with the provisions of this Section 9.12, (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) purporting to have jurisdiction over the Administrative Agent, the applicable Lender or its or their applicable Affiliates, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Administrative Agent or such Lender, as applicable, agrees that it will, to the extent practicable and other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, notify the U.S. Borrower promptly thereof, unless such notification is prohibited by law, rule or regulation), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, and only during the Certain Funds Period, to customary undertakings with respect to confidentiality and no front running, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f) upon request by such assignee or Participant, or such prospective assignee of Participant) or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating any Borrower, any of the Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the prior written consent of the U.S. Borrower or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than any Borrower that is not, to the Administrative Agent’s or such Lender’s knowledge, subject to confidentiality obligations in favor of any Borrower. For the purposes of this Section, “Information” means all information received from each of the Borrowers relating to the Borrowers or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS, THE MEMBERS OF THE TARGET GROUP AND THEIR RESPECTIVE AFFILIATES AND RELATED PARTIES OR THE RESPECTIVE SECURITIES OF EACH OF THE FOREGOING, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE OTHER LOAN PARTIES, THE MEMBERS OF THE TARGET GROUP AND THEIR RESPECTIVE AFFILIATES AND RELATED PARTIES OR THE RESPECTIVE SECURITIES OF EACH OF THE FOREGOING. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any person from voluntarily disclosing or providing any information within the scope of this Section 9.12 to any governmental, regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such governmental, regulatory or self-regulatory organization.

Section 9.13 USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act and the requirements of the Beneficial Ownership Regulation hereby notifies each Borrower and each other Loan Party that, pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Borrower or such Loan Party, which information includes the name, address and tax identification number of such Borrower and such Loan Party and other information that will allow such Lender to identify such Borrower and such Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation and other applicable “know your customer” and anti-money laundering rules and regulations.

Section 9.14 Releases of Subsidiary Guarantors.

(a) A Subsidiary Guarantor (which shall not, for the avoidance of doubt, include the U.S. Borrower) shall automatically be released from its obligations under the Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other disposition (other than any lease or license) by any Loan Party (other than to any Borrower or any Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Collateral Documents shall be automatically released.

(b) Further, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to), upon the request of any Borrower, release any Subsidiary Guarantor from its obligations under the Guaranty if (i) such Subsidiary Guarantor is no longer a Material Domestic Subsidiary or Material Irish Subsidiary, becomes an Excluded Subsidiary or is otherwise not required pursuant to the terms of this Agreement to be a Subsidiary Guarantor; provided that, in the event less than 100% of the Equity Interests in such Subsidiary is sold, disposed of or otherwise transferred and such entity remains a Subsidiary, release under this Section 9.14(b) shall only be given effect if (x) such sale, disposition or transfer has been consummated for a bona fide business purpose and (y) the applicable transferee shall not be an Affiliate of any Borrower or (ii) such release is approved, authorized or ratified by the requisite Lenders pursuant to Section 9.02.

(c) At such time as the principal and interest on the Loans, the fees, expenses and other amounts payable under the Loan Documents and the other Secured Obligations (other than Swap Obligations not yet due and payable, Banking Services Obligations not yet due and payable, Unliquidated Obligations for which no claim has been made and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash and the Commitments shall have been terminated (the foregoing, collectively, the “Final Release Conditions”), the Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d) In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release and deliver to the Borrowers any portion of such Collateral so released that is in possession of the Administrative Agent. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent except as may otherwise be expressly agreed in writing by the Administrative Agent and such Loan Party. The Administrative Agent may rely conclusively as to any of the matters described in this Section 9.14 on a certificate provided to it by the U.S. Borrower without further inquiry, which certificate shall be delivered to the Administrative Agent by the U.S. Borrower upon request.

Section 9.15 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.16 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 9.17 No Fiduciary Duty, etc.

(a) Each of the Borrowers acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that neither the Arranger nor any Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and the Arranger and each Credit Party and, if applicable, each of their respective Affiliates is acting solely in the capacity of an arm’s length contractual counterparty to the Borrowers with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person. Each of the Borrowers agrees that it will not assert any claim against the Arranger or any Credit Party based on an alleged breach of fiduciary duty by the Arranger or such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each of the Borrowers acknowledges and agrees that neither the Arranger nor any Credit Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each of the Borrowers shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and neither the Arranger nor any Credit Party shall have any responsibility or liability to any Borrower with respect thereto.

(b) Each of the Borrowers further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that the Arranger and each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Arranger or any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrowers, their Subsidiaries and other companies with which any Borrower or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Arranger or any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, each of the Borrowers acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that the Arranger and each Credit Party and their respective Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which any Borrower or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. Neither the Arranger nor any Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrowers in connection with the performance by the Arranger or such Credit Party of services for other companies, and neither the Arranger nor any Credit Party will furnish any such information to other companies. Each of the Borrowers also acknowledges that neither the Arranger nor any Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower or any of its Subsidiaries, confidential information obtained from other companies.

(d) In addition, JPMorgan has been retained by the Borrowers as cash confirmation financial advisor and financial advisor (in such capacity, each a “Financial Advisor”) to the Borrowers in connection with the Target Acquisition. Each of the Borrowers agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of each Financial Advisor, and on the other hand, the Arranger and each Credit Party and their respective Affiliates’ relationships with the Borrowers in connection with this Agreement, the other Loan Documents and the transactions contemplated thereby.

Section 9.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.20 Marketing Consent. Each of the Borrowers hereby authorizes JPMorgan Chase Bank, N.A. and its affiliates (collectively, “JPMorgan”) and each Lender, at their respective sole expense, and without any prior approval by any Borrower, (A) to disclose the existence of this Agreement, the size and type of the credit facilities, the parties to the Loan Documents, the Effective Date, the Amendment and Restatement Effective Date, the Closing Date and any other information that is otherwise publicly available, in each case, to market data collectors, similar services providers to the lending industry, and service providers to JPMorgan, the Arranger and the Lenders in connection with the administration, settlement and management of this Agreement and the other Loan Documents, in each case, to the extent JPMorgan, the Arranger or the applicable Lender advises such parties of the confidential nature of such information and instructs such parties to keep such information confidential and (B) in consultation with the U.S. Borrower, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as JPMorgan, the Arranger or such Lender may choose, and circulate similar promotional materials, in the form of a “tombstone” or otherwise describing the names of the Borrowers and their respective Affiliates (or any of them), and the type, size and the Effective Date, the Amendment and Restatement Effective Date and the Closing Date of the credit facilities, all at the expense of JPMorgan, the Arranger or such Lender; provided that, without the prior written consent of the U.S. Borrower, such advertisements may not disclose any information other than the existence of this Agreement, the size and type of the credit facilities, the parties to the Loan Documents and the Effective Date, the Amendment and Restatement Effective Date, the Closing Date and any other information that is otherwise publicly available (it being understood and agreed that JPMorgan may not disclose any such information prior to the U.S. Borrower’s filing of this Agreement with the SEC).

Section 9.21 Obligation Joint and Several. Each Borrower hereby unconditionally and irrevocably agrees it is jointly and severally liable to the Administrative Agent, the Lenders and the other Secured Parties for the Secured Obligations. In furtherance thereof, each Borrower agrees that wherever in this Agreement or any other Loan Document it is provided that a Borrower is liable for a payment, such obligation is the joint and several obligation of each Borrower. Each Borrower acknowledges and agrees that its joint and several liability under this Agreement and the Loan Documents is absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever by the Administrative Agent, any Lender or any other Person. Each Borrower’s liability for the Secured Obligations shall not in any manner be impaired or affected by who receives or uses the proceeds of the credit extended hereunder or for what purposes such proceeds are used, and each Borrower waives notice of borrowing requests issued by, and Loans or other extensions of credit made to, other Borrowers. Each Borrower hereby agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to such Borrower against any party liable for payment under this Agreement and the other Loan Documents unless and until the Administrative Agent, each Lender and each other Secured Party has been paid in full and all of the Secured Obligations are satisfied and discharged following termination or expiration of all Commitments of the Lenders to extend credit to the Borrowers. Each Borrower’s joint and several liability hereunder with respect to the Secured Obligations shall, to the fullest extent permitted by applicable law, be the unconditional liability of such Borrower irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Secured Obligations or of any other document evidencing all or any part of the Secured Obligations, (ii) the absence of any attempt to collect any of the Secured Obligations from any other Loan Party or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the amendment, modification, waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent, any Lender or any other Secured Party with respect to any provision of any instrument executed by any other Loan Party evidencing or securing the payment of any of the Secured Obligations, or any other agreement now or hereafter executed by any other Loan Party and delivered to the Administrative Agent, (iv) the failure by the Administrative Agent, any Lender or any other Secured Party to take any steps to perfect or maintain the perfected status of its Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Secured Obligations or the Administrative Agent’s release of any Collateral or of its Liens upon any Collateral, (v) the release or compromise, in whole or in part, of the liability of any other Loan Party for the payment of any of the Secured Obligations, (vi) any increase in the amount of the Secured Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, in each case, if consented to by any other Borrower, or any decrease in the same, or (vii) any other circumstance that might constitute a legal or equitable discharge or defense of any Loan Party. After the occurrence and during the continuance of any Event of Default, the Administrative Agent may proceed directly and at once, without notice to any Borrower, against any or all of Loan Parties to collect and recover all or any part of the Secured Obligations without first proceeding against any other Loan Party or against any Collateral or other security for the payment or performance of any of the Secured Obligations, and each Borrower waives any provision that might otherwise require the Administrative Agent, the Lenders or the other Secured Parties under applicable law to pursue or exhaust its remedies against any Collateral or other Loan Party before pursuing such Borrower or its property. Each Borrower consents and agrees that none of the Administrative Agent, any Lender or any Secured Party shall be under any obligation to marshal any assets in favor of any Loan Party or against or in payment of any or all of the Secured Obligations.

Section 9.22 [Reserved].

Section 9.23 Process Agent. The TopCo Borrower hereby irrevocably and unconditionally (i) agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon Alkermes, Inc., at 900 Winter Street, Waltham, Massachusetts 02451, USA (in such capacity, the “Process Agent”) and the TopCo Borrower hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent to accept such service of any and all such writs, processes and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to the TopCo Borrower shall not impair or affect the validity of such service or of any judgment based thereon. If the Process Agent shall cease to serve as agent for the TopCo Borrower to receive service of process hereunder, the TopCo Borrower shall promptly appoint a successor agent. The TopCo Borrower hereby (i) further consents to the service of process in any suit, action or proceeding by the mailing thereof by the Administrative Agent, the Arranger, any Lender, any Indemnified Person or any of their respective affiliates by registered or certified mail, postage prepaid, at its address set forth in Section 9.01(a)(ii), and (ii) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law, or shall limit the right to sue in any other jurisdiction.

Section 9.24 No Novation. Each Borrower hereby confirms, on behalf of itself and each other Loan Party, that (i) its obligations and liabilities under the Existing Credit Agreement, as modified by this Agreement, and the other Loan Documents to which it is a party remain in full force and effect on a continuous basis after giving effect to this Agreement and nothing in this Agreement shall be deemed to be a novation of any of the Obligations, as defined in the Existing Credit Agreement, (ii) the Credit Parties remain entitled to the benefits of the Guaranty and the security interests granted or created in the Collateral Documents and the other Loan Documents, (iii) notwithstanding the effectiveness of the terms of this Agreement, the Collateral Documents and the other Loan Documents are, and shall continue to be, in full force and effect and are ratified and confirmed in all respects and (iv) from and after the Amendment and Restatement Effective Date, each reference to this “Agreement”, the “Credit Agreement” or other reference originally applicable to the Existing Credit Agreement contained in any Loan Document shall be a reference to this Agreement, as further amended, supplemented, restated or otherwise modified from time to time. Each Borrower ratifies and confirms, on behalf of itself and each other Loan Party, that all Liens granted, conveyed, or assigned to the Administrative Agent by such Person pursuant to each Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations under this Agreement. Notwithstanding any provision of this Agreement or any other Loan Document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of Obligations under this Agreement shall be in substitution in full for, but not in repayment of, the Obligations owed by the Loan Parties under the Existing Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

ALKERMES PLC, as the TopCo Borrower

By:	/s/ Declan O’Connor
Name:	Declan O’Connor
Title:	Board Authorized Signatory

ALKERMES, INC., as the U.S. Borrower

By:	/s/ Blair C. Jackson
Name:	Blair C. Jackson
Title:	President and Chief Operating Officer

[Signature Page to Amended and Restated Bridge Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender

By:	/s/ Helen D. Davis
Name:	Helen D. Davis
Title:	Executive Director

[Signature Page to Amended and Restated Bridge Term Loan Credit Agreement]